Filed Pursuant to Rule 424(b)(3)
Registration No. 333-145520

Prospectus

STERLING MINING COMPANY

This prospectus covers 26,359,633 shares of the common stock of Sterling Mining Company that may be sold from time to time by the persons listed under the caption “Selling Security Holders,” beginning on page 67. The 26,359,633 shares consist of the following:

•

5,343,543 shares from a private placement primarily in the United States completed on January 5, 2007. Sterling Mining issued in the placement 2,600,843 common shares, warrants to purchase 367,792 common shares at an exercise price of $3.75 that expire 90 days following the date of this prospectus, and warrants to purchase 2,374,908 common shares at an exercise price of $4.25 per share that expire November 15, 2008.

•

7,907,300 shares from a private placement primarily in Canada completed on January 18, 2007. Sterling Mining issued in the placement 3,953,650 common shares, warrants to purchase 3,953,650 common shares at an exercise price of $4.25 that expire January 18, 2009, and options to purchase 258,650 units for $2.30 per unit, each unit consisting of one common share and one common stock purchase warrant exercisable at $4.25 per share that expires January 18, 2009.

•

877,500 shares from a private placement in Canada completed on April 30, 2007. Sterling Mining issued in the placement 550,000 common shares, warrants to purchase 292,500 common shares at an exercise price of $4.50 that expire April 30, 2009 and options to purchase 35,000 units for $3.60, each unit consisting of one common share and one-half common stock warrant exercisable at $4.50 per share that expires on April 30, 2009.

•

3,132,353 shares from a private placement primarily in the United States completed on August 2, 2007. Sterling Mining issued in the placement 1,979,861 common shares, warrants to purchase 989,931 common shares at an exercise price of $4.10 that expire August 2, 2009, and options to purchase 108,374 units for $3.25 per unit, each unit consisting of one common share and one-half common stock purchase warrant exercisable at $4.10 per share that expires August 2, 2009.

•

8,978,937 shares from a private placement in Canada completed on August 2, 2007. Sterling Mining issued in the placement 5,585,792 special warrants that will be converted without additional consideration upon the issuance of a receipt for a final prospectus in Canada to 5,585,792 common shares and warrants to purchase 2,792,896 common shares at an exercise price of $4.10 that expire August 2, 2009. Sterling also issued options to purchase 400,165 units for $3.25 per unit, each unit consisting of one common share and one-half common stock purchase warrant exercisable at $4.10 per share that expires August 2, 2009.

•	120,000 shares issued in November, 2006 for the acquisition of a mineral property.

Sterling Mining will receive the proceeds of the exercise of options and warrants described above, if exercised. Sterling Mining will not receive any proceeds or benefit from resale of the shares by the selling security holders.

Quotations for our common stock are reported on the OTC Bulletin Board under the symbol “SRLM.” On August 28, 2007, the closing bid price for our common stock was $3.36 per share.

See “ Risk Factors” beginning on page 3 for information you should consider before you purchase shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 5, 2007.

ii

SUMMARY OF PROSPECTUS

Sterling Mining’s Business:

Sterling Mining Company is engaged in the business of acquiring, exploring, and developing mineral properties, primarily those containing silver and associated base and precious metals. Sterling’s principal mining property is the Sunshine Mine in Idaho, United States. Sterling has developed and implemented a multiphase plan to return the Sunshine Mine to long-term sustainable production. Sterling also has interests in the Barones project and other projects and prospects in Mexico, Montana and Idaho.

Sterling was incorporated under the laws of the State of Idaho on February 3, 1903. Our head office is located at 609 Bank Street, Wallace, Idaho 83873, and we maintain a second administrative office at 2201 Government Way, Suite E, Coeur d’Alene, ID 83814. Our telephone number is (208) 666-4070.

Summary of Selected Financial Information:	The following tables set forth selected financial data for each of the years in the three-year period ended December 31, 2006. The consolidated statement of operations data and balance sheet data are derived from the audited Consolidated Financial Statements of Sterling. The following selected financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements, including the notes thereto.
Consolidated Statement of Operations Data:

	Year Ended December 31,	Year Ended December 31,	Year Ended December 31,
	2006	2005	2004
Net Revenues	$887,524	$491,716	$62,873
Loss from operations	$(6,568,432)	$(4,255,611)	$(5,001,375)
Net income (loss)	$(5,230,395)	$(4,548,957)	$(5,529,707)
Net income (loss) per share:
Basic	$(0.24)	$(0.26)	$(0.36)
Diluted	$(0.24)	$(0.26)	$(0.36)

Consolidated Balance Sheet Data:

	Year Ended December 31, 2006	Year Ended December 31, 2005	Year Ended December 31, 2004
Total assets	$20,920,367	3,655,506	$3,681,847
Current liabilities	5,861,656	849,378	1,024,579
Long-term obligations	519,763	—	—
Cash dividends per common share	$—	—	$—

Quarterly Information

The following tables set forth selected financial data for interim periods ended June 30, 2007. The consolidated statement of operations data and balance sheet data are derived from the unaudited Consolidated Financial Statements of Sterling. The following selected financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements, including the notes thereto.

Consolidated Statement of Operations Data:

	Six Months Ended June 30, 2007	Six Months Ended June 30, 2006
Net Revenues	$1,045,488	$597,033
Loss from operations	$(6,142,665)	$(2,862,964)
Net income (loss)	$(5,921,008)	$(2,864,833)
Net Income (loss) per share
Basic	$(0.20)	$(0.14)
Diluted	$(0.20)	$(0.14)

Consolidated Balance Sheet Data:

June 30, 2007
Total assets	$24,671,597
Current liabilities	$2,967,745
Long-term obligations	$505,832
Cash dividends per common share	$-0-

Risk Factors:

Any involvement in the securities of Sterling involve a high degree of risk and is very speculative due to the nature of Sterling’s business and present stage of development.

•        As Sterling completes additional equity financings, the existing shareholders will experience dilution.

•        There is limited liquidity for Sterling’s common stock.

•        Sterling has limited recent operating history on which to evaluate its potential for future success. Sterling has also a history of net losses.

•        Sterling has limited capital and has minimal revenue to date and will thus need to obtain additional capital to continue operations.

•        Sterling may lose rights to properties if it fails to meet payment requirements or development or production schedules.

•        Sterling’s operations in Mexico are subject to risks associated with the conduct of business, in foreign countries.

•        Sterling could face environmental liabilities with respect to its Sunshine Mine that could have a significant adverse effect on Sterling’s results of operations.

•        Some of Sterling’s directors and officers may have conflicts of interest as a result of their involvement with other natural resource companies.

•        There can be no assurance that Sterling’s insurance will be sufficient.

•        Sterling is reliant upon key personnel.

•        Mineral exploration is by its nature speculative and capital intensive.

•        The title to some of the company’s properties may be uncertain or defective.

•        Exploration programs may not result in a commercial mining operation, resulting in expensing Sterling’s investments.

•        Sterling may be subject to risks and expenditures that may be financially burdensome in connection with the safety regulation of operations at the Sunshine Mine.

•        Sterling may be subject to environmental risks and land reclamation requirements for mineral properties that may be financially burdensome.

•        Sterling faces competition in the acquisition of mining properties and the recruitment and retention of qualified personnel.

•        Fluctuation in the price of silver can significantly affect the Company’s business and financial performance.

See “ Risk Factors.”

The Offering

Maximum shares that may be offered by selling security holders, assuming all options and warrants are exercised by the selling security holders: 26,359,633 shares of common stock

Proceeds to Sterling assuming all options and warrants covering shares that may be offered by selling security holders are exercised: $48,067,950.95

Use of proceeds from option and warrant exercises: Rehabilitation of the Sunshine Mine and general working capital needs.

RISK FACTORS

Risks Related to the Common Shares

As Sterling completes additional equity financings, the existing shareholders will experience dilution.

Sterling believes its working capital is sufficient, based on the current mine development plan, to complete the work required to commence production at the Sunshine Mine in December 2007. Sterling cannot predict at this time what level of production may be achieved, how it will impact revenue in 2008, or whether it will achieve positive cash flow from operations. Should unexpected events prevent commencement of production in 2007 as planned, or cash flow from operations not become positive in 2008 for any reason, Sterling may be required to seek additional equity or debt financing. Any additional equity financing that it obtains or the exercise of existing warrants would have the effect of diluting existing shareholders.

There is limited liquidity for the common shares that could have a depressive effect on the value of your investment.

The common shares are not currently listed on any exchange in the United States. On June 18, 2007, Sterling filed a non-offering prospectus in Ontario, Canada for the purpose of obtaining a listing on the Toronto Stock Exchange, but Sterling has yet to obtain that listing. Quotations for our common stock are published on the Over the Counter Bulletin Board. The OTC Bulletin Board is an unorganized, inter-dealer, over-the-counter market that provides significantly less liquidity than other markets. Purchasers of our common stock may, therefore, have difficulty selling their shares should they desire to do so, and the lack of liquidity could adversely affect the market price for the common stock.

Risks Related to the Business of Sterling

Sterling has a limited recent operating history on which to evaluate its potential for future success. Sterling also has a history of net losses.

Although Sterling was founded in 1903, it was reactivated in 1998 with substantial activity beginning in 2003. Sterling’s business since that time represents a limited operating history upon which shareholders or prospective shareholders can evaluate its business and prospects. Sterling has a history of net losses. Furthermore, since its reactivation in 2003, Sterling has not generated sufficient revenues to cover its expenses and costs. There is no assurance that Sterling will ever be able to generate sufficient revenues to render its operations profitable.

Sterling has limited capital and has minimal revenue to date and will thus need to obtain additional capital to continue operations.

Cumulative revenues over the five-year period ended December 31, 2006, were $1,454,761. During this period, we did not have significant revenues from operations until 2005. As a mineral exploration and development company, Sterling will sustain operating expenses without corresponding revenues. This will result in Sterling incurring significant net operating losses until it can bring a property into production or lease, joint venture or sell any property it holds or may acquire. Sterling will need to obtain additional financing in the future to fund exploration and development activities or acquisitions of additional properties or other interests that may be appropriate to enhance Sterling’s financial or operating interests. If Sterling’s exploration programs successfully locate an economic ore body, additional funds will be required to place it into commercial production. Substantial expenditures would be required to establish ore reserves through drilling, to develop metallurgical processes to extract the metals from the ore and to construct the mining and processing facilities at any site chosen for mining.

If Sterling fails to obtain additional financing, it will have to delay or cancel further exploration of properties it now holds or may acquire, and it could lose all of its interest in its properties. Sterling has historically raised capital through equity financing and it is expected Sterling will seek to raise additional capital in the future through equity or debt financing, joint ventures, production sharing arrangements or other means. There can be no assurance that Sterling will be able to obtain necessary financing in a timely manner on acceptable terms, if at all. If additional financing is not available, it may have to postpone the development of, or sell, one or more of its property interests.

Sterling may lose rights to properties if it fails to meet payment requirements or development or production schedules.

Sterling derives the rights to most of its mineral properties from unpatented mining claims, leaseholds, joint ventures or purchase option agreements, which require the payment of maintenance fees, rents, or purchase price installments, exploration expenditures, or other fees. In 2004, 2005 and 2006, these fees totaled $301,300, $302,800 and $332,800, respectively, and, based on properties in which Sterling currently has an interest, are expected to total $348,800 for 2007. If Sterling fails to make these payments when they are due, the rights to the various properties may lapse. There can be no assurance that Sterling will always make payments by the requisite payment dates. In addition, some contracts with respect to the mineral properties require development or production schedules. There can be no assurance that Sterling will be able to meet any or all of the development or production schedules. Sterling’s ability to purchase, transfer or sell rights to mineral properties may require government approvals or third party consents, which may not be granted.

Sterling’s operations in Mexico are subject to risks associated with the conduct of business in foreign countries.

Sterling conducts mining, development or exploration activities in the United States and Mexico. Our foreign mining investments are subject to the risks normally associated with the conduct of business in foreign countries. These risks may include invalidation of governmental permits, uncertain political and economic environments, arbitrary changes in laws or policies and limitations on foreign ownership. The occurrence of one or more of these risks could have a material and adverse effect on our interest and investment in foreign properties, or on the viability of affected foreign operations and our results of operations.

Sterling could face environmental liabilities with respect to its Sunshine Mine that could have a significant adverse effect on results of operations.

In 1994, Sunshine Mining and Refining Company (former owner of the Sunshine Mine) determined it was a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), and entered into a Consent Decree with the Environmental Protection Agency (“EPA”) and the State of Idaho concerning environmental remediation obligations at the Bunker Hill Superfund site, a 21-square mile site located near Kellogg, Idaho. The 1994 Consent Decree (the “1994 Decree”) settled their response-cost responsibility under CERCLA at the Bunker Hill site. In August 2000, Sunshine Mining and Refining Company filed for Chapter 11 bankruptcy and in January 2001, the United States Federal District Court in Idaho approved a new Consent Decree between Sunshine Mining and Refining Company, the U.S. Government and the Coeur d’Alene Indian Tribe, which settled its environmental liabilities in the Coeur d’Alene River Basin and released it from further obligations under the 1994 Decree. Sterling inherited the Sunshine Mine obligations under the new Consent Decree when it acquired its interest in the property, which means Sterling may be required to pay royalties if the price of silver is at certain levels and Sterling begins recovering silver from the mine. Other properties acquired by Sterling that surround the Sunshine Mine are not subject to the royalty as Sterling is not a party to the Consent Decree. While Sterling does not expect the royalty payments will be significant in relation to operation of the mine or results of operations if and when production commences, this history highlights the fact that environmental regulation and litigation for past, present, or future mining operations can have significant effects on a mining company and its ability to operate successfully.

Some of Sterling’s directors and officers may have conflicts of interest as a result of their involvement with other natural resource companies, which could adversely affect the management of Sterling’s future operations and activities.

Some of Sterling’s directors and officers are directors or officers of other natural resource or mining-related companies. These associations may give rise to conflicts of interest from time to time. There is no assurance these conflicts will be resolved in favor or to the benefit of Sterling. If a conflict of interest situation arises and it is not resolved appropriately with respect to the interest of Sterling, the result could have an adverse effect on Sterling’s participation in business opportunities, the manner in which the operations of Sterling are managed, or Sterling’s results of operations.

Sterling’s insurance coverage for its mine operations is limited, so the occurrence of a substantial uninsured loss would have significant adverse effect on Sterling’s financial condition and results of operations.

Insurance coverage for Sterling’s mining operations now and in the future is limited by what is affordable to Sterling and by the types and limits of coverage available at rates that are reasonable in relation to the risk. Sterling’s insurance may not provide sufficient insurance coverage for losses related to property, business interruption, or liability. In addition, Sterling does not have coverage for certain environmental losses and other risks, as such coverage cannot be purchased at a commercially reasonable cost. If a substantial uninsured loss or liability should arise, the resulting expense would negatively impact results of operations and paying for the loss or liability would adversely affect the Sterling’s financial condition.

Risks Related to Our Industry

Mineral exploration is by its nature highly speculative and capital intensive, which increases the risk of loss of your investment.

Most of Sterling’s properties are considered mineral exploration properties. Mineral exploration is highly speculative and capital intensive. Most exploration efforts are not successful, in that they do not result in the discovery of mineralization of sufficient quantity or quality to be profitably mined. The operations of Sterling are also indirectly subject to all of the hazards and risks normally incident to mineral exploration. These risks include: insufficient ore reserves, fluctuations in production costs that may make mining of reserves uneconomic, significant environmental and other regulatory restrictions, labor disputes, geological problems, failure of pit walls or dams and the risks of injury to persons, property or the environment.

The titles to some of our properties may be uncertain or defective, thus risking our investment in such properties.

Certain of our United States mineral rights consist of “patented” and “unpatented” mining claims created and maintained in accordance with the U.S. General Mining Law of 1872. Unpatented mining claims are unique U.S. property interests, and are generally considered to be subject to greater title risk than other real property interests because the validity of unpatented mining claims is often uncertain. This uncertainty arises, in part, out of the complex federal and state laws and regulations that supplement the General Mining Law. Also, unpatented mining claims and related rights, including rights to use the surface, are subject to possible challenges by third parties or contests by the federal government. The validity of an unpatented mining claim, in terms of both its location and its maintenance, is dependent on strict compliance with a complex body of federal and state statutory and decisional law. In addition, there are few public records that definitively control the issues of validity and ownership of unpatented mining claims. While we have no reason to believe that the existence and extent of any of our properties are in doubt, title to mining properties are subject to potential claims by third parties claiming an interest in them.

Exploration programs may not result in a commercial mining operation, resulting in expensing our investment with little or no chance of recovering the investment.

Mineral exploration involves significant risk because few explored properties contain bodies of ore that would be commercially economic to develop into producing mines. The determination of whether the extraction and production of mineral deposits are economic is affected by numerous factors beyond our control. These factors include market price fluctuations for precious metals, the proximity and capacity of natural resource markets, processing equipment and government regulations. If exploration programs do not result in the discovery of commercial ore, our investments in the properties will be expensed.

We may be subject to risks and expenditures that may be financially burdensome in connection with the safety and regulation of operations at the Sunshine Mine, which would adversely affect results of operations.

Our U.S. mining operations are subject to inspection and regulation by the Mine Safety and Health Administration of the United States Department of Labor (“MSHA”) under the provisions of the Mine Safety and Health Act of 1977. The Occupational Safety and Health Administration (“OSHA”) also has jurisdiction over safety and health standards not covered by MSHA. Our policy is to comply with applicable directives and regulations of MSHA and OSHA. We have has made and expects to make in the future, significant expenditures to comply with these laws and regulations. Changes to the current laws and regulations governing the operations and activities of mining companies, including changes to the U.S. General Mining Law of 1872, and permitting, environmental, title, health and safety, labor and tax laws, are actively considered from time to time. We cannot predict which changes may be considered or adopted and changes in these laws and regulations could have a material adverse impact on our business. Expenses associated with the compliance with new laws or regulations could be material. Further, increased expenses could prevent or delay exploration or mine development projects and could therefore affect future levels of mineral production.

We may be subject to environment risks and land reclamation requirements for mineral properties that may be financially burdensome.

We are subject to potential risks and liabilities associated with environmental compliance and the disposal of waste rock and materials that could occur as a result of its mineral exploration and production. To the extent that we are subject to environmental liabilities, the payment of such liabilities or the costs that we may incur to remedy any non-compliance with environmental laws would reduce funds otherwise available to us and could have a material adverse effect on our financial condition or results of operations. If we are unable to fully remedy an environmental problem, we might be required to suspend operations or enter into interim compliance measures pending completion of the required remedy. The potential exposure may be significant and could have a material adverse effect on our operations and financial condition. We have not purchased insurance for environmental risks (including potential liability for pollution or other hazards as a result of the disposal of waste products occurring from exploration and production) because it is not generally available at a reasonable price or at all.

Although variable depending on location and the governing authority, land reclamation requirements are generally imposed on mineral exploration companies in order to minimize long term effects of land disturbance. Reclamation may include requirements to control dispersion of potentially deleterious effluents and to reasonably re-establish pre-disturbance land forms and vegetation. In order to carry out reclamation obligations imposed on Sterling in connection with its mineral exploration, Sterling must allocate financial resources that might otherwise be spent on further exploration programs.

The Company may be significantly affected by fluctuations in the price of silver.

The business and financial performance of the Company will be significantly affected by fluctuations in the price of silver. The price of silver is volatile, can fluctuate substantially and is affected by numerous factors that are beyond the control of Sterling, including industrial and jewelry demand around the world, the strength of U.S. dollars and of other currencies, inflation and regional and global politics. If silver prices should decline significantly and remain at low market levels for a sustained period, the Company would be adversely affected and it may be unable to operate at a profit.

We face competition in the acquisition of mining properties and the recruitment and retention of qualified personnel, which could impair our ability to advance current and proposed operations and limit opportunities for growth.

We compete with other mineral exploration and mining companies, many of which have greater financial resources than we do, for the acquisition of mineral claims, leases and other mineral interests as well as for the recruitment and retention of qualified employees and other personnel. If we require and are unsuccessful in acquiring additional mineral properties or personnel, we will not be able to grow at the rate we desires or at all.

FORWARD LOOKING STATEMENTS

This non-offering prospectus (the “Prospectus”) may contain certain “forward-looking” statements within the meaning of certain securities laws, including the “safe harbour” provisions of the Securities Act (Ontario) and the United States Private Securities Litigation Reform Act of 1995 and are based on expectations, estimates and projections as of the date of this Prospectus, which represent Sterling’s expectations or beliefs, including but not limited to, statements concerning its operations, economic performance, financial condition, growth and acquisition strategies, investments, and future operational plans. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intent,” “could,” “estimate,” “might,” “plan,” “predict” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements.

This Prospectus contains forward-looking statements, many assuming that Sterling secures adequate financing and is able to continue as a going concern, including statements regarding, among other things, (a) Sterling’s plans for bringing the Sunshine Mine in Idaho back into silver production, (b) Sterling’s plans for developing and producing from its properties in Mexico, (c) Sterling’s plans for exploring out other mineral properties, (d) Sterling’s growth strategies, (e) anticipated trends in Sterling’s industry, (f) Sterling’s future financing plans, (g) Sterling’s anticipated need for working capital, (h) the impact of environmental laws, (i) the availability of labor and equipment, and (j) title to and rights to exploit Sterling’s mineral properties. These statements may be found under the sections entitled “General Development of the Business,” and “Management’s Discussion and Analysis” as well as in this Prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks discussed under the section entitled “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

Given these risks and uncertainties, readers are cautioned not to place undue reliance on Sterling’s forward-looking statements.

GLOSSARY OF TECHNICAL TERMS

The following is a glossary of selected mining terms used in the Prospectus that may be technical in nature:

Adit:	An opening driven horizontally into the side of a mountain or hill for providing access to a mineral deposit.

Andesite:	Dark, fine grained extrusive volcanic rock.

Anticline:	An arch or fold in layers of rock shaped like the crest of a wave.

Assay:	A chemical test performed on a sample of ores or minerals to determine the amount of valuable metals contained.

Base Metal:	Any non-precious metal (e.g. copper, lead, zinc, nickel, etc.).

Bedding:	The arrangement of sedimentary rocks in layers.

Bornite:	Copper sulfide mineral. A copper ore mineral.

Breccia:	A rock in which angular fragments are surrounded by a mass of fine-grained minerals.

Caldera:	A large basin shaped volcanic depression of a roughly circular shape.

Chalcocite:	Copper sulfide mineral. A primary copper ore mineral.

Concentrate:	A fine, powdery product of the milling process containing a high percentage of valuable metal.

Conglomerate:	A sedimentary rock consisting of rounded, water-worn pebble or boulders cemented into a solid mass.

Contact:	A geological term used to describe the line or plane along which two different rock formations meet.

Core:	The long cylindrical piece of rock, about an inch in diameter, brought to surface by diamond drilling.

Crosscut:	A horizontal opening driven from a shaft and (or near) right angles to the strike of a vein or another ore body.

Deposit:	A natural occurrence of mineral or mineral aggregate, in such quantity and quality to invite exploitation.

Development:	Work carried out for the purpose of opening up a mineral deposit and making the actual ore extraction possible.

Diamond Drill:	A rotary type of rock drill that cuts a core of rock that is recovered in long cylindrical sections, two centimeters or more in diameter.

Dike	A tabular body of igneous rock that has been injected while molten into a fissure.

Dilution (mining):	Rock that is, by necessity, removed along with the ore in the mining process, subsequently lowering the grade of the ore.

Dip:	The angle at which a vein, structure or rock bed is inclined from the horizontal as measured at right angles to the strike.

Discordant:	Non parallel contact between rock formations.

Dore:	Unparted gold and silver poured into molds when molten to form buttons or bars. Further refining is necessary to separate the gold and silver.

Drift:	A horizontal underground opening that follows along the length of a vein or rock formation as opposed to a cross-cut which crosses the rock formation.

Due Diligence:	The degree of care and caution required before making a decision; loosely, a financial and technical investigation to determine whether an investment is sound.

EPA:	Environmental Protection Agency. A part of the United States government that enforces environmental laws and provides information and guidance to policy makers.

Epithermal:	Low temperature, hydrothermal, vein forming deposit created near the surface of the earth.

Exploration:	Work involved in searching for ore, usually by drilling or driving a drift.

Fissure:	An extensive crack, break or fracture in rocks.

Footwall:	The rock on the underside of a vein or ore structure.

Flotation:	The separation of the particles of a mass of pulverized ore according to their relative capacity for floating on a given liquid.

Fracture:	A break in the rock, the opening of which allows mineral bearing solutions to enter. A “cross-fracture” is a minor break extending at more-or-less right angles to the direction of the principal fractures.

Galena:	Lead sulfide, the most common ore mineral of lead.

Gangue:	Vein minerals that have no economic value.

Grade:	The average assay of a ton of ore, reflecting metal content.

High Grade:	Rich ore. As a verb, it refers to selective mining of the best ore in a deposit.

Host Rock:	The rock surrounding an ore deposit.

Intrusive:	Igneous rocks that crystallize below Earth’s surface.

Level:	The horizontal openings on a working horizon in a mine; it is customary to work mines from a shaft, establishing levels at regular intervals, generally about 50 meters or more apart.

Limestone:	A bedded, sedimentary deposit consisting chiefly of calcium carbonate.

Lode:	A mineral deposit in solid rock.

LOM:	Life of Mine. The period of time for which a mine may continue to operate.

Mill:	A processing plant that produces a concentrate of the valuable minerals or metals contained in an ore. The concentrate must then be treated in some other type of plant, such as a smelter, to affect recovery of the pure metal.

Mineral:	A naturally occurring homogeneous substance having definite physical properties and chemical composition and, if formed under favorable conditions, a definite crystal form.

Mineralized Material or Deposit:	A mineralized body which has been delineated by appropriate drilling and/or underground sampling to support a sufficient tonnage and average grade of metal(s) for potential development. Under SEC standards, such a deposit does not qualify as a reserve until a comprehensive evaluation, based upon unit cost, grade, recoveries, and other factors, conclude economic feasibility.

Mineralization:	The presence of potentially economic minerals in a specific area or geological formation.

Net Profit Interest:	A portion of the profit remaining after all charges, including taxes and bookkeeping charges (such as depreciation) have been deducted.

NPDES:	National Pollutant Discharge Elimination System. A permit program of the EPA that controls water pollution by regulating point sources that discharge pollutants into waters of the United States

Orebody:	A natural concentration of valuable material that can be extracted and sold at a profit.

Ounce:	A troy ounce. There are 14.5833 troy ounces in one pound.

Patent:	The ultimate stage of holding a mineral claim in the United States, after which no more assessment work is necessary because all mineral rights have been earned.

Patented Mining Claim:	A parcel of land originally located on federal lands as an unpatented mining claim under the General Mining Law, the title of which has been conveyed from the federal government to a private party pursuant to the patenting requirements of the General Mining Law.

Prospect:	A mining property, the value of which has not been determined by exploration.

Reclamation:	The restoration of a site after mining or exploration activity is completed.

Recovery:	The percentage of valuable metal in the ore that is recovered by metallurgical treatment.

Reserves:	The economically mineable part of a measured or indicated mineral resource demonstrated by at least a preliminary feasibility study. This study must include adequate information on mining, processing, metallurgical, economic and other relevant factors that demonstrate, at the time of reporting, that economic extraction can be justified. A reserve includes diluting materials and allowances for losses that may occur when the material is mined.

Sample:	A small portion of rock or a mineral deposit, taken so that the metal content can be determined by assaying.

SEC	The United States Securities and Exchange Commission.

Sedex	An abbreviation for sedimentary exhalative, which are ore deposits that are interpreted to have been formed by release of ore-bearing hydrothermal fluids into a water body resulting in the precipitation of ore.

Shaft:	A vertical or steeply inclined excavation for the purpose of opening and servicing a mine. It is usually equipped with a hoist at the top which lowers and raises a conveyance for handling personnel and materials.

Shear or Shearing:	The deformation of rocks by lateral movement along numerous parallel planes, generally resulting from pressure and producing such metamorphic structures as cleavage and schistosity.

Silicified:	Pore filling and mineral replacement by silica and silica minerals.

Stope:	An underground excavation from which ore has been extracted either above or below mine level.

Stratigraphy:	Strictly, the description of bedded rock sequences; used loosely, the sequence of bedded rocks in a particular area.

Stratabound:	A mineral deposit confined to a single stratigraphic unit. Typically disseminated but can occur as veinlets.

Strike:	The direction, or bearing from true north, of a vein or rock formation measured on a horizontal surface.

Sublevel:	A level or working horizon in a mine between main working levels.

Sulfide:	A compound of sulfur and some other element.

Syngenetic:	A mineral deposit formed at the same time as the formation of the host rock.

Tetrahedrite:	A copper silver sulfide mineral. An important copper and silver ore mineral.

Ton:	A short ton. There are 2,000 pounds in a short ton.

Unpatented Mining Claim:	A parcel of property located on federal lands pursuant to the General Mining Law and the requirements of the state in which the unpatented claim is located, the paramount title of which remains with the federal government. The holder of a valid, unpatented lode mining claim is granted certain rights including the right to explore and mine such claim under the General Mining Law.

Volcanic:	Pertaining to the activities, structure, or rock types of a volcano.

Vein:	A mineralized zone having a more or less regular development in length, width and depth which clearly separates it from neighboring rock.

Wall Rocks:	Rock units on either side of an orebody. The hanging-wall and footwall rocks of an orebody.

Waste:	Barren rock in a mine, or mineralized material that is too low in grade to be mined and milled at a profit.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form S-1 with respect to the common stock covered by this prospectus with the SEC in accordance with the Securities Act of 1933, and the rules and regulations enacted under its authority. This prospectus, which constitutes a part of the registration statement, does not contain all of the information included in the registration statement and its exhibits and schedules. Statements contained in this prospectus regarding the contents of any document referred to in this prospectus are not necessarily complete, and in each instance, we refer you to the full text of the document which is filed as an exhibit to the registration statement. Each statement concerning a document which is filed as an exhibit should be read along with the entire document. For further information regarding us and the common stock offered in this prospectus, we refer you to the registration statement and its exhibits and schedules, which may be inspected without charge at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at (800) 732-0330 for further information on the Public Reference Room.

We currently file periodic reports pursuant to the Securities Exchange Act of 1934. All of our reports, such as annual and quarterly reports, and other information, such as proxy statements, are filed electronically with the SEC. The SEC maintains a web site at (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Copies of the reports, proxy statements, and other information may be read and copied at the SEC’s Public Reference Room.

On June 18, 2007, Sterling filed a non-offering prospectus in Ontario, Canada for the purpose of obtaining a listing on the Toronto Stock Exchange. As part of the filing process, Sterling was required to prepare and file a report on its properties, including the Sunshine Mine, in accordance with National Instrument 43-101, which is an instrument developed by the Canadian Securities Administrators and administered by the provincial securities commissions that governs how issuers in Canada disclose scientific and technical information about their mineral projects to the public. Sterling’s report filed in Canada contains statements and information regarding “proven reserves” and “probable reserves,” which cannot be disclosed in periodic reports or registration statements filed with the SEC under its rules regulations. The report filed in Canada also includes information regarding “measured resource,” “indicated resource,” and “inferred resource,” which are not terms recognized by the SEC for purposes of disclosure regarding mineral properties. Persons in the United States considering an investment in our common stock are cautioned not to place any reliance on the information regarding the mineral properties of Sterling presented in its report filed in Canada and to rely solely on the information presented in the prospectus for purposes of evaluating Sterling.

OUR BUSINESS

General

Sterling is engaged in the business of acquiring, exploring, and developing mineral properties, primarily those containing silver and associated base and precious metals.

Sterling was founded in 1903 by John Presley for the purpose of acquiring, exploring and developing mineral resource properties, primarily precious and associated base metals. Sterling initially staked the East-West Link claims which are still held by Sterling. In the first 30 years, early exploration included the driving of six tunnels onto the property. In 1951, Day Mines and later associated entities leased the key Sterling property for exploration purposes. In 1996, Coeur d’Alene Mines Corporation (through a subsidiary) leased the original Sterling East-West link claims. In 1998, Sterling embarked on an expansion program in the Silver Valley of Idaho to add silver exploration prospects. Beginning with 340 acres of mining claims, this expansion program reached a total of approximately 19,000 acres under control by ownership, lease or option by 2007.

Sterling was essentially dormant in 2001 and 2002, and during this period had no revenues and incurred administrative expenses of approximately $40,000. In 2003, Sterling signed a lease with an option to purchase the Sunshine Mine, opening an office at the mine site. We began repairs and rehabilitation, began assembling a team to develop a new mine plan and business model for the mine, and in September 2003, began a surface exploration program. We also acquired various mineral leases in the Silver Valley area in Idaho and also in Montana. In 2004 and 2005, we began operations and exploration in the Zacatecas region of Mexico, acquiring several properties. In 2005, we began limited production of silver from the Barones plant in Mexico and continued the rehabilitation of the Sunshine Mine. During 2006, we began driving the Sterling Tunnel, purchased the tailing impoundment and completed a private placement of our securities to fund the activities.

Sterling is generally not affected by seasonality. The only seasonal affect on the Sunshine Mine could be a delay of supplies in the winter due to extreme snowfall preventing delivery of mine supplies.

Our Goals and Objectives

Sterling operates in two geographical locations or segments. The first is our exploration and development of mineral properties in the Northwestern part of the United States, where our principal focus is on rehabilitating and bringing back into production the Sunshine Mine in Idaho. The other geographical segment is in Mexico, where we are focusing on advancing the Barones project and exploration on its other prospects and projects in the state of Zacatecas, Mexico, and where we began processing tailings from the Barones property in 2005 to recover primarily silver.

Our mission is to become a significant publicly-traded primary silver mining company. Our business plan is to (i) expand silver assets and production; (ii) explore and develop the Sunshine Mine with an objective of eventual return to full and sustainable production; (iii) develop and implement a capitalization strategy to increase shareholder liquidity; and (iv) acquire or develop a pipeline of silver prospects and projects designed to provide leverage to silver and cash flow to support development of our flagship Sunshine Mine.

Sterling has identified the regional mineral geology of the Pacific Northwest, stretching from the U.S.-Canadian border south through Idaho then turning east into Montana, as a possible area for exploration and Sterling has particularly focused on the Coeur

d’Alene Mining District in Idaho. Within this district, the Company is seeking, through exploration or acquisition, to build a portfolio of assets ranging from exploration prospects to former producing mines. Sterling chose silver as the prime metal that it will seek to acquire and develop for several reasons, including the current supply-demand ratio.

Our primary objective is to return the Sunshine Mine to long-term sustainable production. From late 2005 to date, our activity with respect to the Sunshine Mine included finalization of the Phase III Mine Planning Study, infrastructure rehabilitation, underground rehabilitation of infrastructure, and expansion of the surface and underground “upper country” exploration program. The Phase III activities included the following: continued renovation and development of the Sunshine Mine; addition of experienced mining professionals with underground mining experience; assessment of the cost of putting the Mine into production; review of a conceptual mine plan by an independent engineering firm; and development of a current mine plan.

In 2004 and 2005, we began operations and exploration in the Zacatecas region of Mexico, acquiring several projects. In 2005, we produced silver from the Barones plant in Mexico and continued the rehabilitation of the Sunshine Mine. During 2006, the Company began drilling the Sterling Tunnel, which was completed in April 2007, and completed a private placement of common shares to fund the activities.

In 2004 and 2005, we began operations and exploration in the Zacatecas region of Mexico, acquiring several projects. In 2005, we produced silver from the Barones plant in Mexico. Our business plan for our Mexican properties includes the following: focus on expanding production through additional process and capital improvements at the Barones property; conduct ongoing metallurgical tests; drilling and evaluation of the properties in order to develop mineral resources; and seeking joint venture partners to participate in development. During 2006, we completed continued initial exploration activities to refine a development plan of the area.

Recent Developments

On October 20, 2006, we entered into a definitive purchase agreement with Essential Metals Corporation (“EMC”) to acquire the Big Creek tailings pond facility that we intend to use in conjunction with managing waste water from the Sunshine Mine and the operation of the ore concentrating mill for the mine. Under the agreement, we paid $4.5 million and conveyed a 16-acre parcel of land to EMC in exchange for the tailings pond property and related easements, water rights and permits. We paid an initial deposit of $100,000 earlier in October 2006, an additional payment of $500,000 on October 20, 2006, and a final payment of $3.9 million on January 22, 2007. On January 23, 2007, we received the title documents and related instruments pertaining to the tailings pond property and the transaction was closed.

In October 2006, we commenced a private offering solely to U.S. accredited investors of units at $2.70 per unit, each unit consisting of one common share, one warrant to purchase a common share at an exercise price of $4.25 per share that expires November 15, 2008, and one-quarter of a warrant to purchase a common share at an exercise price of $3.75 per share that expires on the latter of April 20, 2007 or 90 days following the effective date of a registration statement filed to permit resale of the common stock included in the units and underlying the warrants. On January 5, 2007, the offering was closed after the sale of 2,334,908 units at a gross purchase price of $6,304,250. The shares of common stock, warrants, and common stock underlying the warrants are being registered for resale as described in this prospectus.

On January 18, 2007, we closed an $8,498,500 private placement offering to institutional and accredited investors in Canada and the United States, consisting of 3,695,000 units at a price of $2.30 per unit. Each unit consists of one common share and one common share purchase warrant. Each warrant is exercisable for one common share at an exercise price of $4.25 that expires 24 months following the closing date of the offering. The common shares, warrants, and common shares underlying the warrants have not been registered under the Securities Act of 1933, or any state securities laws. Proceeds from the private placement were used to complete the purchase of the Big Creek tailings pond from EMC, and for ongoing rehabilitation and upgrade of the Sunshine Mine and general working capital purposes. The common shares sold to the purchasers and the common shares underlying the warrants are being registered for resale as described in this prospectus.

On April 30, 2007, Sterling Mining closed a $1,800,000 private placement offering consisting of 500,000 units at a price of US$3.60 per unit. Each unit was comprised of one common share of Sterling Mining and one-half common share purchase warrant.

Each warrant is exercisable for one common share at an exercise price of $4.50 for 24 months following the closing date of the offering. The shares of common stock, warrants, and common stock underlying have not been registered under the Securities Act of 1933, or any state securities laws. Proceeds from the private placement were used to fund the ongoing rehabilitation and upgrade of the Sunshine Mine and for general working capital purposes. The shares of common stock sold to the purchasers and the shares underlying the warrants are being registered for resale as described in this prospectus.

On August 2, 2007, Sterling Mining Company (“Sterling”) completed two private placement offerings that, in the aggregate, raised a total of $24,539,756. In Canada, Sterling Mining sold 5,585,792 special warrants at a price of $3.25 per warrant. Each special warrant is convertible into one common share of Sterling Mining and one-half of one common share purchase warrant. Conversion shall occur upon the issuance of a receipt for a final prospectus in Canada that qualifies the common shares and warrants. Each whole warrant is exercisable for one common share at an exercise price of $4.10 and expires August 2, 2009. In addition, in a second offering conducted primarily in the United States, Sterling Mining sold 1,964,902 units at the same price of $3.25 per unit. Each unit consists of one common and one-half of one warrant with the same terms as the warrants sold in Canada. The shares of common stock to be issued on conversion of the special warrants, the common shares sold to the purchasers, and the shares underlying the warrants are being registered for resale as described in this prospectus. The securities sold in the placements have not been registered under the Securities Act of 1933, or any state securities laws. Proceeds from the private placements will be used to fund the ongoing rehabilitation and upgrade of the Sunshine Mine and for general working capital purposes.

The Silver Market

Our primary focus is on exploration, development and production of silver. The worldwide demand for silver has exceeded newly-mined production for several years, the difference between demand and supply is primarily being made up by re-melting of bullion and silver coins, and recycling. Much of the future value and/or viability of Sterling will be partially dependent on the price of silver, which Sterling is unable to control. However, we believe, and have directed our business strategy accordingly, that if the demand for silver exceeds production and this situation continues, at some point there is a possibility for silver prices to increase. However, there is no assurance this will occur.

For over 10 years the silver market has exhibited a shortfall of newly mined supply to annual industrial demand, while above-ground inventories of silver appear to be declining. The shortfall has been met by scrap metal and recycling.

According to the Silver Institute, an international industry association of miners, refiners, fabricators and silver wholesalers, demand for silver has risen the past 15 years, increasing in the last five years to over 911 million ounces in 2005. New production and the recovery from scrap metal accounts for just over 828 million ounces, resulting in a significant shortfall of the metal. Increased demand is not only from the jewelry and photographic sectors, traditionally the largest users of silver, but also from growing demand for silver’s industrial uses in electrical devices and components such as computers and cellular telephones.

Approximately 71% of all newly mined silver comes as a by-product in the production of other metals such as gold or copper, thus to a certain degree this means that an increase in the price of silver does not automatically bring about an increase in production as it might other commodities

Newly mined production in 2005, according to the Silver Institute, was 641 million ounces, thus scrap metal, melting of existing silver and other sources have been meeting the shortfall, with a corresponding decline in inventories worldwide evidently occurring annually. The principal silver-producing countries are Mexico, Poland, Peru, Chile, the United States and Canada.

The Price of Silver and Sterling Mining Company

The price of silver can affect us in several ways. A low price of silver may permit Sterling to acquire silver assets at a lower cost than would otherwise be the case. However, a low silver price can have a depressing effect on Sterling’s stock price and thus reduce opportunities for selling equity to raise capital for exploration and development without unduly diluting current stockholders. An increasing price of silver can affect investors’ perceptions of the value of Sterling and its assets, and can render projects economical.

We believe a sustained silver price of $6.50 to $10 per ounce, depending on the project, is required to permit the possibility of production from our properties. The Company's profitability is subject to world silver prices. Should silver prices decline and stay at relatively low levels, this would impact the Company´s ability to operate profitability. There is no assurance that silver prices will stay at the current levels, but they may decline over time.

Silver has historically served as a medium of exchange, much like gold. The current principal uses of silver are for industrial uses including electrical and electronic components, batteries, computer chips, electrical contacts, high technology printing, photography, jewelry and silverware. Silver’s strength, malleability, ductility, thermal and electrical conductivity, sensitivity to light and ability to endure extreme changes in temperature combine to make silver a widely used industrial metal. Silver’s anti-bacterial properties also make it usable in medical technology and in water purification.

The following table sets forth the London Metal Exchange’s high and low prices of silver in U.S. dollars per ounce:

Year	Silver
	High	Low
2000	$5.45	$4.57
2001	4.82	4.06
2002	5.10	4.23
2003	5.96	4.37
2004	8.29	5.49
2005	9.22	6.39
2006	14.94	8.83
2007*	$14.58	$12.21

*	Through August 9, 2007

Employees

As of July 31, 2007, Sterling had 89 full-time employees in the United States and 50 full-time employees in Mexico. As circumstances require, Sterling intends to utilize the service of consultants to provide additional services to Sterling.

Competition

There is aggressive competition within the minerals industry to discover and acquire properties considered to have commercial potential. We compete for the opportunity to participate in promising exploration projects with other entities, such as Coeur d’Alene Mines Corporation and Hecla Mining Company, many of which have greater resources than us. In addition, we compete with such entities in efforts to obtain financing to explore and develop mineral properties.

We also encounter competition for the hiring of personnel, as the mining industry has a very tight labor situation for experienced mining professionals industry-wide. This competition affects our operations in Idaho, Montana and Mexico. Larger companies such as Coeur d’Alene Mines Corporation, Hecla Mining Company, Stillwater Mining Company, and Kinross Gold Corporation in the Pacific Northwest can offer better employment terms as compared to smaller companies such as Sterling.

We also compete for mine service companies, in particular drilling companies. Potential suppliers may choose to provide better terms and scheduling to larger companies in the industry.

Regulation

Our activities in the United States are subject to various federal, state, and local laws and regulations governing prospecting, development, production, labor standards, occupational health and mine safety, control of toxic substances and other matters involving environmental protection and taxation. It is possible that future changes in these laws or regulations could have a significant impact on our business, causing those activities to be economically reevaluated at that time.

In particular, the Sunshine Mine must follow the rules and regulations of numerous agencies. We hired a full-time Environmental Manager and a part-time Environmental Compliance Manager who was in a similar position at the former Sunshine Mining and Refining Company for over 30 years. We also have a full-time Safety Officer at the Sunshine Mine.

OUR PROPERTIES

Sterling’s material mineral property is the Sunshine Mine. Sterling has also mineral exploration properties in Mexico and Montana and other properties of lesser significance at this stage of its development.

SUNSHINE MINE

Location

The Sunshine Mine is located within the well-known Coeur d’Alene Mining District of North Idaho at Big Creek, 40 miles east of Coeur d’Alene, Idaho, along U.S. Interstate 90 (Figure 1). The Jewell shaft, the mine’s main production shaft, is located in the Big Creek valley at Latitude 47 º, 30’, 6 ” North, Longitude 116 º, 4’, 10 ” West; near the base of a steep hill which lies to the east.

The mine’s mill and other infrastructure are located in proximity to the Jewell shaft.

Figure 1. Map showing location of the Coeur d’Alene mining district (Area of Plates),

Shoshone County, Idaho (from USGS Prof. Paper 445, 1964)

The mine ceased production in the first quarter of 2001 as a result of several factors, including the low price of silver and the lack of regular and consistent exploration and development activities. Sterling acquired control of the Sunshine Mine in June 2003 through a lease with option to purchase agreement from Sunshine Precious Metals Inc.. The Sunshine Mine property presently consists of both owned and leased blocks of 202 patented mining claims and 184 unpatented mining claims, for a mineral rights position of some 5,930 acres and four surface rights parcels of 423 acres. Figure 2 below shows the owned and leased claim blocks and the total of 423 acre owned surface rights. The property is situated partly or wholly in Sections 13, 14, 15, 16, 17, 19, 20, 21, 22, 23, 24, 25, 26, 27, 28 and 29, Township 48 N. Range 03 E., Boise Meridian, Shoshone County, Idaho.

Property boundaries were initially defined by claim boundaries on the outermost claims of each individual property held. In the case of patented claims these were surveyed. In the case of unpatented claims, some of which may be very old, the boundaries were probably established by agreement between the land holders.

Figure 2 Sunshine Mine Owned and Leased Claim Blocks

Figure 3 below shows the leased and agreement based royalty areas.

Figure 3 Leased and Agreement Based Royalty Areas

In late 1998, Sunshine Precious Metals implemented a Consent Agreement, which settled various issues with the EPA, the State of Idaho, and Coeur d’Alene Tribe to settle a Federal natural resource damage suit involving the active mining companies in some patented mining claims. Under the Consent Agreement portions of the property are subject to certain royalties that become payable, indexed on silver prices, during production.

On June 6, 2003 Sterling leased the Sunshine Mine and infrastructure, including historical records, from Sunshine Precious Metals for 15 years. Annual lease payments are $120,000 per year, payable in monthly increments. We assumed approximately $840,000 in outstanding county property tax liabilities and, in a separate transaction, purchased various items of equipment in exchange for a cash payment of $396,000, paid in six monthly installments. We have the option to purchase the property at a price ranging from $3.0 to $5.0 million, depending on the spot price of silver as of the date of exercise. The following Table 1 sets out the various claims that comprise the Sunshine property.

Table 1 Mineral Rights Comprising the Sunshine Mine

Property	Owner	Patented Claims	Unpatented Claims	Acreage
Sunshine	SPMI	144	47	2940
Sunshine	Sterling	6	68	1051
Metropolitan	Metropolitan	2	67	1020
Chester	Chester	6		106
Bismark	Western Continental	3		62
Mineral Mountain	Mineral Mountain	4		46
Merger	Merger	14		356
Merger Camp	Sterling Below 900	21		313
United Mines	United Mines		2	36

Total		202	184	5930

The Chester, Bismark, Merger, Mineral Mountain, Metropolitan and United Mines properties are included in the Sunshine Property group. For the most part, these properties were originally leased by Sunshine Precious Metals prior to its bankruptcy in 2001.

Chester and Bismark Group

In 2004, we leased the Chester and Bismark claim groups pursuant to a 25-year lease, renewable for an additional 25 years. The lease, which expires in 2029, requires the annual payment of 50,000 shares of our common stock, a $7,200 annual advance royalty payable in monthly installments, and a 4% Net Smelter Return. We have no work obligations under the lease. With respect to Chester Mining Company, we lease six patented mining claims covering 106 acres, which are part of the Sunshine Mine property. In October 2006, we entered into an agreement with Chester Mining Company under which we sold 50% of our interest in the Tabasquena Mine in Mexico for 600,000 restricted common shares of Chester Mining Company. Under a separate agreement, we issued 400,000 restricted shares of our common stock to a company controlled by an officer and director of Chester Mining in exchange for 675,000 outstanding common shares of Chester Mining. As a result of these transactions we now hold approximately 43% of the issued and outstanding common shares of Chester Mining, which management believes to be to the advantage of Sterling because of its leasehold interest in Chester Mining’s patented mining claims described above.

Mineral Mountain Group

In 2004, we leased the Mineral Mountain claim groups pursuant to a 25-year lease, renewable for an additional 25 years. The lease, which expires in 2029, required the issuance to the lessor of 30,000 shares of the Company’s common stock, and provides for an annual advance royalty payment of $3,600, and a 3% Net Smelter Return. We have no work obligations under the lease. As part of the lease, we received an option to buy up to 1,000,000 shares of the lessor.

Metropolitan Group

In 2004, we entered into an agreement pertaining to the Metropolitan claim groups, which expires when cancelled. The agreement provided for the issuance to the Company of 200,000 shares of the stock in the owner of the Metropolitan claim groups and an annual advance royalty payment by the Company to the lessor of $12,000.

The Metropolitan Mining Company property consists of 2 patented and 67 unpatented mineral lode claims. These claims lay immediately to the south of the primary workings of the Sunshine Mine and to the southwest of the ConSil Mine. The workings of the Metropolitan Mine are inaccessible. Several veins that have been mined at the Sunshine Mine have crossed or are projected to cross into Metropolitan property at depth.

The Metropolitan Mine is located on the south limb of the Big Creek Anticline, in the south dipping rocks of the lower Wallace Formation. There are two veins in the Metropolitan Mine. The north and south veins. The north vein is characterized by a very narrow quartz band, accompanied by a two foot zone of intensely sheared rock with loose, muddy gouge on either wall. The quartz carries pyrite, minor siderite and occasional tetrahedrite and chalcopyrite. The vein strikes east-west and dips at approximately 45 to 60 degrees. The south vein is composed of a zone a few inches to three feet in width, made up of stringers of quartz carrying siderite and pyrite. Some tetrahedrite is found in the included country rock and in the adjacent hanging wall. The property also covers the Big Creek Fault Zone that separated the rocks of the Wallace and St. Regis Formations on the footwall from rocks of the Revett Formation on the hanging wall. It is likely that the north and south veins have never been explored in the more favorable quartzite units. It has been postulated that the north vein should intersect the quartzites of the Revett Formation around 2,700 feet. The south vein is projected to intersect with the Big Creek Fault at the 1,900 foot level and may host potential ore zones in the Revett Formation.

Sunshine Mining and Refining Company explored the Metropolitan property from the 3,100 foot level with the development of the Metropolitan cross-cut. A number of narrow quartz-siderite zones were encountered, but no commercial ore-shoots were intersected.

The Yankee Girl Vein on Sunshine Mine claims lies immediately to the north of the Metropolitan property, and dips onto Metropolitan claims. Issues regarding ownership of the Yankee Girl Vein, in the past, prevented exploration of this structure. The Yankee Girl Vein is believed to host mineralization along 10,000 feet of strike length.

Sterling proposes to extend the area of existing surface exploration on the Sunshine Mine property onto Metropolitan land holdings. The program consists of both induced polarization and resistivity geophysics. Drilling is best deferred until drill stations can be accessed underground from the Sunshine Mine workings. Drilling will test for the down-dip projection of the Yankee Girl Vein as well as the Metropolitan North and South Veins.

Merger Group

In 2004, we leased the Merger claim groups pursuant to a 25-year lease, renewable for an additional 25 years. The lease, which expires in 2029, required the issuance to the lessor of 20,000 shares of our common stock and the payment of annual advance royalty payments as follows: $2,500 for each of the first five years of the lease; $5,000 for each of the second five years of the lease; $7,500 for each of the next ten years of the lease; and $10,000 for each of the next five years of the lease. In addition, we agreed to pay a 5% Net Smelter Return. The lease is subject to minimum work obligations of approximately $25,000 annually throughout the term of the lease.

The Merger claim groups consist of 35 patented lode claims. The northerly section of the property (21 patented claims) is part of the CAMP project between Coeur d’Alene Mines Corporation, Plainview, and Merger, leased to Silver Valley Resources, Inc. (Coeur d’Alene Mines Corporation), and the southerly section (14 patented claims) is located between Sterling’s Sunshine and Link property. Production from the CAMP ground above a minus 900 feet sea level elevation is for the benefit of the CAMP interests, while production from below this elevation (approximately 3,600 foot level Sunshine) is part of the Sunshine Mine and would benefit Sterling.

The Merger claims have received little exploration work, even though numerous mineralized structures strike onto the Merger ground from the ConSil property. Results of 13,200 feet of exploration geophysics performed during 2005 indicate a high-chargeability / low-resistivity anomaly indicative of sulfide mineralization. This anomaly extended from near surface to the maximum sensitivity of the test instrumentation in a generally east-west orientation and appears to increase in depth to the east.

Geology of the Merger group is similar to that of the Silver Summit (ConSil) portion of the Sunshine Mine. However, influences by the Fort Wayne and Mineral Point faults and the intersection of the Polaris fault with the Chester fault are poorly understood and present areas for future exploration.

Prime targets for future underground exploration and development are the Silver Summit Veins explored and mined in the Silver Summit (ConSil) Mine west of the Silver Summit shaft. Additionally, the Silver Summit, Chester, Wire Silver, “D,” and Chester-Polaris “Hook” Veins all originate in or extend onto Merger property at depth. An extensive underground exploration program of these structures by Hecla Mining Company was started in the 1980’s on the 5,400 foot level of what is now the Silver Summit portion of the Sunshine Mine, but the program was halted and never completed.

Our future exploration program for the Merger group may include geochemical sampling, expansion of geophysics and/or surface diamond drilling. At such a time as conditions permit, underground exploration activities will resume at depth on Merger ground. Rehabilitation and development of the Sunshine Mine will be a key factor in this future exploration.

United Mines Group

In 2002, we leased the United Mines claim groups Big Creek 1 and Big Creek 3 pursuant to a 10-year lease. Payments to the lessor on the lease, which expires in 2012, are 1% gross revenue from this property. We will also pay the claim fees for the property.

Accessibility, Climate, Local Resources, Infrastructure and Physiography

Access to the Sunshine Mine property from Coeur d’Alene, Idaho is by Interstate highway I-90 to the Big Creek turnoff and south about 2.5 miles of secondary paved road to the mine site. The nearest town is Kellogg, about 4.5 miles from the mine. Many of the mine staff live in Kellogg, Idaho which has a full complement of services. The closest major airport is in Spokane WA, some 90 miles to the west. The mine has a mild northern U.S. climate with snow, rain and fog in the winter.

The mine is tied into the regional power grid, water is abundant from Big Creek and the mining history of the Idaho Silver Belt ensures a ready source of manpower. Adequate waste disposal areas are present both at the Jewell and the Silver Summit shaft areas. Sterling has secured ownership of the tailings impoundment area, so it is ensured of 4 to 5 years usage from the present configuration and the right to build higher lifts of the dike.

The topography is typical of Northern Idaho countryside, hilly to mountainous and forested. The Jewell shaft and mill are located above the base of a very steep mountain while the hoistroom and other infrastructure facilities are located on relatively level piece of property at the mountain base.

Mine History

The following discussion of historical development and production has been derived from data compiled by Sunshine Precious Metals. We believe the historical data is substantial and well documented, but the data has not been completely verified by Sterling, so you are cautioned not to place undue reliance on this historical information and this historical information should not be construed as any kind of estimate of mineral reserves on the Sunshine Mine property or indication of future production.

The Sunshine Mine property had its beginning in 1884 when the Blake brothers staked the Yankee Lode mining claim. Various contiguous holdings were consolidated to become the Sunshine Mining and Refining Company in 1920. The mine was then an economically marginal property consisting of 15 patented claims and one un-patented claim.

In 1921 a 25 tons per day mill was constructed. From this modest beginning, the mill was expanded piecemeal and eventually reached a daily capacity of 500 tons.

Soon after the concentrator was commissioned, the Sunshine tunnel was driven from the surface in an exploration effort, which discovered higher quality ore historically identified as “Chinatown”.

In 1926, encouraged by the production successes in the Chinatown area, (upper Sunshine Vein), the Incline shaft was sunk from the Sunshine tunnel elevation to well below the bottom of the Chinatown working areas, eventually reaching the 1,900 foot level in 1934. Soon after, drift crews discovered a bonanza vein of the first order. The No. 3 shaft was then started eventually to reach the 3,100 foot level in 1938.

In 1935 the concentrator was upgraded with new ball mills grinding units and flotation cells increasing the capacity to 1,000 tons per day while attaining a recovery of 98%. The sinking of the new four-compartment vertical Jewell shaft was started reaching the 2,300 foot level in 1936. In 1943 a drift crew, drifting east on the 2,700 foot level following the Silver Syndicate fault, discovered the famous Chester vein.

It was primarily the exploitation of the Sunshine vein followed by the Chester vein that determined the present configuration of the underground workings. With the discovery of the Chester on the 2,700 foot level and the ore body’s distance from the Jewell of approximately 4,000 feet east - southeast, other internal shafts the No. 4, No. 5 and No. 10 shaft (more properly defined as winzes) were sunk or raised to more efficiently service the operations. The other principal internal shaft is the No. 12 shaft, servicing the Copper vein and the West Syndicate vein in the western end of the mine.

In 1960, sand-filling operations were introduced underground. The mill tailings were classified so that the coarser material, approximately 45% of the total mill feed, would be used for stope backfill.

By the end of 1988, the mine was at full production. Ore production was primarily from mining the Chester vein systems serviced by the No. 10 shaft and the remnants of the Sunshine and Rambo vein stopes referred to as the Footwall area on 3,700 and 3,400 foot levels. The 4,000 and 4,200 foot level Copper vein was under development from the No. 12 shaft.

In 1989, the mine produced 4.8 million ounces of silver. The production from the high grade Copper vein stopes began to impact the silver production volumes. During 1990, the mine produced 5.4 million ounces of silver, the highest since 1971. By now the high-grade Copper vein stopes on the 4,200 foot level were becoming substantial producers, while production from the 10 shaft stopes was dropping off.

In 1991 the silver price fell to $3.90 per ounce and the operation was losing money. A mining plan was put together to reduce losses substantially while waiting for prices to improve. This plan was referred to as the “small mine plan” and was implemented in June 1991. The operation headings underground were centralized by shutting down the outlying, more costly production and development headings, and limiting operation to day shift only. The mining operations were consolidated in the area of the Copper vein and the most productive headings in the “Footwall Area”. The mine below the 5,000 foot level was salvaged and allowed to fill with water. Production was cut in half, while the work force was reduced by 65%.

In 1992, the West Chance vein was discovered. By late 1996 it was clear the ore body was of sufficient size and value to support the mine’s return to full production. The reserves were then developed by trackless ramp and lateral development methods using Load-Haul-Dump equipment. The working areas outside the West Chance were shut down and salvaged in an orderly fashion and all resources were directed toward the West Chance. By July 1997, the mine workings below the 4,000 foot level were salvaged of all usable equipment and materials and allowed to begin filling with water.

In 1995, Sunshine Precious Metals acquired the neighbouring Consolidated Silver (“ConSil”) property generally consisting of the surface facilities and the underground workings of the commonly known Silver Summit Mine. This mine has served as the Sunshine Mine’s second access for years. The ConSil underground mine workings are primarily accessed by an adit from the surface located about two miles east of the Jewell shaft to an internal shaft, which extends vertically 5,600 feet.

The mine ceased production in the first quarter of 2001 as a result of several factors, including the low price of silver and the lack of regular and consistent exploration and development activities. At closure the mine reserves were 1.13 million tons containing 26.75 million ounces of silver at 23.6 ozs Ag/ton. Upon closing of the mine these ‘Historic’ or ‘Legacy Reserves’ were reclassified to ‘mineralized material’ as required by SEC regulations.

Regional Geological Setting

The district is hosted by the rocks of the Pre-Cambrian Belt super group. These sedimentary rocks were deposited approximately 1.6 billion years ago. At various times these rocks were faulted, leached, altered and re-mineralized. The Belt super group has been divided into the Prichard group, Ravalli group, Middle Carbonate group, and Missoula group. Within the Coeur d’Alene district, rocks of the Prichard, Ravalli and Middle Carbonate groups can be found. The formations comprising the Ravalli group are the preferred host rocks for silver mineralization in the district. These formations are from older to younger Burke, Revett and St. Regis.

Ore deposits of the Coeur d’Alene Mining District occur in veins hosted in weakly-metamorphosed sedimentary rocks of the Belt super group. Most of the production is from the Revett and St. Regis formations of the Ravalli group. This thick sequence (up to 12.4 miles) of middle Proterozic age strata covers a large area of Northern Idaho and Western Montana. The sedimentary rocks are predominately fine-grained siliciclastics with subordinate carbonate-bearing units. The Cretaceous Gem stocks and a few mafic dikes are the only known intrusives in the District.

A major tectonic lineament, the Lewis and Clark line, defined by strike-slip, normal, and reverse faults, transects the District in a west-northwest direction, while folds north of the fault strike north-south. Early workers suggested that transcurrent movements along the Lewis and Clark line resulted in this change of orientation. Recent interpretations support the hypothesis that there were two folding episodes and that earlier workers did not recognize the N-S folds south of the line.

Rapid facies changes and variations in thickness suggest that faulting was active during deposition of the Belt sediments. The Osburn fault is the local expression of the Lewis and Clark line. The fault has 15 miles of post-ore-right-lateral strike-slip displacement and has been periodically active through geologic time.

The District has a history of intense faulting and folding of the rock formations. Two major east-west fault zones, the Osburn and Placer Creek faults, cut through the District and, although mineralization does not necessarily occur along these fault zones, the district ore bodies are intimately associated with this and other faulting. The unique geology of the district may display little or no indication of mineralization on the surface, and many of the successful silver mines in the district did not realize their full potential and best grade of ore until after a depth of at least 1,700 feet was reached in their downward development and exploration. Thus, mining claims in the district, in particular if located near major mines and of similar geological setting, often require deep drilling from the surface or underground drilling to determine whether commercial grade ore bodies are present. In many silver-producing areas, a deposit may bottom out at a few thousand feet below surface. However, in the Coeur d’Alene District this is not the case, as deep extensions of primarily silver mineralization are faulted and folded, which may have caused the favorable host rocks to move deeper.

Property Geological Setting

Ore deposits are localized in the 600 foot thick St. Regis formation and the underlying upper members of the 3,000 foot thick Revett formation. The contact between the formations is indistinct and is locally picked as the bottom of the lower-most distinct purple-colored interval in the St. Regis. Rock types include argillite, siltite, serictic quartzite, and vitreous quartzite. Siltites and argillites dominate in the St. Regis, while in the Revett lithologies are gray to pale greenish-gray siltites and quartzites. Changes in lithologies are noted on the scale from a few inches to a few tens of feet. Detailed stratigraphy of the mine is poorly understood, geologic mapping by early workers focused on veins and alteration, facies changes, and subtleties between lithologies complicate correlation and identification of rock units. The stratigraphic column in the mine is continually re-interpreted, and two apparent marker beds have been identified in the West Chance area. One of these argillaceous beds is thought to be a bentonite (ash) unit, and may assist in correlations throughout the mine.

Four major west-northwest trending faults cut the mine area, and some have been mapped for several miles. The faults dip steeply to the south. The spatial relationship to the Osburn fault suggests strike-slip movement, but studies of kinematics and rock fabrics in the mine show that most movement is dip-slip. The Polaris fault has normal movement, but the Silver Syndicate, Chance and Alhambra faults have reverse movement. Offset is thought to be about 800 feet in the vertical direction.

The principle fold in the Silver Belt is the Big Creek anticline. Major ore deposits are localized on its north limb south of the Osburn fault. Beds on the north limb are generally steeply dipping to overturned in the mine, but minor folds are present. On the hanging-wall side of the West Chance vein, for instance, two folds with amplitudes of about 100 feet are noted. Bedding attitudes in some places suggest that the folds plunge to the west.

Mineralization

The Sunshine Mine mineral deposits are narrow high grade vein deposits, which characteristically strike east-west and dip steeply (average 65°) to the south. The combination of faults, folds, fractures and favorable host rocks created suitable conditions for mineral emplacement by silver-rich veins probably of late Cretaceous-early Tertiary hydrothermal origin and possible related to the Idaho Batholith.

Figure 4 General Relationship Between Faults and Veins

Over 30 veins have been named and mined at the Sunshine Mine. While the initial work suggests distinct veins, some of these veins are actually offsets across post-ore structures and others represent parallel footwall or hanging wall veins. Principle vein systems in the mine include the Sunshine, Chester, Copper, Yankee girl and West Chance. Major veins strike east-west and dip about 65º to the south. Locally, dips range from 45º to 90º. Strike lengths are up to 2000+ feet and dip lengths are two to three times greater than the strike length. Major veins are located between the faults at an angle of about 25º to the bounding faults. Veins vary in width from a few inches to over 30 feet, but are generally between one to five feet thick. Ore minerals include tetrahedrite and galena with siderite and quartz as the principal gangue minerals. Tetrahedrite occurs as blebs, fracture fillings, or in veinlets. Other minerals include pyrite and arsenopyrite with minor to trace amounts of chalcopyrite, sphalerite, boulangerite, bourmonite, pyrargyrite, and magnetite.

Figure 4 above depicts the underground levels and geology projected on the 3,700 foot level referenced to the Jewell shaft and the major faults and veins present at the Sunshine Mine.

Figure 5 below depicts a long section view looking north showing the major veins of the Sunshine Mine projected onto a vertical plane.

Figure 5 Long Section of Major Veins projected onto a vertical plane

Exploration

Beginning in August 2003, Sterling undertook a surface exploration program, which was followed by initial drilling in the fall of 2004. To date some 7,000 feet of drilling has been accomplished primarily for structural assessment. Completion of the Sterling Tunnel in April 2007, enables crosscuts and drifts to be driven to diamond drill the wedge of unexplored ground that lies between the Sunshine and Polaris mines known as the “Upper Country”. This target zone was bypassed by the previous owners who concentrated principally on following known silver bearing vein systems downward. As of September, 2006, during the development of the Sterling Tunnel, diamond drilling access has been provided for upper level targets in the Silver Syndicate, Copper-Link, Hook, Chester, Yankee Girl, Yankee Boy and Sunshine veins.

Rehabilitation and Development

The Sterling Mine Manager has constructed a critical path plan for the startup and return to production of the Sunshine Mine, which is summarized below. This plan also contains a detailed long term development plan for the entire mining property where additional ramping and drifting will be initiated to provide diamond drill stations for the further exploration of the Sunshine Mine.

Paramount to the Federal Mine Safety and Health Act of 1977 is the requirement for a mine to have an established secondary escapeway in order to produce a commodity. It is for this reason, that the critical path for returning the Sunshine Mine to sustainable production includes rehabilitation of the Con Sil, or Silver Summit, Shaft to operational status. This shaft, the 3,000 level of the Con Sil and the 5,300 foot Silver Summit tunnel from hoistroom to the surface will constitute the secondary escapeway of the Sunshine Mine.

While rehabilitation work has proceeded on the surface facilities, Jewell hoists and shaft, compressed air, water and pumping systems and processing facilities, it is the Con Sil hoist and subsequent shaft rehabilitation that are milestones on the mine’s critical path for start-up.

The hoist work is now fully underway after nearly a year of engineering design and fabrication of new motor, electrical feed equipment and drive controls. Prior to this the Silver Summit and Silver Dollar tunnels had to be rehabilitated in order to provide access and secondary escapeway for crews working on the hoist. Upon the re-commissioning of the hoist, completed in early August 2007, work will begin rehabilitating the Con Sil Shaft from the top station downward to the 3,000 foot level. This rehabilitation is expected to be completed in August 2007. Work on the 3,000 foot level is expected to be done, in part, from the Jewell 3,100 foot level in order to minimize the time necessary to re-establish the secondary escapeway.

At the time of closure, the water level in the Jewell side of the mine was being held slightly below the 3,700 foot level at No. 12 Shaft and below the 4,000 foot level station in the Con Sil Shaft. Since that time water rose to the 3,225 foot level elevation in the Jewell Shaft (4/27/07). Dewatering activities recently commenced at about 600 gallons per minute causing drawdown of about one foot per day. Water is approximately 30 feet above the 3,000 foot level station of the Con Sil Shaft and has sealed off ventilation flows in both the Con Sil Shaft and Silver Dollar raise to the west. Water is currently below the 3,100 foot level and receding. Total mine inflow is seasonal and ranges from 150 to 250 gallons per minute.

Dewatering is designed to be at a rate of approximately 600 gallons per minute with a maximum head of 1,700 feet. At this dewatering rate, considering inflow and mine operations generated water, it is estimated that pumping down to the 3,700 foot level will take approximately eighteen months to two years. It is therefore necessary to perform development in elevations above the 3,250 foot level in order to successfully meet ramp-up production goals.

Upon completing the rehabilitation of the Con Sil Shaft to the 3,000 foot level, work will immediately begin to re-establish power, water and sand fill services to the Sunshine ramp mining area. This will allow re-entry into stopes that were active at closure as well as commencing development work required for ventilation and access to mining blocks above and below the 3,100 foot level.

Completion of the escapeway between the Jewell and Con Sil Shafts will allow work to begin on the 3,100 and 2,700 foot levels to rehabilitate the drifts accessing the West Chance, which will be rehabilitated and services re-established in order to commence stoping activities halted at closure. Stopes accessed from the 2,700 foot level will be the primary focus for start-up production.

The SR2 incline ramp project originates slightly above the 3,100 foot level west of the SR1 load-out chutes. The project requires 3,010 feet of primary and secondary (muck bays, substations, etc) ramp development and will take approximately 18 months to fully develop, but allows blocks to be brought into production as work progresses. In addition, the SR2 project creates exploration platforms to evaluate unexplored ground adjacent to No. 3 Shaft and west of No. 4 Shaft. The SR3 decline ramp project originates approximately 300 feet up the SR2 incline ramp and requires 2,750 feet of primary and secondary ramp development. The mining blocks, expected to be discreet conventional stopes accessed by Load-Haul-Dump equipment, will contribute to production objectives late in year 2 and in years 3 and 4 of the production schedule.

The existing SR1 ramp will be extended downward 815 feet to connect with the existing S78R ramp extending to the 3,400 foot level from the 3,700 foot level. This connection is necessary to provide primary ventilation to the SR1 stoping area and complete the 3,700 to 3,100 foot secondary escapeway system required for production activities from the 3,700 foot level and below. This development replaces No. 10 Shaft, which is no longer usable, as the secondary escapeway from lower levels. While this development does not access new mining blocks, it will provide for early stoping of the 3,700 foot level Sunshine vein area stopes described above. It is expected that this development will take approximately 14 weeks to complete.

Processing

The current metallurgical facilities include a 1,000 ton per day flotation mill. This facility will be operated at a maximum mill feed rate of 654 tons per day on a five-day operations schedule processing ore containing silver and minor recoverable quantities of copper to produce a bulk silver, copper and lead concentrate.

Environmental and Tailing Disposal

The current waste water NPDES discharge permit expired at September 9, 1996, and has been administratively extended thereafter. It included waste streams from mining and ore concentrating operations at the Sunshine Mine, and drainage water from discontinued mining operations. Beginning in the 1990s Sunshine Mining began allowing the lower mined out levels of the mine to flood, which resulted in elevated iron and manganese concentrations in the mine water. Wastewater treatment will be required to comply with existing permit limits.

The current 33-acre tailings dam was designed and installed in the 1980s and was designed to store tailings in seven lifts of ±700,000 tons each. The dam is constructed with borrow material and mine waste and was designed to include four additional lifts with a reserve capacity of 2,708,000 tons. A tailing dam lift will most likely be required immediately in order to provide storage for pumped mine water and to comply with Idaho’s dam safety requirements.

The technique of using pH adjustment for metals removal from waste water is the most common technology used in the mining industry today, normally using calcium hydroxide as the reagent. The generally accepted method for treating wastewater in the mining industry is lime sedimentation using a clarifier/thickener. The waste water reacts with slaked lime and a recirculating portion of the resulting precipitate to produce a densified sludge (HDS) for disposal. The HDS process has been demonstrated to remove arsenic. The clarifier overflow may require filtration to remove suspended solids containing metal hydroxides in order to meet permit requirements. The treatment system outlined above should comply with EPA and Idaho permit requirements.

Tailing disposal and discharge of mine wastewater to the South Fork of the Coeur d’Alene River at one discharge point, under an EPA NPDES permit, is the most critical current and future environmental issue for the mine. The current extended NPDES discharge permit limitations will require treatment of the mine water in order to comply with iron and manganese limitations. Since April 16, 2007, Sterling is currently treating mine discharge water being pumped from the mine with a Rotating Cylinder Treatment System to reduce elevated levels of iron and manganese. Additional options for wastewater are zero discharge and land applications, if necessary.

Other Properties

Silver Valley

In addition to the Sunshine Mine, we control, by lease, ownership or option, nine claim groups in the Coeur d’Alene Mining District region, most of them close to the Sunshine property. A description of these claims groups is set forth below.

East Silver Valley

Land Position and Ownership

The East Silver Valley (“ESV”) region is comprised of 280 lode claims covering an area totaling 5,600 acres in the Coeur d’Alene Mining District east of a line running on the 115.875° west longitude to the intersection with Placer Creek, then downstream to the town of Wallace, Idaho, from there upstream on Camp Creek to the intersection with and then following the 115.925° west longitude within Shoshone County, Idaho.

The ESV region holdings are covered by six different claim groups: (i) Beacon Light with 11 claims and 220 acres; (ii) Boulder Creek with 4 claims and 80 acres; (iii) Bullion Creek with 2 claims and 40 acres; (iv) Rock Creek with 236 claims and 4720 acres; (v) Military Gulch with 2 claims and 40 acres; and (vi) Snowstorm with 25 claims and 500 acres. None of the claims in the ESV group are patented claims. We acquired all claims and outstanding mineral rights and Net Smelter Revenues for these claim groups.

Beacon Light Property Option Agreement

On May 9, 2007, we entered into an agreement with Silver Fields Resources Inc., by granting it an option to acquire an undivided 75% interest in the Beacon Light Property, consisting of eleven mineral claims covering 220 acres, located in Shoshone County, Idaho. The agreement provides for cash payments of $75,000 over four years, issuance of 400,000 shares of Silver Fields Resources common stock to Sterling over four years and minimum expenditures of $115,000 by January 2010. If and when the option is exercised, the parties will execute a Joint Venture Agreement for future exploration and development of the property.

History

The claim groups in the ESV region have various adits and tunnels. Most groups have some surface sampling that indicates at least minor lead, silver and copper sulfide mineralization.

Geology

The ESV region is hosted by the rocks of the Pre-Cambrian Belt super group and the Prichard, Burke, Revett, Saint Regis, and Wallace formations occur both on the surface and subsurface. The Osburn fault cuts the region north of and roughly parallel to the south fork of the Coeur d’Alene River. The Osburn fault is a significant structural boundary in this region with the younger Saint Regis and Wallace formations outcropping on the south side of the fault. To the north of the Osburn fault older formations outcrop along with several igneous intrusions.

The Beacon Light, Boulder Creek, Bullion Creek, and Rock Creek claim groups are all on the south side of the Osburn fault. The Military Gulch and Snowstorm claim groups are to the north of the fault. All of the ESV claim groups contain classic Coeur d’Alene District narrow vein replacement deposits except the Snowstorm group.

The Snowstorm property lies in the southwest corner of the Montana Copper Sulfide Belt where it overlaps the northeast corner of the Coeur d’Alene Mining District. The mineralization in this group is probably a silver-copper mineralization, Troy-type, disseminated stratabound deposit.

Work Plan

These claim groups are all considered exploration properties. Some claim groups have had more work done on them than others, but the results of these remain unknown and may be unavailable. Initial efforts will be directed towards obtaining and compiling all data for each claim group. Once all known data is compiled then coherent plans can be developed for each claim group or combinations of groups to move evaluation and exploration forward in an efficient manner. Some of the possible work that can be considered for these claim groups are: (i) perform surface geological mapping; (ii) conduct systematic surface soil sampling program to identify any areas of mineralization; (iii) conduct appropriate geophysical programs; and (iv) assess and evaluate access to any adits or other underground workings.

Central Silver Valley

Land Position and Ownership

The Central Silver Valley (“CSV”) region describes all of our lode claim holdings in the Coeur d’Alene Mining District between the western boundary of the East Silver Valley region and eastern boundary of the West Silver Valley region within Shoshone County, Idaho. This region contains the Sunshine Mine. The Sunshine Mine land holdings are discussed separately and the claims discussed here are in addition to the Sunshine Mine property position.

Our CSV region totals 84 lode claims, none of which are patented, covering an area totaling 1,680 acres, as follows: (i) East-West with 17 claims and 340 acres; (ii) Idaho-Leadville with 25 claims and 500 acres; (iii) JD with 9 claims and 180 acres; (iv) Last Chance with 28 claims and 560 acres; and (v) Royal Apex with 5 claims and 100 acres.

In April 1996, we signed a 20-year lease with Silver Valley Resources Corporation (also known as, Coeur Silver Valley, Inc., also known as U.S. Silver Corporation) that guarantees an annual lease payment to us, as well as a 15% net profits interest from eventual production from the property. For the rest of the claim groups in the CSV, we retain sole interest and are maintaining these claims under applicable laws and agreements.

History

The following details the history of two of these claim groups. The rest of the claim groups have had no production or significant exploration work performed.

East-West Link Claims. Coeur Silver Valley diamond drilled in excess of 15,000 feet in 2000 and 2001 and defined an ore shoot along the Silver Vein, west of historic productive areas and just east of the Link claim. Development into the area began in 2002 from the rehabilitated 2,400 foot level. In late 2003 the ore shoot was drifted on and confirmed. Additional drilling in December 2003 and January 2004 defined another potential ore shoot on Sterling’s Link claim. During the remainder of 2004, drilling, drifting and extraction occurred on the Link claim. A total of 1,161 feet of mechanized drift was developed on the property with another 684 feet of drift driven to access ore blocks on our property. The Link shoot was cut on three levels (475, 535 and 595 foot elevations) and was found to be approximately 150 feet long and from a few to over five feet wide. During 2004, Coeur Silver Valley reported mining and milling 11,145 tons of ore from the Link claim. The average grade of this ore was 11.88 ounces per ton. In 2005, 9,596 tons of ore were mined with an average grade of 9.41 ounces of silver per ton for production of approximately 90,298 ounces. We have not received the 2006 results from the lessee.

Silver Royal Apex. Historical reports indicate several thin veins are found in the Burke Formation on the footwall of the Carpenter Gulch Fault. Historical assays suggest that the silver is carried by tetrahedrite, with gangue minerals consisting of quartz and siderite consistent with Silver Belt style mineralization.

Geology

The CSV region is hosted by the rocks of the Pre-Cambrian Belt super group and the Prichard, Burke, Revett, Saint Regis, and Wallace formations occur both on the surface and subsurface. The Osburn fault cuts the region roughly parallel to the south fork of the Coeur d’Alene River. The Osburn fault is a significant structural boundary in this region with the younger Saint Regis and Wallace formations outcropping on the south side of the fault. To the north of the Osburn fault, older formations outcrop along with several igneous intrusions. In the CSV region all but 100 acres of holdings are south of the Osburn fault. The central part of Coeur d’Alene Mining District’s silver belt occurs to the south of the Osburn fault in the CSV region. All but the Royal Apex claim group are associated with the narrow silver vein replacement deposits of the silver belt.

Work Plan

Sterling has no current plans for the CSV region, and it intends to hold the property for future exploration.

West Silver Valley

Land Position and Ownership

The West Silver Valley (WSV) region describes all of our lode claim holdings in the Coeur d’Alene Mining District west of a line running north on 116.05° west longitude to the intersection with Big Creek, then downstream to the mouth of Big Creek, and then running north on the 116.072° west longitude within Shoshone County, Idaho. Total holdings in the WSV region are 167 claims and leases covering 4,281 acres. WSV region unpatented holdings are covered by three claim groups: (i) Alhambra with eight claims and 160 acres; (ii) Highland Surprise with 17 claims and 340 acres; and (iii) Pine Creek with 116 claims and 2,320 acres. WSV region patented holdings are covered by the following three groups: (i) Silver Bowl with two tracts (80 acres) and 11 claims (106 acres); (ii) New Era with five claims (82 acres); (iii) Lookout Mountain Lease (6 government lots, 80 acres); and (iv) Idaho State Leases (2 tracts, 1,113 acres).

In June the Company signed an Options Agreement with Aura Silver Resources Inc. They have a right to acquire a 50% interest in the Pine Creek property for a payment of $40,000 on signing. The Agreement calls for $200,000 on the first anniversary of the effective date, $250,000 before December 31, 2008, $550,000 on or before December 31, 2009, and $2,000,000 on or before December 31, 2010. In addition, Aura will issue 1,000,000 common shares to Sterling over a four year period.

History

There are underground workings on many of the claim groups and some contain historic production. Most production and underground exploration have occurred on structures and veins exploited in adjacent mines.

Geology

The WSV region is hosted by the rocks of the Pre-Cambrian Belt super group including the Prichard, Burke, Revett, Saint Regis, and Wallace formations occur both on the surface and subsurface. The Osburn fault cuts the region south of and roughly parallel to the south fork of the Coeur d’Alene River. The Osburn fault is a significant structural boundary in this region with the younger Saint Regis and Wallace formations outcropping on the south side of the fault. To the north of the Osburn fault older formations outcrop along with several igneous intrusions. In the WSV region all but 80 acres of holdings are south of the Osburn fault.

The extreme western end of the famed Coeur d’Alene Mining District’s silver belt occurs to the south of the Osburn fault and in the eastern most part of the WSV region. The primary deposits in this region are lead-zinc type ores of the Bunker Hill Mine. Therefore, all of the claim groups in WSV are lead-zinc-silver prospects.

Work Plan

Sterling plans to advance its geological knowledge of the area on its own or in joint venture exploration agreements, however no definitive plans for 2007 have been established.

Mexico Properties

Overview

In March 2004, Sterling formed a 99% owned subsidiary in Mexico, Sterling Mining de Mexico S.A. de C.V., and through this subsidiary, it now owns interests in several mineral properties in the Zacatecas region of Mexico. We entered the Mexican market in 2004 with the intention of providing greater diversification of silver interests, developing mining properties for near- to medium-term production, and building a base of prospects and properties that would add to our silver assets. We periodically evaluates whether particular Mexican mining concessions we control would add more value if operated with joint venture partners or if such arrangements would enhance the timing of exploration and development of these projects in support of our overall corporate objectives. The principal projects targeted were the Barones and the San Acacio. In November 2005, the Barones commissioning process began and in late March 2005, processing capability was achieved.

Under Mexico’s mining claim system, mining claims/concessions are divided between exploration concessions (valid for six years) and exploitation concessions (valid for 99 years). Thus, during the exploration concession stage, certain activities must be conducted, such as the completion of a land survey of the property; then application for exploitation concession may be made.

As of July 31, 2007, Sterling Mining had 50 full-time employees in Mexico.

Regional Geography and Access

Zacatecas is one of the 31 constituent states of Mexico. It is bounded to the north by Durango and Coahuila, to the east by San Luis Potosi, to the south by Aguascalientes and Jalisco, and to the west by Jalisco and Durango. The state shares its name with its capital and chief center of population, the city of Zacatecas.

Zacatecas, the principal city in Zacatecas State, benefits from established infrastructure, an international airport, rail links to the Caribbean coastal town of Vera Cruz and highway to Mexico City and the United States border. The town was the historic center of Spanish silver production in the 15th and 16th Centuries and produced over half the total silver shipped by the Spanish during that period. Many of the mines in the surrounding areas were worked continually up to the time of the Mexican revolution in the early 20th Century, but have not worked since. Peñoles, the largest silver mining company in Mexico, operates the largest operation in Mexico in the town of Fresnillo, and there are a number of smaller operations in the Zacatecas area. There is considerable local and regional governmental interest in reviving larger scale mining operations.

Central Mexico is known for silver, lead, zinc and gold deposits. These occur as epithermal veins, locally with bonanza grades, and related manto replacement bodies. Major vein deposits in the area include those at Fresnillo and Zacatecas. Much of the epithermal mineralization is hosted by Lower Tertiary volcanic rocks and is mid-Tertiary in age. Some deposits are hosted by Upper Jurassic-Lower Cretaceous volcanic rocks (e.g., veins around Zacatecas) and Lower to Upper Cretaceous carbonates and siliciclastic sedimentary rocks (e.g., Real de Angeles), although the mineralization is still interpreted to be Tertiary. Cretaceous sedimentary rocks also host the Franciso I. Madero, which has been postulated to be sedex-type mineralization, although a high temperature replacement origin has also been proposed. The possible sedex origin of Franciso I. Madero was the first indication that syngenetic sulfide mineralization might exist in the Zacatecas area. Volcanic rocks in the lower part of the stratigraphy, the Upper Jurassic to Lower Cretaceous Chilitos Formation, were recognized as submarine sequence containing extensive pillow basalts, but volcanogenic massive sulfide deposits were not considered a serious exploration target.

Access to Sterling’s Barones and San Acacio properties is by paved roads to above the city of Zacatecas and extending to the small town of San Acacio near the center of the Veta Grande mine area. From this highway, gravel roads lead to the Barones area, about 4.5 kilometers south of San Acacio. From San Acacio, gravel or dirt mine roads extend to several shafts and two main adits. The Barones and San Acacio properties lie at elevations about 7,000 feet, in the subdued mountainous terrain north of Zacatecas. Access to the other exploration properties is by paved road from Zacatecas to the communities of General Panfilo Nateras, Ojocaliente and Luis Moya, from which secondary roads give good access to the properties.

The following map shows the locations of Sterling’s various Mexican properties:

Geology

The Zacatecas Mining District is located in the east central part of the state of Zacatecas, in north-central Mexico and covers approximately 700 square kilometers located at the transition of the eastern flank of the southern Sierra Madre Occidental province and the northwestern limit of the Mesa Central physiographic province. The Sierra Madre Occidental province, one of the most extensive volcanic fields of the world, is a massive pile of nearly horizontal volcanic rocks that underlies a vast plateau, largely of siliceous volcanic rocks of the upper volcanic series rest discordantly either on the lower volcanic series, composed mainly of intermediate lavas, or on metamorphic rocks of Precambrian or Paleozoic age and igneous or sedimentary rocks of the Mesozoic era (the Pimienta series).

Local Geology at Zacatecas

The oldest rocks in the Zacatecas District are schists which are overlain by volcanic sedimentary sequence. Tertiary conglomerate overlies basal andesites. The conglomerate is covered by tuffs and rhyolitic flows. Dikes (TR) and rhyolitic necks crosscut this rock package. This volcanic sequence is associated with a caldera that lies south of Zacatecas, in which a concentric and radial system can be distinguished. The most prominent structural features of the area are north-south trending extension faults, northwest-southeast trending tension fissures north of the caldera and radial fissures within the caldera.

The most economically significant structures are the silver-lead-zinc-copper-gold bearing vein-fracture systems that are emplaced within the NW-SE trending tension fissures. These are located north of Zacatecas and include El Bote, La Cantera, Mala Noche, Veta Grande, Panuco and La Plomosa Vein systems. South of Zacatecas, within the caldera, silver-gold bearing vein-fracture systems (Orito Veins) are orientated in a radial geometry. The fissure veins are believed to have originated as tension fractures caused by the crustal bulging related to the development of the caldera. Collapse of the caldera caused widening of the concentric fractures and development of additional minor structures. Extensional faulting and at least 500 meters of erosion followed emplacement of the veins.

Deposit Types

The San Acacio Mine is a classic epithermal silver-gold (high Sulphide) deposit in a number of parallel veins. There is no documented mineralization in the wallrock. The Veta Grande Veins are predominantly silver-bearing with minor gold and base metals.

The veins at the other concessions such as Aventurera, Nueva Andromeda, Tesorito and Tabasquena have a similar origin; all are high sulphide epithermal veins. Little information is available on their mineralogical makeup, but they are all assumed to be silver-bearing with minor base metals. These are less explored than the San Acacio, but examination of dumps supports these assumptions.

The Vetas Negras area is believed to be intermediate between low sulphide epithermal and replacement deposits in carbonate rocks.

Mineralization

The mineralized structures in the Zacatecas mining district can be divided into three vein systems, based on their orientation, age and ore assemblages: (i) the silver-base metal system, considered the most important; (ii) the silver-gold selenium system; and (iii) the fluorite bearing system. The silver-base metal system is the most extensive and economically important and has been exploited in the Panuco, Veta Grande, Mala Nocher, and Cantera zones, as well as in the Bote and San Rafael areas (the latter located south of the Cantera Vein). In the last areas, the silver-gold selenium system is also present.

The silver-base metals system is formed by long veins with an orientation of N 45º to 85ºW, and dips of 50º to 70º SW and 64º to 75º NE. The vein branches occasionally display a horsetail structure while others form zones of sheeted, essentially parallel, stringers of variable thickness. The lengths of the main veins vary from 4 to 16 kilometers with widths of 1 to 30 meters. The veins usually have a branching form, both in horizontal as well as vertical section. The branches merge and split repeatedly but intersections are rare. Sometimes the branches join with the main vein to form ellipsoidal forms but more commonly the branches diverge and pinch out. Also, the veins may double up, run parallel and either split again or become wider than what was formally the main vein. These splits are important since deviation from the general strike and dip occurs in these places and the result is a widening of the vein.

The Barones Silver Project

Land Position and Ownership

The Barones plant, located four kilometers north of Zacatecas, is approximately 40 hectares in size, of which the Barones tailings cover 12.5 hectares to a depth of up to 30 meters. The tailings are finely ground and readily accessible on the surface. The Barones project consists of a thiosulfite vat leaching plant designed to process the Barones tailings and other oxide ore. An on-site 18-vat plant and supporting infrastructure has been constructed by Sterling, and this facility commenced production in late March 2005. Currently with the inclusion of San Acacio material in processing, each vat is processing 280 to 340 tons per cycle. The plant is capable of producing both precipitate and dore bars. Sterling is currently shipping the precipitate product to a local smelter.

Sterling has signed a 20-year lease agreement with the property owner and paid $25,000 USD for the rights. There is no requirement for annual lease payments. The lease has a provision where 50% of the net profits up to a maximum of $4.55 million USD is paid to the owner in shares of our stock valued at $10.00 per share. Once the threshold of $4.55 million has been paid, a 0.75% of Net Smelter Revenue is payable for the duration of the lease.

Processing Plant

The Barones project was acquired via a long-term lease in early 2004. The original plan was to build 18 concrete vats and associated infrastructure to process tailings from the Barones and near-surface material from the San Acacio. Phase II of the plan consists of initially constructing an additional three concrete vats, with 15 further concrete vats to follow.

Following completion of the basic infrastructure in early 2005, processing of material began at the Barones plant. However, by 2006, it became apparent that the plant was incurring higher costs due to rising fuel prices and copper scrap costs, and more importantly, recovery rates were not achieving desired results. The project kept processing at lower rates while our personnel reviewed capital improvements necessary to increase recovery rates and volume. A total of $461,428 was spent on the capital improvements in 2006. The capital improvements consisted of installing a primary and secondary crusher, which was recently completed.

Work Plan

We believe the completion of the crushing plant will allow higher recovery of silver from surface material and tailings from both the Barones and San Acacio properties. In addition, a copper recovery system currently being installed will help to lower costs. Increased precipitation plant capacity is under construction with the goal of increasing recovery and mill capacity. Sterling will evaluate the current plant as it reaches a steady production output. The results of this evaluation will help determine the feasibility of developing further processing capability.

The San Acacio Mine Concession

Land Position and Ownership

The San Acacio Mine concession contains the southeastern half of the Veta Grande Vein in the Zacatecas mining district. The concession is located six kilometers due north of the city of Zacatecas. There are numerous underground workings in the concession but most of the historic workings are inaccessible due to caving and flooding.

In April 2007, Sterling approved a memorandum of understanding to enter into a Joint Venture Agreement with Source Minerals of Vancouver, Canada regarding mining at the San Acacio property located near Zacatecas, Mexico. The terms of the agreement provides Source with a 75% interest in the San Acacio project subject to a non-refundable payment of $220,000, another payment of $200,000 after registering a final agreement with the Mexican authorities and a payment of $100,000 on the first and second anniversary of the agreement, for a total cash payment of $620,000. In addition to the cash payments, Source will also issue 3 million shares of common stock to Sterling. One million shares vest immediately, one million shares vest on the first anniversary and one million shares vest on the second anniversary of the agreement. Upon delivery of a National Instrument 43-101 compliant scoping study by the end of the first year or expenditures of $1,000,000 USD, Source will earn an additional 15% interest in the project, bring its ownership to 90%. Source will reimburse Sterling Mining Company for all authorized expenditures charged to San Acacio after January 1, 2007. Source has a work commitment to expend $2,000,000 for the benefit of the San Acacio project over a three year period. The final agreement may be subject to regulatory approval.

History

Although complete history and production records are not available, this district has hosted mining from before colonial times. Full scale production ended in the early 1900’s in response to the Mexican revolution. Sporadic mining occurred during the 1930’s and 1940’s. Small scale mining continued from that time until the present. Several companies have controlled and explored the concession since 1992. These companies have conducted several drill programs with generally poor results due to bad ground conditions and old workings. In spite of the problems encountered, this prior exploration has demonstrated potential for the concession.

Geology

The Veta Grande Vein is hosted by the volcanic rocks of the Chilitos formation. The numerous veins that together form the Veta Grande Vein system consist of epithermal mineralization and filling of faults and fractures in the host rock. The Veta Grande Vein strikes northwest and dips 65°southwest. The length of the identified vein is seven kilometers, of which only five kilometers have been exploited. The bulk of production from the mine has occurred in the oxidized zone, but some limited mining has occurred from the sulphide zone.

Work Plan

Sterling has successfully processed material from San Acacio dumps and backfill with positive results. Sterling has permitted an expansion of the Barones plant for production processing of the San Acacio material at 667 tons per day. Sterling has initiated rehabilitation efforts to gain entry to one or more adit levels of the mine. Once safe entry to the underground working is established the vein can be assessed for geologic and metallurgic purposes. Additional drill programs will be developed from both surface and underground. The goal of future drilling will be to extend the system both on strike and down dip.

El Morro Area

Land Position and Ownership

Sterling has established a property position in the Morro Hill area. This area is located west of the town of General Panfilo Nateras and south of the highway to Ojocaliente and includes the La Griega, (Melanie), Aventura, Nueva Andromeda concessions. Sterling entered into a mining claim exploration agreement that expires in 2009.

History

No recent work has been done on any of these concessions. However, the area supported a number of colonial mines that produced from the near surface oxidized zone. The concessions have numerous open stopes, small shafts, and open cuts. Past production was limited and unknown. At least one other company is conducting exploration in the area.

Geology

The veins of the El Morro are typical hosted by granites. The veining is typically polymetallic replacement deposits consisting of silver veins, skarns and wollastonite deposits. The three concessions Sterling controls host silver rich epithermal veins. Geology for these concessions is not well known and limited.

Work Plan

No geological work has been done on the property as of yet.

Vetas Negras/Esperanza

Land Position and Ownership

The Vetas Negras (Black Veins) veins are located 13 kilometers to the east of the municipality of Luis Moya, and 60 kilometers from the city of Zacatecas. Access is from Zacatecas using the highway that leads to Aguascalientes, through Ojocaliente and Luis Moya. The Vetas Negras property, though small, lies adjacent to an area which has been thoroughly drilled by Mineral Frisco. It has been reported that Mineral Frisco intends to mine this adjacent property by open pit methods. The property consists of La Esperenza, a small concession of 25 hectares. About eight shallow pits and three cuts are present on the property. Sterling entered into a mining claim exploration agreement that expires in 2009.

In 2007 the Company signed an Options Agreement with Silver Fields Resources Inc. They have a right to acquire a 75% interest in the Property for total payments of $85,000, $25,000 on signing, $20,000 on or before March 31, 2008, $20,000 on or before March 31, 2009, and $20,000 on or before March 31, 2010. The Agreement calls for a minimum work expenditure of $100,000 on or before March 31, 2008, $200,000 on or before March 31, 2009, and $300,000 on or before March 31, 2010. In addition, Aura will issue 400,000 common shares to Sterling over a three year period.

History

The property has not received the benefit of modern exploration methods and so is at an early stage of exploration.

Geology

The deposit is hosted by sedimentary rocks. The sedimentary section is the Cuesta del Cura Formation and Indidura Formation of Cretaceous age, cut by Miocene rhyolites and silicified breccia. The Cuesta del Cura Formation is mainly argillic limestone with lenses of black chert. The Upper Cretaceous Indidura Formation includes alternating grey argillaceous limestone and calcareous limonite. Outcrops of Miocene rhyolite east of the area are dense rhyolite composed of quartz, feldspar, and clay. Fine sandy recent sediments cover much of the area.

The mineralized zones are bodies of silicified breccias composed of limestone fragments in a matrix of grey to black silica containing silver, and quartz veins, trending northwest-southeast and approximately 0.60 meters wide, mineralized by iron oxides and argentite in quartz gangue. The breccia bodies are from 70 to 300 meters long and 20 to 50 meters wide.

Work Plan

Sterling is designing an exploration drilling program for the property.

Tesorito – Tabasquena

Land Position and Ownership

The Tabasqueña Mine concession is located in the Ojocaliente mining district in the state of Zacatecas, Mexico. This concession is located several kilometers east of highway 45 and north of the road between the towns of Ojo Caliente and Jarillas. The concession contains two vertical shafts and approximately 180 meters of underground workings to a depth of 50 meters. Sterling entered into a mining claim exploration concession that expires in 2009.

This property consists of six separate mining concessions: La Tabasqueña; Mina Del Tesorito; La Querencia; Aracelli; Angustias; and Melania. Total surface area of the concession is 287.2 hectares. This concession lies at the north end of the Milagros Vein system. The Milagros mine at the southern end of the vein system has been mined extensively in the past.

On October 25, 2006, Sterling sold a 50% interest in the project to Chester Mining Company in exchange for 600,000 shares of that company’s common stock.

History

Two companies have operated in the concession since 1980, Minera Las Cuevas (“Cuevas”) 1981 and Servicios Industriales Peñoles (“Peñoles”) 1988 to 1989. Both companies have mapped and sampled the underground workings. Cuevas drilled five exploration holes and Peñoles drilled ten holes. In addition, Peñoles conducted surface trenching and sampling and IP geophysics surveys. Most of this data is available on various maps and cross sections.

Geology

The basal unit of the geologic section exposed in this concession is volcanic andesites of the Chillitos formation. The Chillitos formation is overlain by conglomerates of Zacatecas Red Conglomerate. The top of the exposed section are extrusive Rhyolite flows. The Milagros vein system cuts this section on a north northwest trend for approximately seventeen kilometers.

The concession hosts two veins of the Milagros Vein system, the Tabasqueña Vein and the La Ninã Vein. The Tabasqueña dips approximately 60° west and the La Ninã Vein dips 55° east. These two veins project to an intersection approximately 130 meters deep.

Work Plan

Sterling is designing an exploration drilling program for the property.

Arturo

Land Position and Ownership

On May 9, 2007, Sterling entered into an agreement with Silver Fields Resources Inc., granting them an option to acquire an undivided 75% interest in the Arturo Property, consisting of exploration concessions covering 1,615 hectares, located in Zacatecas, Mexico. The agreement provides for cash payments of $85,000 over four years, issuance of 400,000 shares of Silver Fields Resources common stock to Sterling Mining Company over four years and minimum expenditures of $600,000 by March 2010. If and when the option is exercised, the parties will execute a Joint Venture Agreement for future exploration and development of the Property.

History

There is no known mining or exploration history on the concession.

Geology

Geology consists of rhyolites of the lower Upper Volcanic sequence. The rhyolites are mineralized in this area.

Work Plan

Sterling will consider joint venture proposals for the property.

Bolshoi

Land Position and Ownership

The Bolshoi project consists of four lots: Bolshoi, Bolshoi II, Bolshoi III and Terrible Jim. Total surface area of the lots is 5,395 hectares.

History

There is no known mining or exploration history on the concessions.

Geology

Most of the project is covered by post mineral rhyolites of the Upper Volcanics. Two windows into deeper rocks, located north of and west of the Bolshoi lot, expose the Chulitos formation. There is structure controlled silver-copper mineral in one of these windows.

Work Plan

No geological work has been done on the property as of yet.

La Chapis

Land Position and Ownership

The La Chapis concession is located is located approximately five kilometres east of Ojo Caliente and approximately 60 kilometers southeast of the city of Zacatecas. Access is from Zacatecas using the highway that leads to Aguascalientes, through Ojocaliente, then east on secondary roads. The 2,000 hecatare property lies less than two kilometres south of the highly mineralized Cerro El Morro area. Sterling geologists became interested in the La Chapis claim when silicified material was noted in rocks culled from cultivated land and piled along access roads to the fields. The silicified material is similar to that found in epithermal vein systems such as are present at Cerro El Morro. Some of the silver veins exposed at Cerro El Morro may project into this area.

The property consists of a single exploration concession. Sterling is purchasing the concession for $25,000 in two annual payments. The concession holder will retain a 2% Met Smelter Revenue interest. Sterling is committed to $250,000 in work on the property over the next three years.

History

The property has not received the benefit of modern exploration methods and so is at an early stage of exploration.

Geology

There are few outcrops on the concession. Rocks culled from the fields suggest that veins and silicified zones that may be present is hosted in a combination of Indidura Formation of Cretaceous age, and slightly metamorphic rocks of the Jurassic Chulitos Formation. The Upper Cretaceous Indidura Formation includes alternating grey argillaceous limestone and calcareous limonite. Outcrops of Miocene rhyolite north of the area are dense rhyolite composed of quartz, feldspar, and clay. Loamy soils cover most of the area. Mineralized zones are inferred based on material gleaned from cultivated land.

Work Plan

Sterling is currently drawing up plans for exploring this area using geophysics followed up by geochemical prospecting.

Jimenez de Teul

Land Position and Ownership

The project represents a major land package in western Zacatecas, consisting of 7,601.45 hectares, located near the town of Jimenez de Teul, Zacatecas Mexico. It surrounds Sterling´s Arturo claim, presently under joint venture with Silver Fields Resources Inc. The acquisition gives Sterling control of most of the Jimenez de Teul mining district.

This property consists of 11 separate mining concessions: Santa Roslaia, Santa Rosalia F-1, Reyna Maria, El Tragedias, Sutti, Sutti 1, Sutti 2, Reyna Sofia, Arturo, Arturo F-1 and Karina. Note that the Arturo is not the same as the concession by the same name already controlled by Sterling in this district.

Sterling is purchasing the concessions for $100,000 in cash with an additional $150,000 in cash or Sterling common stock at a price of $4.25/share. The concession holder will retain a 2% Net Smelter Revenue interest. Sterling is committed to $250,000 in work on the property over the next three years.

History

Precious metals were found in the area fairly recently by Mexican standards. The district was likely first exploited in the very late 19th century. The only known mining records report 1,038 kilograms of silver and 25 tons of lead produced between 1983 and 1987. There are no records from the turn of the century mines.

Geology

The underlying rocks consist of limestone and shale of the Indidura Formation of Cretaceous Age. Stocks and dikes of rhyloite porphyry occur as intrusions in the Indidura Formation. Miocene age rhyolite tuffs cover much of the area.

Known mineral deposits consist of northeast striking veins of gold, silver and lead, and replacement zones along the contact of rhyolite dikes and stocks and the Indidura limestone. In addition, exploration by another mining company in 1996-97 discovered wide zones of stockworks adjacent to rhyolite domes reportedly containing silver and gold, and the exploration indicated that other zones, such as the Iron Sombrero, have gold potential.

Work Plans

Sterling’s exploration plan will focus on examining and sampling multiple alteration zones on the property and identifying targets for drill testing.

Cuatro Cienegas Property

Land Position and Ownership

The property consists of six mining concessions in three non-contiguous groups covering approximately 3,409 hectares. The property is located near the town of Cuarto Cienegas in Central Coahuila State, Mexico. It is approximately 10 kilometers to the south by paved and graveled road, but well outside of the environmentally sensitive valley of Cuatrocienegas.

Sterling signed an agreement under which it has the right to acquire the Cuatro Cienegas sandstone-hosted copper-silver deposit located in Coahuila State, Mexico. Under the terms of the agreement, Sterling has the right to acquire a 100% interest in the Property, subject to a 2.5% Net Smelter Revenue interest by making payments totaling $550,000 as below:

•	$50,000 on signing (paid)

•	$100,000 on the first year anniversary of signing

•	$100,000 on the second year anniversary of signing

•	$100,000 on the third year anniversary of signing

•	$100,000 on the fourth year anniversary of signing

•	$100,000 on the fifth year anniversary of signing.

History

Previous work on the property consists of a few small exploration adits, and sampling done by the underlying land owners. There has been some sampling done by a major mining company in the region, but that data was unavailable at this time. The underlying landowner contracted with Servicios Geologico Mexicano to investigate the metallurgy of the deposit. Column leach tests have returned recovery of silver using sulphuric acid and cyanide. Sterling intends to continue metallurgical testing on representative samples.

Geology

The property is underlain by Early Cretaceous limestone, shale, sandstone and conglomerate related to the Early Cretaceous Coahuila terrane, a suspect tectonic block that became attached to the American continent sometime in the Early to Middle Cretaceous. Copper-silver mineralization is hosted in the lower sandstone and conglomerate units. The primary copper minerals are not known at this time.

Sterling collected three samples during its initial assessment of the property. All assay samples were transported directly to Sterling’s production facility in Zacatecas where they were analyzed using fire assay and AA techniques. The results of these grab samples are presented below:

Sample	Description	Ag, g/t	Cu, %
IN1-1	Grab sample from the northwest part of project	176	3.33
ADR-1	Grab sample from supergene enriched zone in valley floor	51	3.23
GRA-1	5 meter channel sample from discovery outcrop	81	4.48

Work Plan

Sterling plans to map and sample the concessions in detail and follow up sampling with a trenching program. A bulk sample will be collected for additional metallurgical testing and mineralogical studies. The goal is to quickly assess the known mineralized areas and the potential for expansion as early as possible in the life of the agreement. Assuming favorable results, additional bulk sampling, diamond drilling and exploration drifting will be planned.

Other Exploration Prospects

The Company has rights to projects that are located within the Montana Copper Sulphide Belt, a 1,600 square mile area in Sanders County, Montana.

Lucky Luke Copper-Silver Prospect

Land Position and Ownership

The Lucky Luke prospect consists of 20 unpatented lode mining claims located on U.S. Forest Service property about ten miles northwest of Thompson Falls, in Sanders County, Montana. The claims are located in Sections 17, 18, 19 and 20, Township 22 North, Range 30 West. Access is via the Little Beaver Creek Road, west of Montana State Highway 200.

Sterling acquired its interest in the Lucky Luke prospect pursuant to a mineral lease agreement dated November 26, 2004 (the “Timberline Agreement”), whereby the Company acquired exploration rights for a 20-year period, with option to renew for an additional 20-year-plus period, with respect to the Lucky Luke, Minton Pass, East Bull and Standard Creek properties (see below). In consideration for the lease, Sterling forgave indebtedness of approximately $65,000, reimbursed expenses of approximately $20,000, and agreed to annual advance royalty payments of up to $20,000, based on the number of claims still subject to the agreement. The lease agreement also provides for a 1% Net Smelter Revenue interest on all minerals mined or removed from the property covered by the lease agreement.

Geology

Quartz veins at the Lucky Luke adit cut St. Regis Formation argillites and quartzites approximately 100 feet above the St. Regis/Revett contact. Revett quartzites outcrop on the ridge above the adit. Middle Revett siltites are exposed on the south slope.

Exposures near the adit are generally dipping northwest at 15 to 24 degrees. To the north and east, bedding attitudes are much steeper and the mineralized veins are near the relatively flat-lying apex of a domal structure. This dome is bounded on the west by a north-northwest trending fault that has brought the Revett up to the surface on the west side. To the south, a large-scale tear fault separates the dome from an overturned section of strata of Burke and Wallace Formations.

Geologic mapping and rock chip sampling confirmed that the copper-silver mineralization seen in the veins is dominantly chalcocite and tetrahedrite with some bornite. Revett exposures to the south also exhibit pyrite with dendritic manganese stain. Rock chip samples in this location show weak copper-silver anomalies.

It is postulated that the mineralized horizons or quartzite in the lower Revett were the source beds for the vein mineralization seen in the Lucky Luke adit. Quartz veins similar to these are regionally related to mobilization from the underlying strataform copper-silver mineralization.

History

In the mid-1920’s, the Lucky Luke adit was driven on a mineralized quartz vein. Reports indicate that the adit was extended for 1,000 feet; the size of the dumps confirms this report. In 1926, the Lucky Luke reportedly produced ore containing silver, copper and gold.

The property was subsequently acquired by Luke Williams. Exploration work during this ownership included several shallow trenches that crosscut at least two quartz veins that had strike lengths in excess of 3,000 feet.

In 1983, the property was acquired by U.S. Borax, as a result of a reconnaissance exploration program conducted for Revett copper-silver deposits. U.S. Borax staked 76 claims on the prospect, and conducted mapping and sampling. U.S. Borax and its successor Kennecott Exploration Company held the property until the early 1990’s.

Work Plan

Sterling intends to prepare a scale geologic map of the entire project area, including the adit and trench area. Thereafter, Sterling will consider adopting a plan for drilling test holes to evaluate the two mineralized Revett horizons. Sterling will also evaluate reopening the caved Lucky Luke adit for underground mapping and sampling.

East Bull Copper-Silver Prospect

Land Position and Ownership

The East Bull prospect consists of 19 unpatented lode mining claims located on U.S. Forest Service property about one mile due east of Bull Lake in Lincoln County, Montana. The claims are located in Sections 2 and 11, Township 28 North, Range 32 West. Access is via Forest Service roads along the South and North Fork of the Bull River, to the east of Montana State Highway 56. Sterling acquired its interest in the East Bull Prospect pursuant to the Timberline Agreement, described above.

Geology

The property has local exposures of north-striking and moderately east dipping St. Regis and Wallace Formations, both Proterozoic in age. The Burke Formation and the base of the Lower Revett Formation are exposed along the southeast shore of Bull Lake, about a mile west of the claims. The northwest-trending Bull Lake Fault crosses the east side of the property and has down-dropped Wallace Formation strata on the east. The majority of the property is covered with glacial till.

Potential for stratiform copper-silver mineralization in the Upper or Lower Revett exists on both sides of the Bull Lake Fault. The Bull Lake Fault is a major north trending structure, easily identified on the ground, with much local folding and slickensides. A major reason to pursue this target is the presence of the Bull Lake Fault - a large un-tested structure. Target depths will range from 1,000 feet on the west side to +2,000 feet on the east side.

History

In 1983, the property was acquired by U.S. Borax, as a result of a reconnaissance exploration program conducted for Revett copper-silver deposits. U.S. Borax staked 23 claims on the prospect, and conducted mapping and sampling. U.S. Borax and its successor Kennecott Exploration Company held the property until the early 1990’s.

Work Plan

The only work Sterling may pursue on this property is the preparation of more detailed mapping to more accurately define the location of the Wallace/St. Regis/Revett Formation rock units on the property.

Standard Creek Copper-Silver Prospect

Land Position and Ownership

The Standard Creek prospect consists of 29 unpatented lode mining claims located on U S. Forest Service property about 6 miles due east of the Montanore deposit and 21 miles south of Libby, in Lincoln County, Montana. The claims are located in Sections 19, 20, and 30, Township 27 North, Range 30 West. Access is via Forest Service road number 231. Sterling acquired its interest in the East Bull Prospect pursuant to the Timberline Agreement, described above.

Geology

The property is underlain by the Revett, St. Regis and Wallace Formations. Strata from all three formations strike northwest and dip moderately eastward with dips becoming flatter to the east. A pair of northeast-trending faults have been identified, each having down-dropped northwest sides. Displacement along these faults is in the range of 200 to 400 feet. Numerous copper, silver and lead bearing quartz veins occur in the St. Regis and Wallace Formations. The 1987 drilling by U.S. Borax encountered only trace amounts of pyrite, chalcopyrite and bornite.

The claims were staked on the basis of the high grade veins found in the overlying Wallace Formation. The presence of mineralization above the permissive underlying Revett stratigraphy was the main reason for acquiring this prospect.

History

In the early 1980’s, the property was acquired by U.S. Borax, as a result of a reconnaissance exploration program conducted for Revett copper-silver deposits. U.S. Borax staked 115 claims on the prospect, and optioned 14 more from a local prospector. U.S. Borax conducted mapping and sampling and drilled one 1,450 foot core hole. U.S. Borax and its successor Kennecott Exploration Company held the property until the early 1990’s.

Work Plan

Sterling intends to prepare a geologic map of the entire project area. We may also pursue further sampling on the Midas dump for the purpose of defining metal ratios seen in the vein mineralization. Additional research into the geology and production from the Midas Mine may also be conducted.

Minton Pass Copper-Silver Project

Land Position and Ownership

The Minton Pass Silver-Copper prospect consists of 20 unpatented lode mining claims located on U.S. Forest Service property east of Trout Creek, Montana. The claims are located in Sections 20 and 21, Township 24 North, Range 32 West, MPM. Access is via well-maintained U.S. Forest services roads from Trout Creek. Sterling acquired its interest in the East Bull Prospect pursuant to the Timberline Agreement, described above.

Geology

The Minton Creek Pass claim group hosts metasedimentary rocks of the Belt Supergroup. Vast areas of the Belt Supergroup contain stratiform silver-copper occurrences, which are hosted by quartzites of the Revett Formation. These are found primarily within the Montana Copper Sulphide Belt, which covers some 1,600 square miles.

History

The prospect was discovered in the 1960’s and has been explored intermittently since that time. Kennecott maintained a core group of claims in the area from 1966 to 1992. In the early 1970’s the prospect was explored by Hillside Mines, Inc. Exploration focused on two mineralized horizons. Mapping, sampling and trenching were conducted to better define the extent of the mineralization. A short adit was driven and a limited drilling program conducted.

In 1981, ASARCO expanded their land position to several hundred claims. Exploration, including some drilling, continued in an attempt to further define the extent of the mineralized zones. ASARCO abandoned the property in 1992.

Work Plan

The only work Sterling may pursue on this property is the preparation of a geologic map of the entire project area.

JE Project

Land Position and Ownership

The JE Project is located along the Bull Lake Corridor, on a line between the Troy and Rock Creek deposits, roughly ten miles southeast of the Troy and three miles northwest of the Rock Creek. The Montanore (Rock Lake) deposit is roughly two miles east of the Rock Creek.

In January, 2003, Sterling leased the JE Project, a set of 11 unpatented mining claims in the Montana Copper Sulfide Belt. The lease agreement provides for annual payments increasing from $3,000 to $20,000 by 2009 and for a 2% production royalty on sales of metals extracted from the property.

During 2006, Sterling entered into an option agreement with Silver Fields (formerly Red Lake Resources) regarding the JE prospect. Under the terms of the agreement, Silver Fields may earn a 75% interest in the property for cash payments totaling $300,000, the issuance of 500,000 common shares of Silver Fields common stock to Sterling and a $600,000 work commitment for exploration during the next three years. Sterling will retain a 25% interest and a 2.5% Net Smelter Revenue interest. After Red Lake has completed its earn-in, Sterling may maintain or increase its 25% carried interest by participating in future exploration and development.

Geology

The JE claim group hosts metasedimentary rocks of the Belt Supergroup. These are found primarily within the Montana Copper Sulphide Belt, which covers some 1,600 square miles. The lower member of the Revett Formation hosts Stratabound mineralization and this formation is about 1,300 feet thick in the JE project area.

At least three N-NW trending faults cut across the JE Project area. The Snake Creek-Copper Lake Fault and the Lost Girl Fault may control stratabound mineralization within the lower Revett Formation.

Significant copper/silver mineralization is not exposed on the property. U.S. Borax has drilled an exploration drill hole. This drill hole contained 265 feet of copper and silver mineralization.

History

In the late 1980’s, U.S. Borax and Santa Fe Minerals explored the Belt rocks of NW Montana for additional deposits similar to ASARCO’s Troy Mine. Initial discoveries were made at surface at Montanore and Rock Creek. U.S. Borax completed detailed geological mapping at a scale of 1:6,000 over a very large area within and adjacent to the property. Santa Fe Minerals performed limited geological mapping at a scale of 1:24,000.

This mapping identified a potential target at the intersection of the Copper Lake (a controlling structure on mineralization in the Rock Creek ore-body) and the Wolf Creek faults. U.S. Borax and Santa Fe completed nine diamond drill holes in the area under investigation. Kennecott acquired the property through the acquisition of U.S. Borax. Kennecott held the property for 12 years before abandoning it.

Sterling leased the JE property from the current claim holders, and located an additional 24 lode claims to increase the property package to its current size.

Work Plan

Sterling intends to prepare additional surface geological mapping to identify surface lithologies and rock packages.

Trout Creek Project

Land Position and Ownership

Sterling acquired lease rights to 18 claims of the Trout Creek deposit in Northwestern Montana (JESTC Group), located approximately six miles west of the town of Trout Creek. The Trout Creek property expands the Company’s presence in the Montana Silver-Copper Sulfide Belt.

Geology

Trout Creek is within the Pre-Cambrian Best Basin, along the western flank of the northeast-trending anticline. An anomalously thick quartzite section identified on the Trout Creek property could coincide with a mineralized oxidation/reduction front.

History

Exploration thus far has consisted of geologic mapping, outcrop sampling and diamond drilling, results of which indicated a strong potential for the discovery of significant Troy-type silver-copper mineralization.

Work Plan

Sterling intends to prepare additional surface geological mapping that will identify surface lithologies and rock packages.

LEGAL PROCEEDINGS

There are no legal proceedings material to Sterling to which Sterling or a subsidiary of the Company is a party or of which any of their respective property is the subject matter, and Sterling is not aware of any such proceedings to be contemplated, other than as disclosed below:

In September 2005, James D. Christianson and several small entities whom Christianson represents filed a lawsuit in the United States District Court for the Western District of Washington against several parties, including two directors of Sterling, Carol Stephan and Ray De Motte. Mr. De Motte is also an officer of Sterling. The original complaint alleged, among other things, that De Motte and Stephan made misrepresentations and omitted information in connection with the plaintiffs' purchases of stock in Sterling and in other entities with which they alleged De Motte and/or Stephan are associated. Sterling was not a party to the original complaint. Claims against several parties were dismissed without prejudice on jurisdictional grounds and venue of the case was later transferred to the Northern Division of the District of Idaho.

The plaintiffs requested and were granted leave to amend their complaint, and their amended complaint included new claims against Sterling and others. The plaintiffs' amended complaint asserts with respect to Sterling that it and others made misrepresentations and omitted information in connection with the plaintiffs' purchases of the Sterling’s stock. It asserts claims for civil RICO under Idaho law, and for securities fraud, misrepresentation and other causes of action. Sterling and the other defendants responded by moving to dismiss the amended complaint on various grounds. The motions to dismiss remain pending. Plaintiffs have, in March 2007, filed a motion for a second amendment to their complaint adding several third parties. If the case is not dismissed and settlement is not reached in the short term Sterling intends to aggressively defend and is likely to bring counterclaims against Mr. Christianson and the other plaintiffs. If trial is required, it is currently scheduled to begin on June 10, 2008. Sterling is of the view of these claims are without merit.

In October 2006, Sterling learned that the U.S. Attorney for the District of Idaho issued a grand jury subpoena to Mr. Christianson to provide testimony and documents relating to the defending directors and other businesses with which they are associated. Sterling cannot predict at this time whether the grand jury will engage in any investigation of the directors or Sterling beyond the subpoena issued to Mr. Christianson or what the nature or outcome of any investigation would be.

USE OF PROCEEDS

We will receive funds if any of the warrants held by the selling security holders are exercised. Assuming all of the warrants pertaining to the shares that may be reoffered by the selling security holders under this prospectus are exercised, we would receive approximately $48,067,951. We intend to use funds we receive from the exercise of warrants for continuing rehabilitation work on the Sunshine Mine and for working capital and general corporate purposes. We have broad discretion in the allocation and use of these funds, and will determine as and when funds are received from the exercise of warrants how the funds will be used. Investors in the shares will not have the opportunity to evaluate the economic, financial, or other information on which we base our decisions on how to use the funds derived from the exercise of warrants. If we fail to apply the net proceeds effectively, our business could be negatively affected. We will not receive any funds obtained by the selling security holders from their reoffer and sale of the common stock covered by this prospectus.

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Price

Sterling’s common stock trades in the over-the-counter market under the symbol “SRLM” and quotations for the common stock are listed on the Over the Counter Bulletin Board (“OTCBB”) and were formerly listed in the “Pink Sheets” published by the National Quotation Bureau. The following table sets forth, for the respective periods indicated, the prices of our common stock in the over-the-counter market, as reported and summarized by the National Quotation Bureau. Such prices are based on inter-dealer bid and asked prices, without markup, markdown, commissions, or adjustments and may not represent actual transactions.

Calendar Quarter Ended	High Bid ($)	Low Bid ($)
March 31, 2005	5.20	3.60
June 30, 2005	4.00	2.60
September 30, 2005	3.40	2.55
December 31, 2005	3.45	2.00
March 31, 2006	4.60	4.45
June 30, 2006	4.20	4.05
September 30, 2006	3.95	3.85
December 31, 2006	3.16	3.03
March 31, 2007	3.15	2.95
June 30, 2007	4.55	3.19

Dividend Policy

No dividends have been paid on the common stock of Sterling during the past three years. Sterling intends to retain any earnings for use in its business activities, so it is not expected that any dividends on the common stock will be declared and paid in the foreseeable future. At July 31, 2007, there were approximately 812 holders of record of the common stock.

Equity Compensation Plan Information

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants, and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuances under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	-0-	$-0-	-0-
Equity compensation plans not approved by security holders	0	$0	N/A

Total	0	$0	0

CAPITALIZATION

The following tables sets forth our capitalization (unaudited) as of June 30, 2007, and as adjusted to give effect to the securities sold by Sterling Mining in August 2007, and the exercise of all options and warrants by the selling security holders and payment of our estimated offering expenses. This table should be read in conjunction with our financial statements and notes thereto.

	June 30	As Adjusted
LONG-TERM LIABILITIES
Notes payable, net of current portion	$515,119	$515,119

STOCKHOLDERS’ EQUITY
Common stock, $0.05 par value; 80,000,000 shares authorized, 30,190,828 (49,325,968 as adjusted assuming all special warrants and warrants are converted and exercised) issued and outstanding, respectively	1,509,541	2,115,106
Additional paid-in capital	45,764,694	119,917,844
Accumulated deficit	(25,876,562)	(25,876,562)
Accumulated comprehensive income	(199,653)	(199,653)

TOTAL STOCKHOLDERS’ EQUITY	21,198,020	95,956,734

TOTAL LONG-TERM LIABILITIES AND STOCKHOLDERS’ EQUITY	$24,671,597	$96,471,853

SELECTED AND SUPPLEMENTARY FINANCIAL INFORMATION

Annual Information

The following tables set forth selected financial data for each of the years in the five-year period ended December 31, 2006. The consolidated statement of operations data and balance sheet data are derived from the audited Consolidated Financial Statements of Sterling. The following selected financial data for the years ended December 31, 2006, 2005, and 2004, should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and the Consolidated Financial Statements, including the notes thereto, which are presented elsewhere in the prospectus.

Consolidated Statement of Operations Data:

	Year Ended December 31,	Year Ended December 31,	Year Ended December 31,	Year Ended December 31,	Year Ended December 31,
	2006	2005	2004	2003	2002
Net Revenues	$887,524	$491,716	$62,873	$8,448	$4,200
Loss from operations	$(6,568,432)	$(4,255,611)	$(5,001,375)	$(4,338,246)	$(37,913)
Net income (loss)	$(5,230,395)	$(4,548,957)	$(5,529,707)	$(4,150,761)	$(30,064)
Net income (loss) per share:
Basic	$(0.24)	$(0.26)	$(0.36)	$(0.43)	$(.01)
Diluted	$(0.24)	$(0.26)	$(0.36)	$(0.43)	$(.01)

Consolidated Balance Sheet Data:

	Year Ended December 31,	Year Ended December 31,	Year Ended December 31,	Year Ended December 31,	Year Ended December 31,
	2006	2005	2004	2003	2002
Total assets	$20,920,367	3,655,506	$3,681,847	$3,148,468	$49,414
Current liabilities	5,861,656	849,378	1,024,579	905,088	30,363
Long-term obligations	519,763	—	—	—	—
Cash dividends per common share	$—	—	$—	$—	$—

Quarterly Information

The following tables set forth selected financial data for each of the three-month periods ended June 30, 2007 and 2006. The consolidated statement of operations data and balance sheet data are derived from the unaudited Consolidated Financial Statements of Sterling. The following selected financial data should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and the unaudited Consolidated Financial Statements, including the notes thereto, which are presented elsewhere in the prospectus.

Consolidated Statement of Operations Data:

	Six Months Ended June 30, 2007	Six Months Ended June 30, 2006
Net Revenues	$1,045,488	$597,033
Loss from operations	$(6,142,665)	$(2,862,964)
Net income (loss)	$(5,921,008)	$(2,864,833)
Net Income (loss) per share
Basic	$(0.20)	$(0.14)
Diluted	$(0.20)	$(0.14)

Consolidated Balance Sheet Data:

June 30, 2007
Total assets	$24,671,597
Current liabilities	$2,967,745
Long-term obligations	$505,832
Cash dividends per common share	$-0-

Supplementary Quarterly Information

Selected quarterly financial data for the years ended December 31, 2006 and 2005 is as follows:

	Quarter
2006	1st	2nd	3rd	4th
Net revenues	$280,524	$316,509	165,062	125,429
Loss from operations	$(997,852)	$(1,865,112)	$(1,701,302)	$(2,004,166)
Net income/(loss)	$(1,226,591)	$(1,638,292)	$(1,644,472)	$(721,040)
Earnings per share				—
Basic	$(0.06)	$(0.08)	$(0.08)	$(0.02)
Diluted	$(0.06)	$(0.08)	$(0.08)	$(0.02)

	Quarter
2005	1st	2nd	3rd	4th
		$		$
Net revenues	$7,497	$14,427	$26,690	$443,102
Loss from operations	$(1,114,817)	$(1,272,744)	$(1,515,308)	$(352,742)
Net income/(loss)	$(1,177,408)	$(1,270,400)	$(1,535,981)	$(565,168)
Earnings per share
Basic	$(0.07)	$(0.07)	$(0.09)	$(0.03)
Diluted	$(0.07)	$(0.07)	$(0.09)	$(0.03)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Overview

Sterling is a minerals, exploration, development and a producing company traded on the over the counter market in the United States. As is typical with such companies, losses are incurred in the stages of exploration and development, which typically need to be funded through equity or debt financing. Sterling has expanded rapidly its range of activities since 2003 and this has generated funding requirements for

•	the initiation of and advancing of rehabilitation, maintenance, exploration and mine planning at the Sunshine Mine,

•	the initial entry into Mexico, acquisition costs of projects, and the financing and construction of the Barones plant, and

•	increasing both administrative and operational staff to manage the increased scope of Sterling’s activities.

Our main focus is the Sunshine Mine project where we are engaged in maintenance, rehabilitation, exploration and mine planning. We also has exploration interests in Idaho, Montana, and in Mexico. We have a land position of early stage prospects in Idaho, Montana and Mexico that we are evaluating to determine whether to hold and explore by alone or seek the participation of industry partners.

Key work completed at the Sunshine Mine in 2006 was the initiation of the Sterling Tunnel project, working on mine planning, purchase of the tailing impoundment, and work related to rehabilitation of the mine and the Silver Summit hoist. In 2007 work proceeded and accelerated towards a projected December 2007 re-start of mine production. This work has included hiring essential employees, completing the Sterling tunnel and advancing on the rehabilitation and start up plan. Approximately $4.1 million of expenditures were made on rehabilitation and development of the Sunshine Mine during the first quarter of 2007. Expenditures on the Sterling Tunnel were $1.2 million in the first quarter of 2007, all of which was capitalized.

In Mexico, we are engaged in processing materials from the Barones property at the Barones processing plant. Besides continuing work to optimize processing capacity at the Barones project, Sterling is evaluating the potential for development of the San Acacio and Tesorito projects.

Sterling has made substantial expenditures on its key projects, and will continue to do so. Thus, further progress will be heavily influenced by Sterling’s ability to obtain significant funding from outside sources. Should significant funding not be raised concurrently with its capital requirements, Sterling may be forced to curtail key initiatives.

Results of Operations

Fiscal Year Ended December 31, 2006, Compared to Fiscal Year Ended December 31, 2005

Revenues

Revenues in fiscal years 2006 and 2005 consisted of sales of silver and gold to the refinery in Zacatecas, Mexico, and coin revenues in the United States from the sale of coins, rounds and bullion and from contract and lease income. Revenue increased by $395,808, or 80.5%, from $491,716 for the year ended December 31, 2005, to $887,524 for the year ended December 31, 2006. Nearly all of our revenue in 2006 and 2005 was derived from our operations in Zacatecas, Mexico. Revenues from operations in Mexico are $829,165 in 2006 compared to $441,160 in 2005. The increase in Mexico revenues in 2006 versus 2005 is primarily due to the fact that the Mexico segment produced silver for a full year in 2006 and for a partial year in 2005.

Cost of Revenues

Cost of revenues increased substantially from $362,758 in 2005 to $956,263 for the year ended December 31, 2006, which represents an increase of 263.6% year to year. The increase in cost of revenues is primarily the result of a full year of operation in 2006 versus a partial year in 2005.

Costs and Expenses

Costs and expenses increased by $2,115,124, or 48.2%, from $4,384,569 for the year ended December 31, 2005, to $6,499,693 for the year ended December 31, 2006. The primary contributors to the increase in costs and expenses include the increase of $906,976 during 2006 over 2005 in exploration costs related primarily to the Sunshine Mine, the increase in general and administrative expenses from $1,223,312 in 2005 to $1,902,427 in 2006 arising from the increase in employees and support services required to advance work on the Sunshine Mine and manage our operation in Mexico, and the increase of $640,732 in professional fees to $861,568 in 2006 compared to $220,836 in 2005.

Other Income and Expenses

Other income and expense improved dramatically in 2006. Total other income in 2006 was $1,336,570 compared to total other expense of $293,346 in 2005. The major components in the improvement are a gain on sale of investments of $171,410 in 2006 compared to a loss from sale of investments of $78,356 in 2005, a decrease in the loss on foreign exchange from a loss of $179,251 in 2005 to a loss of $95,149 in 2006, and the recognition of $1,362,416 in other income from the gain on the sale of Tabasquena mineral rights in Mexico in the fourth quarter, 2006, compared to no other income recognized in 2005.

Net Loss

As a result of the foregoing factors and after taking into consideration a nominal gain of $1,467 from our investment in Chester Mining Company, we recognized a net loss of $5,230,395 for the year ended December 31, 2006, compared to a net loss of $4,548,957 for 2005. Of these amounts, in 2006 our United States geographical segment contributed $4,318,339 to the loss and our Mexico segment contributed $912,056 to the loss, and in 2005 the our United States geographical segment contributed $3,537,508 to the loss and our Mexico segment contributed $1,011,449 to the loss.

Fiscal Year Ended December 31, 2005, Compared to Fiscal Year Ended December 31, 2004

Revenues

Revenues in fiscal years 2005 and 2004 consisted of sales of silver and gold to refineries in Zacatecas, Mexico, and coin revenues in the United States from the sale of coins, rounds and bullion and from contract and lease income. Revenue increased by $428,843, or 782%, from $62,873 for the year ended December 31, 2004, to $491,716 for the year ended December 31, 2005. Revenues from our operations in Mexico were $441,160 in 2005 compared to none in 2004.

Cost of Revenues

Cost of revenues increased substantially from $57,060 in 2005 to $362,758 for the year ended December 31, 2005. The increase in cost of revenues is primarily the result of the start of operations in Mexico in 2005.

Costs and Expenses

Costs and expenses decreased by $622,619, a 12% decrease, from $5,007,188 for the year ended December 31, 2004, to $4,384,569 for the year ended December 31, 2005. The primary contributors to the decrease in costs and expenses were decreases in exploration costs and general and administrative costs.

Other Income and Expenses

Other income and expense improved in 2005, compared to 2004. Total other expense in 2005 was $293,346 compared to total other expense of $528,332 in 2004. The largest component in the improvement was a loss on sale of investments of $78,356 in 2005 compared to a loss from sale of investments of $466,246 in 2004.

Net Loss

As a result of the foregoing factors, we recognized a net loss of $4,548,957 for the year ended December 31, 2005, compared to a net loss of $5,529,707 for 2004. Of these amounts, in 2005 our United States geographical segment contributed $3,537,508 to the loss and our Mexico segment contributed $1,011,449 to the loss, and in 2004 our United States geographical segment contributed $4,298,956 to the loss and our Mexico segment contributed $1,230,751 to the loss.

Three Months Ended June 30, 2007 compared to three Months Ended June 30, 2006

Revenues

Lease and contract income for the six months ended June 30 was $641,885 in 2007 and $12,100 in 2006. The increase was primarily due to revenues from the 2007 agreements with Source Minerals, Silver Fields and Aura Silver.

Sales of metal from continuing operations in the second quarter and first six months of 2006 consisted of sales of silver and gold from the refinery in Zacatecas, Mexico and coin revenues in the USA from the sale of coins, rounds and bullion. Total sales for the quarter were $212,266 in 2007 and $316,509 in 2006. Total sales for the six months ended June 30, 2007 were $403,603 in 2007 and $597,033 in 2006. Sales in the second quarter in Mexico were $209,231 in 2007 and $279,376 in 2006. Sales for the six months ended June 30 in Mexico were $392,586 in 2007 and $549,082 in 2006. Revenue was lower than expected, largely due to a delay in sales. May production was encouraging but concentrate produced in May had not been sold as of June 30.

Sales in the second quarter in the USA were $4,384 in 2007 and $37,133 in 2006. Sales for the six months ended June 30 in the USA were $11,017 in 2007 and $47,951 in 2006. Decrease in sales revenue in the USA was due to decreased sales volume, as staff spent more time preparing for the opening of the Sunshine Mine and less time on coin sales.

Costs and Expenses

The cost of production for the quarter was slightly less in Mexico and in the US compared to one year ago. The decrease was due to a decrease in sales in both countries. Sterling reported “Production Costs Applicable to Sales” of $265,208 in the second quarter of 2007 and $303,985 in the second quarter of 2006. “Production Costs Applicable to Sales” for the six months ended June 30 was $513,369 in 2007 and $528,433 in 2006. “Production Costs Applicable to Sales” for the second quarter in Mexico was $262,435 in 2007 and $289,260 in 2006. “Production Costs Applicable to Sales” for the six months ended June 30 in Mexico was $503,010 in 2007 and $507,305 in 2006. The Cost of Revenues for coin sales in the U.S. was $2,773 and $14,726 in the second quarters of 2007 and 2006 respectively. The Cost of Revenues for coin sales in the U.S. was $10,359 and $21,128 for the six months ended June 30 of 2007 and 2006 respectively.

Total operating expenses increased from $2,181,622 in the second quarter of 2006 to $4,437,239 in 2007, as Sterling accelerated its activity to prepare the Sunshine Mine for operation. As a result, the loss from operations increased from $1,865,112 in the second quarter of 2006 to $3,583,088 in 2007 and the net loss for the quarter increased from $1,638,292 in 2006 to $3,538,064 in 2007.

For the six months ended June 30 operating expenses increased from $3,459,997 in 2006 to $7,188,153 in 2007. As a result, the loss from operations increased from $2,862,964 in 2006 to $6,142,665 in 2007 and the net loss for the six month period increased from $2,864,883 in 2006 to $5,921,562 in 2007. The reason for the increase is the same as above, an acceleration of activities to prepare the Sunshine Mine for operations.

Other Income and Expenses

Other income and expense for the quarter resulted in a net gain of $45,024 in 2007 and $226,820 in 2006. The largest component of that income in the second quarter of 2007 was gain on the sale of investments. The largest component of that income in the second quarter of 2006 was gain on derivative instruments.

Other income and expense for the six months ended June 30 resulted in a net gain of $221,103 in 2007 and a net expense of $1,919 in 2006. The largest component of other income in those six months of 2006 was gain on the sale of investments. The largest component of other income in those six months of 2006 was loss on derivative instruments.

Income Taxes

Sterling Mining has a substantial net operating loss for U.S. income tax purposes. Sterling de Mexico has a net tax asset of IVA tax refundable in Mexico of approximately $216,000.

Liquidity and Capital Resources

Sterling’s cash balance at June 30, 2007 was $201,413. During the three and six months ended June 30, 2007, Sterling received cash upon the exercise of options and warrants, and private placement of common stock. Total cash provided by financing activities was approximately $3.5 million in the second quarter and $11.4 million in the six months ended June 30, 2007.

Although Sterling had negative working capital at June 30, it closed an equity financing for gross proceeds of approximately $24.5 million on August 2, 2007. We believe that this funding will be sufficient to meet our operating and capital needs in 2007. Whether we will need to seek additional financing from external sources in 2008 will depend on a number of factors, including, when production begins at the Sunshine Mine, the level of production and silver prices, whether production from our properties in Mexico increases, and other circumstances that are difficult to predict until Sterling has completed its development activities and achieved a sustained period of production. Management has been successful in raising capital through private equity offerings and may seek additional debt and/or equity funding for future operations if needed. There can be no assurances that financing will be available though private equity or debt offerings, if needed.

Sterling’s use of funds has been growing due to increasing exploration activities both in Mexico and at the Sunshine Mine in Idaho. Rehabilitation of the Sunshine Mine has been the primary use of funds for capital expenditures. The installation of the crusher at the Barones silver plant was the second largest capital expenditure during the quarter. Corporate General and Administrative expense has grown since the second quarter of 2006 as Sterling expanded its operational and administrative staff. As Sterling grows and prepares for the operation of the Sunshine Mine, management anticipates further capital improvements, equipment purchases and staff increases.

The financing requirements of Sterling will grow as the Sunshine Mine project advances during the next stages in 2007. To achieve internal objectives and timetables will require approximately $20 million to bring the mine into production. Gross proceeds of approximately $24.5 million in financing were secured in August of 2007. Should the mine fail to produce positive operating cash flows, there is no assurance Sterling will be successful in its fund raising efforts in future years, or that its Mexican operations can generate significant excess cash to help fund operating expenses.

The capital requirements of Sterling’s Mexican operations will be dependent on the profits and cash flow from Barones and San Acacio operations, results of economic and technical studies on our other projects and any exploration projects Sterling may select for advancement.

Contractual Obligations

Sterling is obligated under certain contractual arrangements for future cash expenditures. The following table sets forth our contractual obligations for the periods shown:

		Payments due by period
	Total	Less than 1 Year	1-3 Years	3-5 Years	After 5 Year
Notes Payable	$533,694	$27,862	$505,832	—	—
Operating Leases:
J.E. Prospect	$65,000	$12,500	$12,500	$20,000	$20,000
Jestec	130,000	15,000	15,000	50,000	50,000
American Reclamation	480,000	120,000	120,000	120,000	120,000
Chester Mining Company	27,000	5,400	7,200	7,200	7,200
Mineral Mountain	14,400	3,600	3,600	3,600	3,600
Merger Mines	15,000	2,500	2,500	5,000	5,000
Timberline Resources	80,000	20,000	20,000	20,000	20,000
Metropolitan Mines	47,000	11,000	12,000	12,000	12,000
Rock Creek Mining	23,500	5,500	6,000	6,000	6,000
San Acacio	—	—	—	—	—
Jimenez de Teul	600,000	50,000	350,000	200,000	—
Cuatro Cienegas	500,000	—	200,000	300,000	—

Sub-total Leases	$1,981,900	$245,500	$748,800	$743,800	$243,800

Total Obligations	$2,515,594	$273,362	$1,254,632	$743,800	$243,800

Critical Accounting Policies and Estimates

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

At least annually, management reviews the reserves used to estimate the quantities and grades of ore at our mines which management believes can be recovered and sold economically. Management’s calculations of proven and probable ore reserves are based on in-house engineering and geological assessments using current operating costs, metals prices and, when applicable, on third-party audits of our reserves.

Reserve estimates will change as existing reserves are depleted through production and as production costs and/or metals prices change. A significant drop in metals prices may reduce reserves by making some portion of such ore uneconomic to develop and produce. Changes in reserves may also reflect that actual grades of ore processed may be different from stated reserve grades because of variation in grades in areas mined, mining dilution and other factors. Estimated reserves, particularly for properties that have not yet commenced production, may require revision based on actual production experience.

Declines in the market prices of metals, increased production or capital costs, reduction in the grade or tonnage of the deposit or an increase in the dilution of the ore or reduced recovery rates may render ore reserves uneconomic to exploit. If our realized price for the metals we produce were to decline substantially below the levels set for calculation of reserves for an extended period, there could be material delays in the development of new projects, net losses, reduced cash flow, restatements or reductions in reserves and asset write-downs in the applicable accounting periods. Reserves should not be interpreted as assurances of mine life or of the profitability of current or future operations. No assurance can be given that the estimate of the amount of metal or the indicated level of recovery of these metals will be realized.

Exploration Costs

In accordance with accounting principles generally accepted in the United States of America, Sterling expenses exploration costs as incurred. Exploration costs expensed during the periods ended December 31, 2006, 2005 and 2004 were $3,701,487, $2,794,511, and $3,223,737, respectively. Exploration costs expensed during the three-month interim periods ended June 30, 2007 and 2006, were $642,663 and $940,046, respectively.

Mineral Development Costs

Sterling will capitalize property acquisition costs for undeveloped mineral interests that have significant potential to develop an economic ore body. Sterling will amortize the capital costs based on proven and probable ore reserves if an economic ore body is developed. If an economic ore body is not discovered, previously capitalized costs are expensed in the period in which it is determined that the property does not contain an economic ore body. Costs to develop new mines, to define further mineralization in existing ore bodies, and to expand the capacity of operating mines, are capitalized and will be amortized on a unit of production basis over proven and probable reserves. Gains and losses on the sales or retirement of assets are recorded as other income or expense.

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurement”. Management does not expect the adoption of this statement to have a material impact on its consolidated financial position or results of operations when FAS 157 becomes effective, after November 15, 2007.

In February 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 155, “Accounting for Certain Hybrid Financial Instruments, an Amendment of FASB Standards No. 133 and 140” (hereinafter “SFAS No. 155”). This statement established the accounting for certain derivatives embedded in other instruments. It simplifies accounting for certain hybrid financial instruments by permitting fair value remeasurement for any hybrid instrument that contains an embedded derivative that otherwise would require bifurcation under SFAS No. 133 as well as eliminating a restriction on the passive derivative instruments that a qualifying special-purpose entity (“SPE”) may hold under SFAS No. 140. This statement allows a public entity to irrevocably elect to initially and subsequently measure a hybrid instrument that would be required to be separated into a host contract and derivative in its entirety at fair value (with changes in fair value recognized in earnings) so long as that instrument is not designated as a hedging instrument pursuant to the statement. SFAS No. 140 previously prohibited a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for fiscal years beginning after September 15, 2006, with early adoption permitted as of the beginning of an entity’s fiscal year. Management does not expect the adoption of this statement to have a material impact on its consolidated financial position or results of operations.

In May 2005, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections,” (hereinafter “SFAS No. 154”) which replaces Accounting Principles Board Opinion No. 20, “Accounting Changes”, and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements – An Amendment of APB Opinion No. 28.” SFAS No. 154 provides guidance on accounting for and reporting changes in accounting principle and error corrections. SFAS No. 154 requires that changes in accounting principle be applied retrospectively to prior period financial statements and is effective for fiscal years beginning after December 15, 2005. Management does not expect the adoption of this statement to have a material impact on its consolidated financial position or results of operations.

In March 2005, the FASB issued FASB Interpretation No. 47 “Accounting for Conditional Asset Retirement Obligations – an Interpretation of SFAS No. 143.” (hereinafter “FIN No. 47”), FIN No. 47 provides clarification of the term conditional asset retirement obligation as used in paragraph A23 of SFAS No. 143, “Accounting for Asset Retirement Obligations.” SFAS No. 143 applies to legal obligations associated with the retirement of a tangible long-lived asset, and states that an entity shall recognize the fair value of a liability for an asset retirement obligation in the period in which it is incurred if a reasonable estimate of fair value can be made. The term conditional asset retirement obligation refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and/or method of settlement. Thus, the timing and/or method of settlement may be conditional on a future event. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. Management does not believe the adoption of this statement impacts these consolidated financial statements. However, recognition of asset retirement obligation liabilities may become necessary in the future.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets, an Amendment of APB Opinion No. 29.” (hereinafter “SFAS No. 153”), The guidance in APB Opinion No. 29, “Accounting for Nonmonetary Transactions,” is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in APB Opinion No. 29, however, included certain exceptions to that principle. SFAS No. 153 amends APB Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for nonmonetary asset exchanges in fiscal periods beginning after June 15, 2005. Management does not expect the adoption of this statement to have a material impact on its future consolidated financial position or results of operations, based upon Sterling’s history of transactions and exchanges of property.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk is the potential loss arising from adverse changes in market rates and prices, such as foreign currency exchange, interest rates, and commodity prices. Our operations in Mexico could potentially be affected by a change in the exchange rate of Mexican pesos into American dollars.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of August 9, 2007, the number and percentage of the outstanding shares of common stock and warrants and options that, according to the information supplied to Sterling, were beneficially owned by (i) each person who is currently a director, (ii) each executive officer, (iii) all current directors and executive officers as a group and (iv) each person who, to the knowledge of Sterling, is the beneficial owner of more than five percent of the outstanding common stock. Except as otherwise indicated, the persons named in the table have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable.

Name and Address of Beneficial Owner		Number of Common Shares	Percent of Class (1)
Officers and Directors
Raymond K. De Motte (1)	609 Bank Street, Wallace, ID 83873	433,686	1.1%
James N. Meek (2)	2201 N. Government Way; Coeur d’Alene, ID 83814	155,000	0.4%
Kevin G. Shiell (2)	2201 N. Government Way; Coeur d’Alene, ID 83814	141,667	0.4%
Michael L. Mooney (2)	2201 N. Government Way; Coeur d’Alene, ID 83814	143,560	0.4%
Carol Stephen (2)	609 Bank Street, Wallace, ID 83873	230,375	0.6%
David J. Waisman (2)	2201 N. Government Way; Coeur d’Alene, ID 83814	39,000	0.1%
Roger A. Van Voorhees (3)	2201 N. Government Way; Coeur d’Alene, ID 83814	2,582,695	6.8%
J. Kenney Berscht (2)	2201 N. Government Way; Coeur d’Alene, ID 83814	25,000	0.1%

All executive officers and directors as a group (8 persons)		3,750,983	9.9%

Five Percent Holders
W.D. Goodfellow (4)	Box 36; Auckland, New Zealand	4,887,500	12.9%

(1)	These figures represent the percentage of ownership of the named groups and individuals assuming each of them alone has exercised his or her options or warrants to purchase common shares, and percentage ownership of all officers and directors as a group, assuming all purchase rights held by such individuals are exercised. Percentages are calculated on 37,986,370 shares assuming all special warrants are converted to common stock.
(2)	These figures include: for Mr. De Motte options to purchase 235,000 shares of common stock at an exercise price of $4.00 per share; for Mr. Meek options to purchase 125,000 shares at an exercise price of $4.00 per share; for Mr. Shiell options to purchase 122,500 shares at an exercise price of $4.00 per share; for Mr. Mooney options to purchase 112,500 shares at an exercise price of $4.00 per share; for Ms. Stephan options to purchase 20,000 shares at an exercise price of $4.00 per share; for Mr. Waisman options to purchase 20,000 shares at an exercise prices of $4.00 per share; and for Mr. Berscht options to purchase 20,000 shares at an exercise price of $4.00 per share.
(3)	Mr. Van Voorhees’ total includes warrants to purchase 200,000 shares at $3.50, expiring 90 days following the date of the prospectus, and warrants to purchase 135,185 shares at $4.25, expiring February 9, 2008.
(4)	Mr. Goodfellow’s total includes warrants to purchase 2,087,500 shares of common stock at exercise prices ranging from $2.25 to $8.42 per share.

MANAGEMENT

Directors and Officers

The following table sets forth the names, ages, and positions with Sterling for each of the directors and officers:

Name	Age	Office with Sterling Mining	Appointed to Office
Raymond K. De Motte	51	President, CEO and Director	1998
James N. Meek	56	CFO, Vice-President	2005
Kevin G. Shiell	50	Executive Vice-President, Director	2003
Michael L. Mooney	59	Corporate Secretary	2005
Carol Stephan	66	Director	2003
David J. Waisman	53	Director	1998
Roger A. VanVoorhees	61	Director	2006
J. Kenney Berscht	68	Director	2006

All directors hold office until the next annual meeting of stockholders and until their successors are elected and qualify. Officers serve at the discretion of our Board. The following is information on the business experience of each director and officer.

Raymond K. De Motte, President, CEO and Director. Mr. De Motte has been President and CEO of Sterling since 1998. He has also been a director and chief financial officer of Kimberly Gold Mines, Inc. since 1999. Mr. De Motte spends approximately 95% of his time on activities related to Sterling. He holds a Bachelor of Science in International Business Administration from the American College of Switzerland and a Master of Business Administration from Golden Gate University in San Francisco, California. Mr. De Motte is a member of the Canadian Institute of Mining and Metals and the Society of Economic Geologists. Mr. De Motte has been directly responsible for guiding the growth of the company since late 1998, this growth has included acquisition of control of the Sunshine Mine, an expansion of the company’s silver prospects from 340 acres to over 35,000 acres under Sterling’s control in key silver districts.

James N. Meek, Vice-President and Chief Financial Officer. Mr. Meek has over 25 years of experience in accounting and asset management in the mining industry. He was appointed Chief Financial Officer of Sterling on September 1, 2005, after having served as Acting Chief Financial Officer of Sterling Mining since May 26, 2005. From 2004 until joining Sterling Mining, Mr. Meek worked as an independent consultant. From 1993 to 2004, Mr. Meek served as Treasurer of Coeur d’Alene Mines Corporation. Mr. Meek has also held the positions of acting controller for Century Mining Company and Accounting Manager for ASARCO Incorporated. He holds a Bachelor of Arts in Mathematics from Rocky Mountain College, a Master of Business Administration from the University of Idaho and is a licensed CPA in the State of Idaho.

Kevin G. Shiell, Executive Vice President, Director. Mr. Shiell has been a director and Executive Vice-President of Sterling Mining since January 2003. He has also been a foreman and superintendent of Stillwater Mining Company since 1999 and President and a director of Kimberly Gold Mines, Inc. since 2003. Mr. Shiell spends approximately 5% of his time on matters relating to Sterling Mining and 95% of his time on his other professional activities. Mr. Shiell has been in the mining business for over 25 years in operation positions such as Mine Foreman, Mine Superintendent and Manager of Operations with various companies in the western United States. He has experience with safety, human relations, mine site construction and infrastructure, as well as development, production and maintenance of operating mines. Mr. Shiell is also a member of the Northwest Mining Association.

Michael L. Mooney, Corporate Secretary/Treasurer. Mr. Mooney was appointed Corporate Secretary of Sterling Mining in May 2005. Prior to joining Sterling Mining, Mr. Mooney had spent over 25 years with Hollister-Stier Laboratories LLC of Spokane, Washington, formerly Bayer Corporation, most recently serving as Chief Financial Officer from 1999 to 2004. He has a Bachelor of Science in Accounting from Gonzaga University in Spokane, Washington.

Carol Stephan, Director. Ms. Stephan serves as a corporate secretary, treasurer, and/or director for several mining companies in the Coeur d’Alene and Spokane areas. Ms. Stephan also owns and operates several businesses in Idaho. Ms. Stephan is a director of Shoshone Silver Mining Company. She has served as a director of Sterling Mining since 2003 and manager of Silver Valley Capital since 2003.

David J. Waisman, Director. Mr. Waisman has been employed as a business development manager for SVL Analytical in Kellogg, Idaho since 1993. Prior thereto, he was employed as Senior Exploration Geologist for Hecla Mining. He holds degrees in Geology from the University of Montana and Colorado State University and is a director of the Society of Inland Northwest Environmental Scientists, and is on the Advisory Board of Kimberly Gold Mines, Inc. Mr. Waisman has served as a director of Sterling Mining since 1998.

Roger A. VanVoorhees, Director. Mr. VanVoorhees graduated with a Bachelor of Science from Western Michigan University and has business and investment interests in the hospitality, real estate, oil and gas, and metal mining industries.

J. Kenney Berscht, Director. Mr. Berscht graduated with a degree in Business Administration from the University of Western Ontario, Canada, has held executive positions with a number of energy companies and is a member of the American Institute of Mining, Metallurgical and Petroleum Engineers.

Certain Employees

In addition to the foregoing executive officers and directors, the following information is provided with respect to significant employees of Sterling at the Sunshine Mine:

Michael McLean, General Manager Sunshine Mine Division and Acting General Manager Sterling Northwest Division. Mr. McLean has served as Sterling’s Mine Manager at the Sunshine Mine since 2004. From 2001 to 2004, Mr. McLean was Manager of Engineering at Energy Products of Idaho. He served as the Mine Manager and Chief Engineer of the Sunshine Mine from 1995 to 2001 and designed and managed production systems at the mine. He holds a Bachelor of Science in Mining Engineering from the University of Nevada, Reno, and has more than 20 years of experience in mine management and engineering.

Jeffrey Moe, Chief Geologist. Since September 2005, Mr. Moe has served as Sterling’s Chief Geologist at Sunshine Mine. From 1998 to 2005, Mr. Moe worked as an independent geologist/exploration consultant on various projects. From 1995 to 2000, he served as Production Geologist, Senior Exploration Geologist and managed the AutoCAD mining system at the Sunshine Mine. He holds a Bachelor of Arts and Master of Science from the University of Montana and is currently a doctoral candidate at Dartmouth College.

Conflicts of Interest and Review of Related Party Transactions

Certain of Sterling’s directors and officers serve with other companies engaged in mineral exploration and development and Sterling’s officers or directors may become engaged in mineral exploration and development activities on their own behalf and on behalf of other companies in the future. As a result of these situations conflicts of interest may arise where the companies with which our directors and officers are associated may be in competition with us for mineral exploration or development opportunities or for financial or operational resources. Sterling has not adopted any formal policy for resolving these conflicts should they arise.

The bylaws of Sterling provide that it cannot enter into a “director’s conflict of interest transaction,” unless the transaction is approved through the designated “directors’ action” or “shareholders’ action.” A director’s conflict of interest transaction is any a transaction effected or proposed to be effected by Sterling, or by a subsidiary, in which

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a director knows at the time of the commitment that he or she or a related person is a party to the transaction or has a beneficial financial interest in or so closely linked to the transaction and of such financial significance to the director or a related person that the interest would reasonably be expected to exert an influence on the director's judgment if he or she were called upon to vote on the transaction; or

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the transaction is brought, or is of such character and significance that it would in the normal course be brought, before the Board of Directors for action, and the director knows at the time of commitment that any of the following persons is either a party to the transaction or has a beneficial financial interest in or so closely linked to the transaction and of such financial significance to the person that the interest would reasonably be expected to exert an influence on the director's judgment if he or she were called upon to vote on the transaction: an entity of which the director is a director, general partner, agent or employee; a person that controls, is controlled by, or is under common control with, an entity of which the director is a director, general partner, agent or employee; or, an individual who is a general partner, principal, or employer of the director.

A director’s conflict of interest transaction is effective if approved by “directors’ action,” which is approval by a majority (but not less than two) of the directors on a committee or, if there is no such committee, the Board of Directors who do not have a conflicting interest with respect to the transaction, or a familial, financial, professional, or employment relationship with the director the who does have a conflicting interest respecting the transaction, which relationship would, in the circumstances, reasonably be expected to exert an influence on the first director’s judgment when voting on the transaction. However, such approval is not effective unless the directors giving the required approval have been informed in advance of the nature and circumstances of the conflict of interest associated with the transaction.

A director’s conflict of interest transaction is effective if approved by “shareholders’ action,” which is approval by a majority of the outstanding shares entitled to vote that are not owned or controlled by directors or related persons who are subject to the conflict of interest. However, such approval is not effective unless the shareholders voting on the matter have been informed in advance of the nature and circumstances of the conflict of interest associated with the transaction.

Director Independence and Committees

The Board has determined that Carol Stephan, David J. Waisman, Roger A. Van Voorhees, and J. Kenney Berscht, who constitute a majority of the board, are “independent directors” under the criteria set forth in Rule 4200(15) of the NASDAQ Marketplace Rules. The Board does not have a separately designated nominating committee, so the function of evaluating and nominating persons for election as directors is performed by the entire Board.

In September 2006, the Board formed the Compensation Committee, the current members of which are Carol Stephan (Chairperson), Roger A. Van Voorhees, and J. Kenney Berscht. The Board has determined that each of the members of the Compensation Committee is “independent” under the criteria set forth in Rule 4200(15) of the NASDAQ Marketplace Rules.

Also in September 2006, the Board formed the Audit Committee, the current members of which are J. Kenney Berscht (Chairperson), Carol Stephan, Roger A. Van Voorhees, and David J. Waisman. The Board has determined that each of the members of the Audit Committee is “independent” under the criteria set forth in Rule 4350(d) of the NASDAQ Marketplace Rules.

On October 12, 2006, Sterling Mining borrowed $35,000 from the spouse of Carol Stephan, and borrowed $75,000 from a company of which Ms. Stephan is an officer and director. The loans were unsecured, bore interest at the rate of 10% per annum, and were repaid in December 2006. The loans were made to provide Sterling a capital bridge to other financing opportunities in late 2006 and early 2007. Although not required to be disclosed under Item 404 of Regulation S-K, the Board considered the transactions in evaluating the independence of Ms. Stephan and determined that the transactions did not give rise to a relationship or circumstance that could reasonably be expected to interfere with her exercise of independent judgment in carrying out her responsibilities as a director or member of any of the Board committees on which she serves.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee formed in September 2006 are Carol Stephan, Roger A. Van Voorhees, and J. Kenney Berscht, and no other directors served on the Compensation Committee during 2006. No interlocking relationship exists between our Compensation Committee and the board of directors or compensation committee of any other company.

Prior to September 2006, executive compensation decisions were made by the entire Board. Raymond K. De Motte, a director and our President and Chief Executive Officer, and Kevin G. Shiell, a director and our Executive Vice President, participated in deliberations on executive compensation prior to the formation of the Compensation Committee. Mr. De Motte is a director and Chief Financial Officer and Mr. Shiell is a director and President of Kimberly Gold Mines, Inc.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

General Philosophy

At the end of September 2006, Sterling’s Board of Directors adopted a Compensation Committee Charter and established the Compensation Committee through the appointment of independent, non-employee directors. The Committee is responsible for establishing and administering Sterling’s executive and director compensation programs and arrangements. As the Committee is relatively new, it is still working through the process of “learning the ropes” as an effective body for managing the compensation questions and issues that Sterling has and will continue to face.

Executive Compensation

The Committee’s compensation objective is designed to attract and retain the best available talent while efficiently utilizing available resources. In circumstances where Sterling has nominal revenues and is focused on bringing the Sunshine Mine back into production and applying its capital to that purpose, the challenge for the Committee is stretching limited capital resources to effectively seek out and retain executives with the education, skills, and experience necessary for restarting and running a major underground mining operation in the United States. The Committee is learning to meet that challenge by developing packages consisting of different forms of compensation that strike a balance between limiting the amounts of cash paid out for compensation and fostering commitment to Sterling through the upside potential of deferred compensation paid in the form of equity ownership or participation. The Committee seeks to compensate employees with a complete package competitive with comparable employers in the mining industry while maintaining internal and external equality and aligning senior management’s compensation with the long-term interests of shareholders. The process the Committee is developing for establishing compensation consists of targeting overall compensation for each executive officer and allocating that compensation among base salary and incentive compensation. The Committee believes that a significant portion of total compensation should be earned through incentive compensation.

Allocation among Components. Under the Committee’s compensation structure, the mix of base salary, cash bonus, and equity compensation varies depending upon the employment level. In allocating compensation among these elements, the Committee believes that the compensation of its senior-most levels of management, such as the Chief Executive Officer (CEO), the levels of management having the greatest ability to influence Sterling Mining’s performance, should be significantly performance-based. However, the Committee recognizes that certain critical control positions, such as the Chief Financial Officer (CFO), should receive a greater portion of their total compensation in the form of base salary versus incentive to assure sound judgment in decisions that will not be influenced by incentive payouts. At lower levels of management and staff, the Committee designs incentive compensation, which includes both cash and equity awards, to reward the achievement of specific performance goals within areas under control of the relevant employees, although company-wide performance is also a factor.

In making compensation allocations, the Committee will rely in part upon an evaluation of aggressive exploration companies. The allocation made by the Committee is consistent with the results in their evaluation, which showed the peer group providing their executive management with targeted cash incentive opportunities.

Base Salaries. The Committee provides its executive management with a level of assured cash compensation in the form of base salary that is competitive in the market, is based upon the experience level of the individual executive, is consistent with other companies with similar performance characteristics, and promotes sound judgment in daily decision making. The Committee concluded that for 2007, the appropriate base salary for the CEO is $156,000 and the appropriate base salary for the CFO is $180,000. These salaries were determined based upon the evaluation and analysis performed by the Committee relative to targeted overall compensation.

Incentive Bonuses. The Committee will award incentive cash bonuses based upon performance objectives. For 2006, the performance goals achieved by Sterling’s CEO and CFO were viewed as being instrumental in obtaining financing for advancing rehabilitation of the Sunshine Mine.

Equity Compensation. The primary form of equity compensation consists of stock options. Beginning in 2006, the accounting treatment for stock options changed as a result of Statement of Financial Accounting Standards No. 123(R), making the accounting treatment of stock options somewhat less attractive. Nevertheless, it should be expected the Committee will continue to use options as a compensation tool and will evaluate opportunities to use other forms of stock and equity awards in the future.

Executive Agreements. The Committee believes that employment agreements, severance and change of control agreements are appropriate for its senior management and top executives.

Retirement Plans. Sterling Mining has no defined pension plan. Sterling Mining does maintain a 401(k) “Safe Harbor” Plan in which Sterling Mining matches employee contributions up to 100% of the employee’s contribution, with a maximum equal to three percent of eligible compensation, and 50% of the next two percent of eligible compensation.

Perquisites and Other Benefits. The Committee annually reviews the perquisites that executive management receives. The current available perquisite for executive management is the lease payment for vehicles. The Committee recognizes this automobile allowance pursuant to the employment agreements of the CEO and CFO.

Board Process. The Compensation Committee of the Board of Directors approves all compensation awards to executive officers. The Compensation Committee will review the performance and compensation of the executive officers, and following discussions with those individuals and the members of the Board of Directors and, where it deems appropriate, other advisors, will establish their compensation levels. The Chair of the Committee reports to the full board the actions of the Committee. With respect to employee equity compensation awards, the Committee will recommend awards to the full Board of Directors for discussion and approval.

Director Compensation

Director compensation is evaluated and recommended by the Committee and approved by the full Board of Directors. Sterling does pay directors who are also employees for their service as directors, so all directors are compensated similarly for their service as directors. Currently Sterling does not provide for incentive cash bonuses, defined pension benefits, deferred compensation, medical or dental benefits, or perquisites for its non-employee directors.

Summary Compensation Table

The following table sets forth the compensation paid or accrued for the benefit of the principal executive officer and principal financial officer of Sterling, who are the only executive officers whose total compensation exceeded $100,000 for the year ended December 31, 2006.

STERLING MINING COMPANY-EXECUTIVE COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)	Total ($)
Raymond K. De Motte, CEO (1)	2006	$98,333	$103,727	$—	$202,060
James N. Meek, CFO (2)	2006	$120,000	$25,556	$—	$145,556
Raymond K. De Motte, CEO	2005	$58,000	$2,090	$140,789	$200,879
James N. Meek, CFO (2)	2005	$35,000	$25,607	$52,550	$113,157
Raymond K. De Motte, CEO	2004	$45,500	$—	$39,120	$84,620
James N. Meek, CFO (3)	2004	$—	$—	$—	$—

(1)	The figure in the “Bonus” column includes $85,000 paid in February 2007.
(2)	The figure in the “Bonus” column includes $25,000 for 2005 and $25,000 for 2006, paid in March 2007.
(3)	Mr. Meek’s employment began September 1, 2005.

Raymond K. De Motte Employment Agreement

Sterling entered into an employment agreement with Raymond K. De Motte, Sterling’s President and Chairman of the Board, on January 1, 2004. The agreement has a ten-year term. The annual salary under the agreement is presently $156,000, and may be adjusted at the discretion of the Board of Directors. The agreement also provides for standard health insurance and vacation benefits. The agreement provides for payment of a vehicle allowance that Mr. De Motte has waived to date, but which may be paid in the future upon Mr. De Motte’s request and approval of the Board. Mr. De Motte is entitled to receive each year stock options on 100,000 shares of Sterling common stock under his employment agreement. The agreement also provides for a single lump-sum payment of $600,000, net of taxes, in the event Mr. De Motte’s employment is terminated by Sterling for reasons other than cause, or if Mr. De Motte terminates his employment for good reason (as defined in the agreement). In addition, pursuant to his employment agreement Mr. De Motte is entitled to put all of his Sterling stock to Sterling for an aggregate amount of $200,000 or the aggregate market price of such stock, whichever is greater. In the event Mr. De Motte’s employment is terminated for cause, or if he resigns for reasons other than a good reason, then Mr. De Motte is entitled to a single lump-sum payment, net of taxes, of $100,000.

James N. Meek Employment Agreement

During 2005, Sterling entered into an Employment Agreement with James N. Meek, who was elected and appointed Vice President and Chief Financial Officer for Sterling in 2005. The agreement is for a term of three years, expiring on September 1, 2008, and the current annual salary is $180,000, and may be adjusted at the discretion of the Board of Directors. The agreement also provides for standard health insurance and vacation benefits. The agreement provides for payment of a vehicle allowance that Mr. Meek has waived to date, but which may be paid in the future upon Mr. Meek’s request and approval of the Board. As provided in his employment agreement, Mr. Meek earned a bonus of $25,000 in 2005 when Sterling filed its registration statement on Form 10 with the Securities and Exchange Commission and earned an additional bonus of $25,000 in 2006 when quotations for the common stock of Sterling were approved for publication on the OTC Bulletin Board, but payment of these bonuses was not made until 2007 when the Board determined there was sufficient capital to make the expenditures. Mr. Meek’s agreement further provides that a bonus of $20,000 will be paid when Sterling files an application for listing on the American Stock Exchange and a bonus of $50,000 will be paid when Sterling is approved for trading on the American Stock Exchange. Mr. Meek is entitled to receive each year stock options on 100,000 shares of Sterling common stock under his employment agreement. Discretionary performance bonuses may be awarded as determined by the Board.

Equity Awards and Benefits

Neither the CEO nor the CFO exercised any stock options or realized any monetary amount on stock rights or awards during 2006. Sterling did not have any stock options or stock awards outstanding at the end of 2006 held by the CEO or CFO. In September 2006, the Board of Directors adopted an Employee Stock Purchase Plan and Equity Incentive Plan, in each case subject to stockholder approval. No awards were granted under either plan in 2006.

Employee Stock Purchase Plan

On May 17, 2007, Sterling’s shareholders approved the adoption of an employee stock purchase plan (ESPP) to promote Sterling’s operating performance and growth potential by encouraging employees to acquire equity in Sterling. The ESPP is administered by the Compensation Committee of the Board, however, the Board may exercise the Compensation Committee’s powers and duties under the ESPP.

A total of 200,000 shares of common stock are authorized for purchase over the term of the ESPP. Shareholder approval is required for any increase in the number of shares authorized for purchase under the ESPP.

Under the ESPP, shares are issued through a series of offerings, each of a duration designated by the plan administrator, but in no event longer than 27 months. Each participant is granted a separate option to purchase shares for each offering period in which he or she participates. The Compensation Committee establishes one or more purchase dates during the offering on which shares are purchased and the maximum number of shares that may be purchased on any given purchase date, but in no event can the aggregate dollar amount of shares purchased during an offering exceed 15% of a participant’s earning for the applicable period.

Any individual who customarily works for more than 20 hours per week for more than five months per calendar year in the employ of Sterling is eligible to participate in one or more offering periods. An eligible employee may only join an offering period on the start date of that period.

The purchase price per common share for each purchase date is equal to 85% of the lower of, the fair market value per share of Sterling’s common stock on the start date of that offering period, or the fair market value per share of Sterling’s common shares on the purchase date. The fair market value per share on any relevant date will be the average of the highest “bid” quotation and lowest “asked” quotation of a common share on such date as reported on the OTC Bulletin Board.

The ESPP imposes certain limitations upon a participant’s rights to acquire common shares including:

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No purchase right may be granted to any individual who owns common stock (including common stock purchasable under any outstanding options or purchase rights) possessing 5% or more of the total combined voting power or value of all classes of shares of Sterling; and

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No purchase right granted to a participant may permit such individual to purchase common stock at a rate greater than $25,000 worth of such common shares (valued at the time such purchase right is granted) for each calendar year.

A participant’s purchase right immediately terminates upon such participants loss of eligible employee status and his or her accumulated payroll deductions for the offering period in which the purchase right terminates are promptly refunded. A participant may withdraw from an offering period at any time prior to the end of that period and elect to have his or her accumulated payroll deductions for the offering period in which such withdrawal occurs either refunded or applied to the purchase of common stock on the next purchase date.

No participant has any shareholder rights with respect to the common stock covered by his or her purchase right until the shares are actually purchased on the participant’s behalf. No adjustment will be made for dividends, distributions or other rights for which the record date is prior to the date of such purchase.

If Sterling is acquired by merger or asset sale during an offering period, the surviving entity can assume and carry over the ESPP. If the ESPP is not continued, all outstanding purchase rights will automatically be exercised immediately prior to the effective date of the acquisition. No purchase right will be assignable or transferable and will be exercisable only by the participant.

In the event any changes is made to the outstanding common shares by reason of any recapitalization, share dividend, share split, combination of shares, exchange of shares or other change in corporate structure effected without Sterling’s receipt of consideration, appropriate adjustments will be made to: (i) the class and/ or maximum number of shares of common stock issuable under the ESPP, including the class and/or maximum number of shares issuable per participant or in the aggregate on any one purchase date, and (ii) the class and/or maximum number of shares of common shares subject to each outstanding purchase right and the purchase price payable per share thereunder.

The ESPP will terminate upon the earliest to occur of, May 17, 2017, the date on which all available shares of common stock are issued, or the date on which all outstanding purchase rights are exercised in connection with an acquisition of Sterling.

The Board may at any time alter, suspend or discontinue the ESPP. However, the Board may not, without shareholder approval, increase the number of shares issuable under the ESPP, except in connection with certain changes in Sterling’s capital structure, alter the purchase price formula so as to reduce the purchase price, or modify the requirements for eligibility to participate in the ESPP.

Equity Incentive Plan

On May 17, 2007, the Shareholders of Sterling adopted an equity incentive plan (Equity Plan). The Equity Plan is intended to further Sterling’s growth, development and financial success by attracting and retaining talented employees, consultants and directors, and by aligning the long-term interests of such persons with those of the shareholders by providing an opportunity to acquire an ownership interest in Sterling and by providing both performance rewards and long term incentives for future contributions to Sterling’s success.

The Equity Plan permits the grant of incentive stock options, nonqualified stock options, restricted shares, restricted share units, stock appreciation rights, and cash awards. The Equity Plan is administered by the Compensation Committee of the Board. The Compensation Committee has full authority to adopt such rules and procedures as it may deem necessary for the proper plan administration and to interpret the provisions of the Equity Plan. The powers of the Compensation Committee to administer the Equity Plan are subject to any limitations imposed by the Board on the Compensation Committee’s powers in any resolution duly adopted by the Board.

Options granted under the Equity Plan are designated as either incentive stock options or as nonqualified options, and the exercise price of such options ranges from 100% to 110% of the fair market value per share on the date of grant. Repricing of options following grant is not permitted under the Equity Plan. The term of each incentive stock option ranges from five to ten years, and the term of nonqualified options can range up to fifteen years. The Compensation Committee has the power to determine the vesting schedule and other terms applicable to options pursuant to an option award.

Grants of restricted shares or restricted share units (consisting of a right to receive common shares in the future or their cash equivalent, or both) may be made under the Equity Plan. The terms of a specific grant will be determined by the Compensation Committee and incorporated into an award agreement with the recipient. The Compensation Committee may impose such conditions or restrictions on the restricted shares or restricted share units as it may determine advisable, including the achievement of specific performance goals, time based restrictions on vesting, conduct criteria or others. If the Compensation Committee established performance or other goals, the Compensation Committee shall determine whether a participant has satisfied the performance of such goals.

The Compensation Committee also has the power and authority, exercisable in its sole discretion, to grant stock appreciation rights to selected participants that cover a specified number of shares and are exercisable upon such terms and conditions as the Compensation Committee may establish. Upon exercise of a stock appreciation right, the holder is entitled to receive a distribution from Sterling of an amount equal to the excess of, the aggregate fair market value (on the exercise date) of the common stock underlying the exercised right, over the aggregate base price in effect for the common stock. The number of shares of common stock underlying each stock appreciation right and the base price in effect for the shares (which may not be less that the fair market value of the common stock on the date of grant) are determined by the Compensation Committee at the time the stock appreciation right is granted. The distribution with respect to an exercised stock appreciation right may be made in common shares valued at fair market value on the exercise date, in cash, or partly in common shares and partly in cash, as the Compensation Committee shall deem appropriate.

Finally, cash awards that are intended to qualify as “performance based compensation” may be made under the Equity Plan and are paid in cash upon the achievement, in whole or part, of performance goals relating to one or more of the performance criteria selected by the Compensation Committee and specified at the time such cash awards are granted. These criteria shall be selected and calculated under a methodology established in writing by the Compensation Committee prior to the issuance of a cash award.

A total of 2,100,000 shares of common stock have been reserved for issuance under the Equity Plan, subject to adjustment for certain changes in Sterling’s capitalization. The reserved common shares may be used for any of the types of awards available under the Equity Plan. Shareholder approval is required for any increase in the number of shares authorized for issuance under the Equity Plan.

The shares of common stock issuable under the Equity Plan may be drawn from Sterling’s authorized but unissued shares of common stock or from shares reacquired by Sterling, including shares repurchased on the open market. Common shares subject to any outstanding award under the Equity Plan that expire or otherwise terminate prior to the issuance of those shares will be available for subsequent awards. Unvested shares issued under the Equity Plan and subsequently cancelled or repurchased by Sterling, at the exercise or purchase price paid per share, pursuant to its repurchase rights under the Equity Plan, will also be available for subsequent awards.

Should the exercise price of an option under the Equity Plan be paid with shares of common stock or should shares otherwise issuable under the Equity Plan be withheld by Sterling in satisfaction of the withholding taxes incurred in connection with the issuance, exercise or vesting of an award, the number of shares available for issuance under the Equity Plan will be reduced by the gross number of fully-vested common shares for which the option is exercised or the gross number of fully-vested shares issued under the award, and not by the net number of shares issued pursuant to that award.

Employees, directors, and consultants in the service of Sterling or its subsidiaries are eligible to participate in the Equity Plan. In the event Sterling is acquired by merger, asset sale, or similar corporate transaction, outstanding awards may be assumed by the surviving entity. If not assumed, the Compensation Committee has discretion to resolve outstanding awards by, accelerating the exercise date of the award, or require surrender of the award for cancellation in exchange for payment of the spread between the value per share of common stock in the corporate transaction and the amount the participant is required to pay under the award to acquire a share of common stock.

The Compensation Committee will have the discretion to structure one or more awards under the Equity Plan so that those awards will vest in full either immediately upon a corporate transaction or in the event the individual’s service with Sterling or the successor entity is terminated (actually or constructively) within a designated period following a corporate transaction, whether or not those awards are to be assumed or otherwise continued in effect.

The acceleration of vesting in the event of a corporate transaction, change in control or hostile take-over of Sterling may be seen as an anti-takeover provision and may have the affect of discouraging a merger, a take-over attempt or other efforts to gain control of Sterling.

The holder of an option or stock appreciation award will have no shareholder rights with respect to the shares subject to that award unless and until such person shall have exercised the award. Awards are not assignable or transferable other than by will or the laws of inheritance following the holder’s death. The Compensation Committee, however, has discretion on awards that are not incentive stock options to permit assignment on such terms as it may determine.

A participant may have certain shareholder rights with respect to the restricted shares issued to him or her under restricted stock units, whether or not his or her interest in those shares is vested, as determined by the Compensation Committee. Such rights may include the right to vote the shares and to receive any regular cash dividends paid on the shares.

In the event any change is made to the outstanding shares of common stock by reason of any recapitalization, dividend, share split, combination of shares, exchange of shares or other change in corporate structure effected without Sterling’s receipt of consideration, appropriate adjustments will be made to, the maximum number and/or class of securities issuable under the Equity Plan, the number and/or class of securities and the exercise or base price per share of common stock in effect under each outstanding award, and the maximum number of shares of common stock that may be issued pursuant to awards of restricted shares and restricted share units under the Equity Plan. All such adjustments will be designed to preclude any dilution or enlargement of benefits under the Equity Plan or the outstanding Equity Awards thereunder.

The Board may amend, modify, suspend or terminate the Equity Plan at any time, subject to shareholder approval pursuant to applicable laws, regulations, or rules of any stock exchange (or over-the-counter market, if applicable) on which the common stock is then listed for trading. No such amendment, modification, suspension or termination shall adversely affect the rights and obligations with respect to stock options, unvested restricted shares or restricted stock awards at the time outstanding under the Equity Plan unless the optionee or the participant consents to such amendment or modification. Unless sooner terminated by the Board, the Equity Plan will terminate on the earliest of September 26, 2016, the date on which all shares of common stock available for issuance under the Equity Plan have been issued as fully-vested shares, or the termination of all outstanding options, unvested restricted shares and restricted stock units in connection with certain changes in control or ownership of Sterling. Should the Equity Plan terminate in September 2016, all option grants, unvested restricted shares and unvested restricted stock units outstanding at that time shall continue to have force and effect in accordance with the provisions of the documents evidencing such grants, issuances or awards.

Recent Awards

On June 15, 2007, Sterling issued an aggregate of 960,000 options to purchase shares of its common stock to 12 officers, directors, employees and consultants of Sterling, exercisable at prices ranging from $4.00 to $4.30 per share through dates ranging from June 2009 to May 2010. Of these options, 715,000 vest immediately, with the other 245,000 options vesting at the rate of 25% annually. The option price previously reported at $3.88 has been increased to $4.00 and the options issued has increased by 110,000 to correct an accounting error. The additional options issued are 10,000 to J. Kenney Berscht, 50,000 to Michael Mooney and 50,000 to Kevin Shiell. The Board of Directors determined the $4.00 price represented a price closer to the common stock price at the time of the determination for the option award. Officers receiving options included Raymond K. De Motte, Sterling’s President and Chief Executive Officer, and James N. Meek, Sterling’s Vice-President and Chief Financial Officer, who received the following stock option grants pursuant to their employment agreements and Sterling’s 2006 Equity:

Name	No. Shares	Exercise Price	Expiry Date
Raymond K. DeMotte	10,000	$4.00	12/31/2009
Raymond K. DeMotte	100,000	$4.00	5/17/2010
Raymond K. DeMotte	100,000	$4.00	5/17/2010
Raymond K. DeMotte	100,000	$4.00	5/17/2010	(1)
James N. Meek	100,000	$4.00	5/17/2010
James N. Meek	100,000	$4.00	5/17/2010	(1)

(1)	Of the options issued to Mr. Demotte, 235,000 vest immediately; of the options issued to Mr. Meek, 125,000 vest immediately. The balance of the options vest in 25% annual increments, and these options expire three (3) years after vesting.

Sterling also issued an aggregate of 63,000 restricted shares of its common stock to nine of its officers, directors and employees at a deemed price per share of $3.53. Of these shares, 11,000 were issued to Raymond K. DeMotte and 10,000 were issued to James N. Meek.

Nonqualified Deferred Compensation

Raymond K. De Motte Employment Agreement

Under his employment agreement, Mr. De Motte is entitled to receive a single lump-sum payment of $600,000, net of taxes, in the event his employment is terminated by Sterling for reasons other than cause, or if Mr. De Motte terminates his employment for good reason as defined in the agreement, which includes a change in control of Sterling. In addition, pursuant to his employment agreement Mr. De Motte is entitled to put all of his Sterling stock to Sterling for an aggregate amount of $200,000 or the aggregate market price of such stock, whichever is greater. Based on a market price of $3.15 at December 31, 2006, the amount that would have been paid for 153,686 shares of common stock owned by Mr. De Motte would be $484,111. In the event Mr. De Motte’s employment is terminated for cause, or if he resigns for reasons other than a good reason, then Mr. De Motte is entitled to a single lump-sum payment, net of taxes, of $100,000. In the event termination is a result of disability, Mr. De Motte would receive full salary for three months, one-half salary for an additional three months, and payment of health insurance premiums for 12 months. Based on his current level of compensation, the aggregate payments on termination for disability would be $47,808.

James N. Meek Employment Agreement

Under his employment agreement, if Mr. Meek is terminated without cause or if there is a change in control of Sterling, he is entitled to receive 36 months of salary, any stock options granted will vest immediately, he will receive a payment equal to 100% or the greater of any target bonus or bonus actually earned during the preceding 24-month period, and he will receive payment of health insurance premiums for a period of two years. On a change in control Mr. Meek will also receive an additional bonus equal to 40% of his salary and receive additional equity equivalent to the type an amount of equity held prior to the change in control. Based on his current compensation arrangement, he would receive $616,476 if terminated without cause, and $686,476 plus 20,000 shares of common stock if there is a change in control. For the purpose of calculating such payments, all Federal and State taxes and Federal excise taxes shall be grossed-up such that Mr. Meek receives the amount specified after all taxes have been paid.

Director Compensation

The following table shows compensation paid or accrued for the last fiscal year to Sterling’s directors.

Name and Principal Position	Year	Fees Earned or Paid in Cash ($)	Total ($)
Raymond K. De Motte (1)	2006	$16,504	$16,504
Carol Stephan (1)	2006	$16,504	$16,504
Kevin G. Shiell (1)	2006	$16,504	$16,504
David J. Waisman (1)	2006	$16,504	$16,504
Roger A. VanVoorhees	2006	$10,672	$10,672
J. Kenney Berscht	2006	$4,002	$4,002

(1)	These directors’ 2005 compensation of $16,504 was also paid in 2006.

In September 2006, the Board of Directors adopted a compensation plan for directors. Under the plan, each director receives as an annual fee $16,000 paid monthly in cash. In addition, Directors are compensated at a rate of $75 per hour for additional director work outside of the preparation for and attendance of Board meetings. As additional consideration for services in years prior to 2006, the Board approved a one time payment of $16,000 for each Director who served throughout 2005.

SELLING SECURITY HOLDERS

The following table sets forth as of August 15, 2007, the name of each of the selling security holders, the number of shares of common stock that each selling security holder owns, the number of shares of common stock owned by each selling security holder that may be offered for sale from time to time by this prospectus, and the percent of our outstanding common stock each selling security holder will continue to hold assuming the sale of all the common stock offered.

Some of the selling security holders may distribute their shares, from time to time, to their limited and/or general partners and members, who may sell shares pursuant to this prospectus. Each selling security holder may also transfer shares owned by him by gift, and upon any such transfer the donee would have the same right of sale as the selling security holder. Except as described in the notes to the table, none of the selling security holders has had a material relationship with us within the past three years other than as a result of the ownership of our common stock. We may amend or supplement this prospectus from time to time to update the disclosure set forth herein.

Selling Security Holder	Number of Shares Owned (1)	Shares to register	Percentage Owned After
Goldman Sachs Canada Inc. (2)	3,317,950	3,317,950	0
RBC Dominion Securities Inc. (3)	2,495,000	2,495,000	0
BMO Nesbitt Burns Inc. (North Pole Capital Master Fund) (4)	2,418,800	2,418,800	0
Investor Company (5)	2,006,300	2,006,300	0

Selling Security Holder	Number of Shares Owned (1)	Shares to register	Percentage Owned After
RBC Dexia Investor Services (Spott Asset Management, Inc.) (6)	1,865,450	1,865,450	0
The Dalrymple Global Resources Master Fund. LP(7)	1,153,800	1,153,800	0
UBS AG (8)	1,153,800	1,153,800	0
Lakeview Fund, LP (9)	760,000	760,000	0
Forrest G. Godde, Trustee (10)	695,000	675,000	*
Blackmont Capital, Inc. (11)	578,155	578,155	0
TD Securities Inc. (12)	578,155	578,155	0
Gerlach and Co. (13)	461,550	461,550	0
Emanuel Basler	490,000	450,000	*
William F. Kraas	369,750	369,750	0
Crescent International Ltd (14)	231,000	231,000	0
C.E. Chester	325,000	225,000	*
Frank W. Gill	225,000	225,000	0
Garry Mathews	225,000	225,000	0
Pamela M. Godde	225,000	225,000	0
Roger A. VanVoorhees (15)	2,582,695	225,000	6
Ronald Phipps	191,250	191,250	0
Soloman Shapiro	187,500	187,500	0
Peter D. Schiff	195,000	180,000	*
Richard Mastromatteo	172,500	172,500	0
Euro Pacific Capital Inc. (16)	162,561	162,561	0
Iroquios Master Fund Ltd (17)	161,538	161,538	0
David Blanksteen	153,000	153,000	0
Bill Preston	150,000	150,000	0
Roderick Taylor Lee and Krista Taylor	147,000	147,000	0
Renaissance Capital (18)	140,625	140,625	0
William Abramsky	139,500	139,500	0
Lawrence Leary	129,750	129,750	0
William Scott Brown	129,001	129,001	0
Western Continental, Inc. (19)	120,000	120,000	0
Steven Bernheim	115,500	115,500	0
405 Investments LP, Judy Pedersen, President	112,500	112,500	0
Thunder Silver Partners, LP (20)	112,500	112,500	0
Joseph Norman Stout	110,250	110,250	0
Victor Kubli Trustee	97,500	97,500	0
Pension Financial Services Canada (21)	96,000	96,000	0
Finance Associates Pty., Ltd. (22)	92,309	92,309	0
Frederick Bresani	91,500	91,500	0
Arjun Rich	105,200	90,000	*
Barbara W. Hearst	90,000	90,000	0
Bret A. Dirks	90,000	90,000	0
Halo Resources, LLC (23)	90,000	90,000	0
Dwight E. Vandervort	90,000	90,000	0
Jeffrey T. Klenda and Carrie K. Klenda	90,000	90,000	0
Richard Potapchuk	90,000	90,000	0
Thomas E. Miller	90,000	90,000	0

Selling Security Holder	Number of Shares Owned (1)	Shares to register	Percentage Owned After
Martin Wechs	102,500	88,500	*
Paul McGee	83,250	83,250	0
Gladys D. VanVoorhees (15)	79,166	79,166	0
Alan Grayson	75,000	75,000	0
Artemis	75,000	75,000	0
Bradley Resources Company	75,000	75,000	0
Daniel Pedersen	75,000	75,000	0
Jerome M Fullinwider	75,000	75,000	0
James Maxey Wellman	72,750	72,750	0
James J. Swab	67,500	67,500	0
JMC Investments Ltd. (24)	67,500	67,500	0
Suzanne E. Jonsson	64,500	64,500	0
Korat Super Fund (25)	61,684	61,684	0
Thomas Tomanek	60,000	60,000	0
Steve Smith	52,500	52,500	0
Carol J. Brodersen	49,500	49,500	0
Robert Romanyk	46,875	46,875	0
Frank H. Reichel, Jr.	45,600	45,600	0
Bernard L. Warner	45,578	45,578	0
Frank Badgett	45,000	45,000	0
Jeffrey M Jensen	45,000	45,000	0
Kenneth Paul Beer	45,000	45,000	0
Vasseur and Schlotthauer, PLLC (26)	45,000	45,000	0
Jerry G. and Shirley L. Rheault, Trustees	40,500	40,500	0
Mark Kellstrom	40,500	40,500	0
David Abel	36,000	36,000	0
Alexander R. H. Walling	33,750	33,750	0
John B. Selden	33,750	33,750	0
William S. Selden	33,750	33,750	0
Sunil Tahiliani	31,500	31,500	0
Brenninkmeyer Living Trust	30,000	30,000	0
Carmela Lee	30,000	30,000	0
David R. Griffin	29,250	29,250	0
Herman Kathuria	28,200	28,200	0
Pardeep Kumar	27,000	27,000	0
Joseph G Omasta	25,500	25,500	0
Wilbur G. Lee	25,095	25,095	0
Eric Lemaire	24,000	24,000	0
Bond Family Investments (27)	23,078	23,078	0
Andrew Harwood	22,500	22,500	0
Bill Boberg	22,500	22,500	0
Damien Doss	22,500	22,500	0
Desiree Reid	22,500	22,500	0
Dinesh/Paresh Raja	22,500	22,500	0
Eugene E. Arensberg, Jr.	22,500	22,500	0
Frederick Laun	22,500	22,500	0

Selling Security Holder	Number of Shares Owned (1)	Shares to register	Percentage Owned After
James Napolitano	22,500	22,500	0
Leonard Siegel	22,500	22,500	0
Lometa Hudnall Cox, Trustee	22,500	22,500	0
Louis A Gage	22,500	22,500	0
Martin B. Kass	22,500	22,500	0
Michael G. Ratliff	22,500	22,500	0
Michael I. Freedman	22,500	22,500	0
Paul Ehrman	22,500	22,500	0
Rheault Living Trust	22,500	22,500	0
Robert M. Blumen	22,500	22,500	0
Robert Melillo	22,500	22,500	0
Robin Bernhoft	22,500	22,500	0
Sangita D. Raja	22,500	22,500	0
Sean Rakhimov	22,500	22,500	0
Tommay T. Peacock	22,500	22,500	0
David H. Anderson	18,000	18,000	0
Ellen C. Schiff	18,000	18,000	0
Jonas Wrennfors	18,000	18,000	0
Anne Marie Arvidson	16,875	16,875	0
Rolf Arvidson	16,875	16,875	0
Simon O. Chesney	16,875	16,875	0
Gary Marder	15,750	15,750	0
Ari S Miller	15,000	15,000	0
Billy Ho	15,000	15,000	0
Clarice B Dykema	15,000	15,000	0
Dan D. Donnell	15,000	15,000	0
David J Weishaus	15,000	15,000	0
Edward R Durkin	15,000	15,000	0
Eugene Block	15,000	15,000	0
Francesca Freedman	15,000	15,000	0
Gene Higdem (28)	15,000	15,000	0
Jack Simony	15,000	15,000	0
Mary B Horowitz	15,000	15,000	0
Michael Misowitz	15,000	15,000	0
Michael P Mctigue	15,000	15,000	0
Neldagae Chisa	15,000	15,000	0
Patrick Bourrel	15,000	15,000	0
Philip Wertz	15,000	15,000	0
Ralph Rizzuto	15,000	15,000	0
Robert E. Cathro	15,000	15,000	0
Robert Latham	15,000	15,000	0
The Estate of Herbert Douglas Hume	15,000	15,000	0
Dunwoody	13,739	13,739	0
Brian A. Cook	12,501	12,501	0
Frank Lucas	12,000	12,000	0
Arno Schlick	11,250	11,250	0

Selling Security Holder	Number of Shares Owned (1)	Shares to register	Percentage Owned After
Bernard Rubin, Trustee	11,250	11,250	0
Frank Cardile	11,250	11,250	0
Gabriel Panter	11,250	11,250	0
Gregory J. Wasinger	11,250	11,250	0
Patrick Kirk	11,250	11,250	0
Peter Christensen	11,250	11,250	0
Robert C. Tallent	11,250	11,250	0
William E. Scavone	11,250	11,250	0
Adrian Charles Brink	9,000	9,000	0
Pope & Company (29)	7,500	7,500	0
Rodger Beaton	4,500	4,500	0

		26,359,633

(1)	The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned. Percentage of beneficial ownership is based on 37,986,370 shares of common stock outstanding assuming all special warrants are converted to common stock.
(2)	Michael Costa is an Associate for Goldman Sachs Canada Inc.
(3)	Ian Macdonald is a Managing Director of RBC Dominion Securities Inc.
(4)	Polar Securities Inc., is the investment advisor for North Pole Capital Master Fund. Robyn Shultz is a Vice President of Polar Securities, Inc.
(5)	These shares include 402,500 shares for the account of Lakeshore Capital, of which Rick Kung is President, 1,153,800 shares for the account of Bruce Mitchell, and 450,000 shares for the account of Flatiron Capital, over which Parm Kalirai has investment control.
(6)	Neal Nenadovic is the Chief Financial Officer of Sprott Asset Management Inc.
(7)	The Dalrymple Global Resources Master Fund, LP, is a private investment fund managed by Jerry V. Swank.
(8)	The investment by UBS AG is managed by UBS Limited, of which Kurt Billick is a Managing Director.
(9)	Lakeview Investment Group, LLC is the general partner of Lakeview Fund, LP. Ari Levy is the Chief Investment Officer of both Lakeview Investment Group, LLC and Lakeview Fund, LP.
(10)	Includes shares held by Cameo Ranching Co. and Kootenai Properties, Inc., which are private companies managed by Forrest G. Godde.
(11)	Blackmont Capital Inc., is a member firm of the NASD and assisted Sterling with the placements of its securities that closed January 18, April 30, and August 2, 2007. Blackmont Capital received cash commissions and fees from Sterling in the amount of $995,831, and compensation options or warrants to acquire the securities listed in the table for Blackmont Capital.
(12)	TD Securities Inc., is a member firm of the NASD and assisted Sterling with the placements of its securities that closed January 18, April 30, and August 2, 2007. TD Securities received cash commissions and fees from Sterling in the amount of $995,831, and compensation options or warrants to acquire the securities listed in the table for TD Securities.
(13)	Gerlach & Co. is a private investment fund managed by Tino Isnardi, Head of Dealing.
(14)	Crescent International Ltd., is a private investment fund managed by Maxi Brezzi.
(15)	Roger A. VanVoorhees is a director of Sterling, and Gladys D. VanVoorhees is his spouse.
(16)	Euro Pacific Capital Inc., is a member firm of the NASD and assisted Sterling with the placement of its securities that closed January 5 and August 2, 2007. Euro Pacific Capital received cash commissions and fees from Sterling in the amount of $560,430, and compensation options or warrants to acquire the securities listed in the table for Euro Pacific Capital.

(17)	Iroquios Master Fund Ltd., is a private investment fund managed by Joshua Silverman.
(18)	Renaissance Capital is a private investment fund managed by Solomon Shapiro.
(19)	W.L Campbell is the President of Western Continental, Inc.
(20)	Thunder Silver Partners, LP, a private investment fund managed by Richard Greene.
(21)	These shares include: 15,000 shares held for the account of Gary F. Bishop; 12,000 shares for the account of Lawrence Cyna; 7,500 shares for the accounts of Linda Watters and David Balardo; 4,500 shares for the accounts of Kim Schumacher, Lorraine Goetz, and Elizabeth Cyna; 3,000 shares for the accounts of Doren Quinton, John Koczan, Eric Roblin, Claudio Bagliolid, Hanane Borgacci, Anneliese Goetz, Steve Bootsman, and Albert Stinellis; 2,250 shares for the accounts of Nevio DeFazio, Peter Ronan, Christopher McKeown, and Kumara S. Rachamalla; and 1,500 shares for the accounts of Miroslaw Lajkosz, Pauline Hardcastle, Matt Watters, David Pimentel, and Ken Steele.
(22)	Finance Associates Pty Ltd. (Super Fund A/C), is a private investment fund managed by Andrew J. Gregory.
(23)	Halo Resources LLC, is a private company managed by Dale Leininger.
(24)	JMC Investments Ltd., is a private investment fund managed by Brian Carpenter.
(25)	Korat Super Fund, is a private investment fund managed by John Percival.
(26)	Vasseur and Schlotthauer, PLLC, a law firm and Thomas Vasseur manages the firm’s investment.
(27)	Bond Family Investments is a private investment company managed by Darren Bond.
(28)	Gene Higdem is a former officer of Sterling.
(29)	Pope & Company is a private company managed by Francis Pope.
*	Less than 1.0%

In Canada, Sterling Mining sold 5,585,792 special warrants on August 2, 2007, at a price of $3.25 per warrant, or a total of $18,153,824.00. Each special warrant is convertible into one common share of Sterling Mining and one-half of one common share purchase warrant. Conversion shall occur upon the issuance of a receipt for a final prospectus in Canada that qualifies the common shares and warrants. Each whole warrant is exercisable for one common share at an exercise price of $4.10 and expires August 2, 2009. The shares of common stock to be issued on conversion of the special warrants, the common shares sold to the purchasers, and the shares underlying the warrants are being registered for resale as described in this prospectus. If the registration statement of which this prospectus forms a part is not effective due to circumstances within the reasonable control of Sterling by October 31, 2007, Sterling is required to pay a penalty to the subscribers equal to 5% of the total funds raised, and if the registration statement is not effective by November 30, 2007, Sterling must pay the subscribers an additional penalty of 15% of the funds raised.

In a second offering also completed August 2, 2007, conducted primarily in the United States, Sterling Mining sold 1,964,902 units at the same price of $3.25 per unit, or a total of $6,385,931.50. Each unit consists of one common and one-half of one warrant with the same terms as the warrants sold in Canada. We agreed with these investors to file a registration statement under the Securities Act of 1933 to enable the resale of the shares purchased by them and the common shares underlying the warrants, and that we will use all commercially reasonable efforts to cause the registration statement to be declared effective as promptly as possible after filing.

On April 30, 2007, the Company closed a $1,800,000 private placement offering to seven institutional and accredited investors consisting of 550,000 units at a price of $3.60 per Unit. Each unit consists of one common share of Sterling and one-half common share purchase warrant. Each warrant is exercisable for one common share at an exercise price of $4.50 and expires April 30, 2009. We agreed with these investors to file a registration statement under the Securities Act of 1933 to enable the resale of the shares purchased by them and the common shares underlying the warrants, and that we will use all commercially reasonable efforts to cause the registration statement to be declared effective as promptly as possible after filing.

On January 18, 2007, Sterling Mining closed an $8,498,500 private placement offering to institutional and accredited investors consisting of 3,695,000 units at a price of $2.30 per unit. Each unit consists of one common share and one common share purchase warrant. Each warrant is exercisable for one common share at an exercise price of $4.25 and expires January 18, 2009. The selling security holders who participated in the offering were Lakeview Fund LP, Polar Securities Inc., Sprott Asset Management Inc., 2035718 Ontario Inc., RBC Dominion Securities Inc., and Goldman Sachs Canada Inc. We agreed with these investors to file a registration statement under the Securities Act of 1933 to enable the resale of the shares purchased by them and the common shares underlying the warrants.

In October 2006, Sterling Mining commenced a private offering solely to accredited investors of units at $2.70 per unit, each unit consisting of one share of common stock, one warrant to purchase a share of common stock at an exercise price of $4.25 per share that expires November 15, 2008, and one-quarter of a warrant to purchase a share of common stock at an exercise price of $3.75 per share that expires 90 days following the date of this prospectus. On January 5, 2007, the offering was closed after the sale of 2,334,908 units at a gross purchase price of $6,304,250 to 90 investors who are listed above as selling security holders. We agreed to include the common stock and shares underlying the warrants in the next registration statement filed on the same terms as other selling security holders.

PLAN OF DISTRIBUTION

The selling security holders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the Commission;

•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling security holders may also sell shares under Rule 144 adopted under the Securities Act of 1933, if available, rather than under this prospectus.

Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved, but in any event the maximum commission or discount that may be paid or received by any broker-dealer for sale or placement of the common stock for the selling security holders cannot exceed eight percent.

The selling security holders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus.

Upon Sterling Mining being notified in writing by a selling security holder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act of 1933, disclosing (i) the name of each such selling security holder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon Sterling Mining being notified in writing by a selling security holder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The selling security holders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the selling security holder and/or the purchasers. Each selling security holder has represented and warranted to Sterling Mining that it acquired the securities subject to this registration statement in the ordinary course of such selling security holder’s business and, at the time of its purchase of such securities such selling security holder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

Sterling Mining has advised each selling security holder that it may not use shares registered on the registration statement of which this prospectus is a part to cover short sales of common stock made prior to the date on which the registration statement shall have been declared effective by the Securities and Exchange Commission. If a selling security holder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act of 1933. The selling security holders will be responsible to comply with the applicable provisions of the Securities Act of 1933 and Securities Exchange Act of

1934, and the rules and regulations adopted thereunder, including, without limitation, Regulation M, as applicable to such selling security holders in connection with resales of their respective shares under this prospectus.

Sterling Mining is required to pay all fees and expenses incident to the registration of the shares, but it will not receive any proceeds from the sale of the common stock. Sterling Mining has agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.

DESCRIPTION OF CAPITAL STOCK

Sterling is authorized to issue 80 million shares of common stock, par value $0.05. As of August 9, 2007, there were 32,642,827 shares issued and outstanding. Assuming conversion of the special warrants to common shares there would be 37,986,370 shares issued and outstanding. Holders of the common stock are entitled to one vote per share on all matters submitted to the stockholders for a vote. There are no cumulative voting rights in the election of directors. The shares of common stock are entitled to receive such dividends as may be declared and paid by the board of directors out of funds legally available there for and to share, ratably, in the net assets, if any, of Sterling upon liquidation.

Sterling is subject to the provisions of the Idaho Control Share Acquisition Law. This law provides, with certain exceptions, any person who acquires 20% or more of the outstanding voting stock of the corporation may not vote the shares on any corporate matter unless prior to the acquisition of the shares the person who intends to acquire the control shares delivers to the corporation an information statement setting forth certain information on the acquiring person and the terms of the proposed acquisition of control shares, and the acquisition of the interested shares is approved at an annual or special meeting by the corporation’s holders of at least 66 2/3 percent of the corporation’s outstanding voting stock, excluding shares owned by the person acquiring the control shares and shares owned by officers and directors. If the acquiring person acquired the control shares without delivering an information statement in accordance with the statute or without approval by the stockholders, Sterling can, at its election, redeem the control shares at market value. Sterling can terminate application of the Idaho Control Share Acquisition Law by action of the Board of Directors amending the bylaws to that effect or approval by the corporation’s holders of at least 66 2/3 percent of the corporation’s outstanding voting stock, excluding shares owned by the persons holding control shares and shares owned by officers and directors.

Sterling is subject to the provisions of the Idaho Business Combination Law. This law provides, with certain exceptions, an Idaho corporation may not engage in any of a broad range of business combinations with a person or an affiliate, or associate of such person, who is an “interested shareholder” for a period of three years from the date that such person becomes an interested shareholder unless the transaction resulting in a person becoming an interested shareholder is approved by a committee of the board made of disinterested directors before the person becomes an interested shareholder or the business combination is approved by a committee of the board made of disinterested directors. The Idaho Business Combination Law further provides that in the absence of board committee approval under the statute, after the expiration of three years from the date the person becomes an interested shareholder a business combination must be approved at an annual or special meeting by the corporation’s holders of at least 66 2/3 percent of the corporation’s outstanding voting stock, excluding shares owned by the interested shareholder, or business combination can be consummated only if the consideration payable to the stockholders of the corporation equals or exceeds the highest price paid for stock of the corporation by the interested shareholder during the preceding three years. Under the Idaho Business Corporation Law, an “interested shareholder” is defined as any person who is the owner of 10% or more of the outstanding voting stock of the corporation, or an affiliate or associate of the corporation. Sterling can terminate application of the Idaho Business Combination Law by action of the Board of Directors amending the bylaws to that effect or approval by the corporation’s holders of at least 66 2/3 percent of the corporation’s outstanding voting stock, excluding shares owned by interested shareholders.

Transfer agent

The transfer agent for our common stock is Columbia Stock Transfer Company, 601 E. Seltice Way, Suite 202, Post Falls, Idaho 83854, telephone (208) 664-3544.

INDEMNIFICATION

Under the Idaho Business Corporations Act, Sterling Mining’s board of directors has the authority to indemnify officers and directors to the fullest extent permitted by Idaho law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons, or to the extent any of the selling security holders are entitled to indemnification under their agreements with us, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

LEGAL MATTERS

Certain legal matters relating to the validity of the securities offered by this prospectus will be passed upon for Sterling Mining by Hull & Branstetter, Chartered, Wallace, Idaho.

EXPERTS

The financial statements and related financial statement schedule for the years ended December 31, 2006, 2005, and 2004, included in this prospectus have been audited by Williams & Webster PS, an independent registered public accounting firm, as stated in their report, which is included herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

STERLING MINING COMPANY AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	June 30 2007 (unaudited)	December 31 2006 (audited)
ASSETS
CURRENT ASSETS
Cash	$201,413	$3,054,582
Marketable securities	881,483	790,514
Accounts receivable	55,071	64,043
Inventories	429,523	313,467
Prepaid expenses and deposits	622,557	225,787
Other current assets	265,063	242,211

Total current assets	2,455,110	4,690,605

INVESTMENTS
Investment in Chester Mining Company	2,860,432	2,808,238
Long-term Investments and Other Investments	870,009	782,253

Total investments	3,730,441	3,590,491

PROPERTY AND EQUIPMENT
Property, plant and equipment	17,658,805	11,720,178
Less accumulated depreciation	(133,210)	(72,603)

Total property and equipment	17,525,595	11,647,575

OTHER ASSETS
Prepaid long-term leases	947,540	990,096
Other assets	12,911	1,600

TOTAL ASSETS	$24,671,597	$20,920,367

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES
Accounts payable	$2,441,484	$1,464,102
Accrued expenses	409,399	192,206
Notes payable-current portion	27,862	13,931
Unearned revenue	89,000	134,172
Other current liabilities	—	4,057,245

Total current liabilities	2,967,745	5,861,656

LONG-TERM LIABILITIES
Notes payable	505,832	519,763

Total long-term liabilities	505,832	519,763

STOCKHOLDERS’ EQUITY
Common stock, $.05 par value; 80,000,000 shares authorized. 30,190,828, and 24,877,568 shares issued and outstanding at June 30, 2007 and December 31, 2006, respectively	1,509,541	1,243,878
Additional paid in capital	45,764,694	32,674,757
Common stock issuable	—	400,000
Accumulated deficit	(25,876,562)	(19,955,554)
Accumulated comprehensive income	(199,653)	175,867

TOTAL STOCKHOLDERS’ EQUITY	21,198,020	14,538,948

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$24,671,597	$20,920,367

The accompanying condensed notes are an integral part of these interim financial statements

STERLING MINING COMPANY AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	3 Months Ended June 30 2007 (unaudited)	3 Months Ended June 30 2006 (unaudited)	Six Months June 30 2007 (unaudited)	Six Months June 30 2006 (unaudited)
REVENUES	$854,151	$316,509	$1,045,488	$597,033

COSTS AND EXPENSES
Production costs applicable to sales	265,208	303,985	513,369	528,433
Exploration	642,663	1,151,966	940,046	1,700,370
Mine rehabilitation	1,751,972	—	2,996,321	—
General and administrative	1,731,038	479,316	2,677,810	885,977
Depreciation and amortization	46,358	26,356	60,607	32,250
Professional services	—	219,997	—	312,967

Total expenses	4,437,239	2,181,622	7,188,153	3,459,997

(LOSS) FROM OPERATIONS	(3,583,088)	(1,865,112)	(6,142,665)	(2,862,964)

OTHER INCOME (EXPENSE)
Gain (loss) on investments	39,643	17,333	276,988	57,366
Interest and dividends	17,553	17,979	53,640	21,702
Interest (expense)	(18,566)	(19,410)	(35,151)	(27,739)
Gain (loss) on derivative instruments	—	146,958	—	(59,467)
Gain (loss) on exchange	6,394	63,960	(73,628)	6,220
Other income	—	—	(746)	—

Total Other Income (Expense)	45,024	226,820	221,103	(1,919)

LOSS BEFORE INCOME TAXES	(3,538,064)	(1,638,292)	(5,921,562)	(2,864,883)
INCOME TAXES	—	—	—	—

LOSS FROM CONTINUING OPERATIONS	(3,538,064)	(1,638,292)	(5,921,562)	(2,864,883)

GAIN (LOSS) FROM INVESTMENT IN CHESTER MINING COMPANY	(1,062)	—	554	—

NET LOSS	(3,539,126)	(1,638,292)	(5,921,008)	(2,864,883)

OTHER COMPREHENSIVE INCOME (LOSS)
Unrealized gain (loss) on investments	(516,587)	(279,641)	(375,520)	168,059

COMPREHENSIVE INCOME (LOSS)	$(4,055,713)	$(1,917,933)	$(6,296,528)	$(2,696,824)

Basic and Fully Diluted Loss per Share	$(0.12)	$(0.08)	$(0.20)	$(0.14)

Basic and fully diluted weighted average shares outstanding	29,890,900	20,105,300	29,578,000	19,821,400

The accompanying condensed notes are an integral part of these interim financial statements

STERLING MINING COMPANY AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOW

	Six Months ended June 30 2007 (unaudited)	Six Months ended June 30 2006 (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(5,921,008)	$(2,864,883)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation	60,607	32,250
Amortization of discount on debentures	—	84,755
Stock and options issued for services	431,130	—
(Gain) loss on investments	(276,988)	(57,366)
(Gain) loss on investment in Chester Mining Company	(554)	—
(Gain) loss on derivatives	—	59,467
Payments for lease expenses with stock	25,346	1,005,000
Payment of general & admin. expenses with stock	—	5,200
(Increase) decrease in:
Accounts receivable	8,972	(53,624)
Inventories	(116,056)	(23,058)
Prepaid expenses	(354,213)	(883,368)
Other current assets	(69,660)	(99,675)
Increase (decrease) in:
Accounts payable	977,382	158,356
Accrued expenses	217,193	(197,622)
Other current liabilities	(157,245)	(8,490)

Net cash used by operating activities	(5,175,094)	(2,842,879)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of investments	(644,696)	(276,703)
Proceeds from investments	484,555	122,758
Investment in property plant and equipment	(8,876,127)	(1,208,716)

Net cash provided (used) by investing activities	(9,036,268)	(1,362,661)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sales of common stock net of costs	11,339,443	2,460,000
Proceeds from exercise of stock options and warrants	18,750	582,331
Proceeds from debentures payable	—	875,000

Net cash provided by financing activities:	11,358,193	3,917,331

Net increase (decrease) in cash and cash equivalents	(2,853,169)	(288,209)
Cash beginning of period	3,054,582	1,270,849

Cash at end of period	$201,413	$982,640

SUPPLEMENTAL CASH FLOW DISCLOSURES:
Income taxes paid	$—	$—
Interest paid	$35,151	$27,739
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Common stock issued for equipment	$—	$90,000
Common stock issued for leases	$156,500	$1,005,000
Common stock issued for land	$1,362,500	$—
Common stock and options issued for services	$431,130	$5,200

The accompanying condensed notes are an integral part of these interim financial statements

STERLING MINING COMPANY AND SUBSIDIARY

CONDENSED NOTES TO FINANCIAL STATEMENTS JUNE 30, 2007

Sterling Mining Company is engaged in the business of acquiring, exploring, and developing mineral properties, primarily those containing silver and associated base and precious metals. It is operating the Barones silver plant and mining surface material at the San Acacio mine in Zacatecas, Mexico and is preparing the Sunshine Mine for production in Idaho. The Company was incorporated under the laws of the State of Idaho on February 3, 1903. The Company is headquartered at 609 Bank Street, Wallace, ID 83873.

Note 1: Basis of Presentation of Financial Statements

In the opinion of management, the accompanying unaudited consolidated balance sheet, consolidated statements of operations and comprehensive income (loss), consolidated statements of cash flows and notes to interim consolidated financial statements contain all adjustments necessary to present fairly, in all material respects, the financial position of Sterling Mining Company and its consolidated subsidiaries (the “Company”). Management has made all adjustments necessary for a fair statement of the results for the interim periods presented. These unaudited interim consolidated financial statements should be read in conjunction with our audited consolidated financial statements and related footnotes as set forth in our annual report filed on Form 10-K for the year ended December 31, 2006 as it may be amended from time to time.

The results of operations for the periods presented may not be indicative of those which may be expected for a full year. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) have been condensed or omitted as permitted by GAAP.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements, the reported amounts of revenues and expenses during the reporting period and the disclosures of contingent liabilities. Accordingly, ultimate results could differ materially from those estimates.

Note 2: Summary of Significant Accounting Policies

This summary of significant accounting policies is presented to assist in understanding the financial statements. The financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

Accounting Method

The Company’s financial statements are prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Accounts Receivable

The Company carries its accounts receivable at net realizable value. On a periodic basis, the Company evaluates its accounts receivable and determines if an allowance for doubtful accounts is necessary, based on a history of past write-offs and collections and current credit conditions.

Asset Retirement Obligations

The Company accounts for asset retirement obligations and conditional asset retirement obligations in according with SFAS 143, FIN 47 and U.S. GAAP.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Compensated Absences

Employees of the Company may be paid vacation, sick, and personal days off. The Company did not accrue compensated absences expense during the quarter because no policy on compensated absences had been adopted at June 30, 2007 and 2006, and management has deemed that any liability arising from these provisions in the future would be immaterial.

Concentration of Risk

The Company maintains its domestic cash in several commercial banks in Coeur d’Alene and Wallace, Idaho. Accounts are guaranteed by the Federal Deposit Insurance Corporation (FDIC) up to $100,000. The Company also maintains cash in a Mexican bank. The Mexican accounts, one denominated in dollars and one denominated in pesos, are considered to be un-insured.

Derivative Instruments

The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” (hereinafter “SFAS No. 133”) as amended by SFAS No. 137, “Accounting for Derivative Instruments and Hedging Activities – Deferral of the Effective Date of FASB No. 133”, and SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities” and SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” These statements establish accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. They require that an entity recognize all derivatives as either assets or liabilities in the consolidated balance sheet and measure those instruments at fair value. In February 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 155, “Accounting for Certain Hybrid Financial Instruments, an Amendment of FASB Standards No. 133 and 140.” (See Recent Accounting Pronouncements.)

If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change.

Historically, the Company has not entered into derivatives contracts to hedge existing risks.

The Company has issued convertible debt and accounts for that debt according to SFAS 133 and subsequent pronouncements. Consequently, management recognizes the convertible debt contract as a derivative instrument and accounted for the derivative according to U.S. GAAP. The Company had no derivative instruments at June 30, 2007 or December 31, 2006. The Company did issue a convertible debenture subsequent to June 30, 2007 as disclosed in Note 12.

Earnings Per Share

The Company has adopted Statement of Financial Accounting Standards No. 128, which provides for calculation of “basic” and “diluted” earnings per share.

Equity Method

The Company applies the equity method to account for investments for which it has significant influence upon the investee, according to APB Opinion 18 and subsequent pronouncements. During 2006 the Company acquired significant influence in Chester Mining Company and began accounting for its investment in Chester Mining Company using the equity method. The value of the Company’s investment in Chester Mining Company was approximately $2.8 million at June 30, 2007. Sterling owns 45% of the voting shares of common stock issued and outstanding by Chester. The difference between the carrying value of the investment in Chester and the underlying equity in the net assets of Chester Mining Company is $1,706,166. Consequently, management considers $1,706,166 of its investment in Chester to be goodwill. Management has evaluated the investment in Chester Mining Company and does not consider it to be impaired.

Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Exploration Costs

In accordance with accounting principles generally accepted in the United States of America, the Company expenses exploration costs as incurred.

At least annually, management reviews the reserves used to estimate the quantities and grades of ore at our mines which management believes can be recovered and sold economically. Management’s calculations of proven and probable ore reserves are based on in-house engineering and geological assessments using current operating costs, metals prices and, when applicable, third-party audits of our reserves.

Fair Value of Financial Instruments

The Company’s financial instruments, as defined by Statement of Financial Accounting Standards No. 107, “Disclosures about Fair Value of Financial Instruments,” include cash, marketable securities, investments in stocks, purchase options, purchase warrants, receivables, payables and accrued expenses. Cash, receivables, payables and accrued expenses are accounted for on a historical cost basis, which, due to the short maturity of these financial instruments, approximate fair value at June 30, 2007 and 2006. Marketable securities, investments in stocks, purchase options and purchase warrants are accounted for by market prices when available, or by other valuation methods described in these notes when market prices are not available.

Foreign Currency Transactions

The Company created a Mexican subsidiary during 2004 for the purpose of exploration and exploitation of silver bearing minerals in Mexico. The Company records in United States dollars the assets and liabilities of its Mexico subsidiary according to GAAP. The Company translates into United States dollars the revenues, expenses, gains and losses of its Mexican subsidiary at the transaction date and records them according to GAAP. Management has concluded that for the purposes of financial reporting, the functional currency of the Mexican subsidiary is the United States dollar. Consequently, management uses the temporal method of foreign currency translation.

Inventories

Metals inventories are carried at the lower of current market value or average unit cost. Production costs include the cost of direct labor and materials, depreciation, amortization, and overhead costs relating to mining and processing activities. Materials and supplies inventories are valued at the lower of average cost or net realizable value. Net realizable value is determined by market conditions and the cost to bring inventory to production. Sterling de Mexico had an inventory adjustment for the month of June, 2007 when average unit cost exceeded net realizable value. The inventories balances at June 30, 2007 and December 31, 2006 represented supplies inventory in Mexico and Idaho, minerals inventory in Mexico and the value of silver coins and other inventory in Idaho.

Mineral Development Costs

The Company will capitalize property acquisition costs for undeveloped mineral interests that have significant potential to develop an economic ore body. The Company will amortize the capital costs based on proven and probable ore reserves if an economic ore body is developed. If an economic ore body is not discovered, previously capitalized costs are expensed in the period in which it is determined that the property does not contain an economic ore body. Costs to develop new mines, to define further mineralization in existing ore bodies, and to expand the capacity of operating mines, are capitalized and will be amortized on a unit of production basis over proven and probable reserves. Gains and losses on the sales or retirement of assets are recorded as other income or expense.

Prepaid Expenses

The Company’s current prepaid expenses primarily consist of prepaid insurance premiums, specialty equipment, prepaid lease payments which are paid for up to a year in advance and other pre-payments. Prepaid lease payments for periods beyond one year are considered other non-current assets. Non-current assets are primarily comprised of the Sunshine Mine lease and the Barones lease which was prepaid in 2004 and is being amortized over the 20 year lease term.

Minority Interest

The Company owns 99% of its Mexico subsidiary, Sterling Mining de Mexico S.A. de C.V. The 1% minority in the subsidiary is owned by an individual. A minority interest is not shown on the balance sheet because there is a negative value to the capital account of the minority interest holder. Additionally, the minority holder is not expected to make additional capital contributions.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its majority-owned subsidiary after elimination of inter-company accounts and transactions. The majority-owned subsidiary of the Company is named above.

Property and Equipment

Property and equipment is recorded at cost. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the assets, which range from three to ten years.

Provision for Taxes

Income taxes are provided based upon the liability method of accounting pursuant to Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” Under this approach, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end. A valuation allowance is recorded against deferred tax assets if management does not believe the Company has met the “more likely than not” standard imposed by SFAS No. 109 to allow recognition of such an asset.

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurement”. Management does not expect the adoption of this statement to have a material impact on its consolidated financial position or results of operations when FAS 157 becomes effective, after November 15, 2007.

In February 2006, the FASB issued SFAS No. 155 “Accounting for Certain Hybrid Financial Instruments,” which amends SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities” and SFAS No. 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” SFAS No. 155 resolves issues addressed in Statement 133 Implementation Issue No. D1 “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets,” and permits:

•	Fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation;

•	Clarifies which interest-only strips are not subject to the requirements of SFAS 133;

•

Establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation;

•	Clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives; and

•

Amends SFAS No. 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument.

FAS No. 155 is effective for all financial instruments acquired, issued or subject to a remeasurement event occurring after the beginning of an entity’s first fiscal year that begins after September 15, 2007. The adoption of SFAS No. 155 is not expected to have a material effect on our consolidated financial statements.

In February 2006, the FASB issued FSP No. 123(R)-4 “Classification of Options and Similar Instruments Issued as Employee Compensation That Allow for Cash Settlement upon the Occurrence of Contingent Event.” FSP 123(R)-4 amends paragraphs 32 and A229 of SFAS No. 123(R) to incorporate the concept that a cash settlement feature that can be exercised only upon the occurrence of a contingent event that is outside the employee’s control does not meet the condition in paragraphs 32 and A229 until it becomes probable that the event will occur, and that an option or similar instrument that is classified as equity, but subsequently becomes a liability because the contingent cash settlement event is probable of occurring, shall be accounted for similar to a modification from an equity to liability award. FSP 123(R)-4 became effective when the Company adopted SFAS 123(R) and is not expected to have a material effect on the Company’s consolidated financial statements.

In September 2005, the FASB issued Emerging Issues Task Force (“EITF”) Issue No. 04-13 “Accounting for Purchases and Sales of Inventory with the same Counterparty.” The scope of EITF No. 04-13 includes guidance on the circumstances under which two or more inventory purchases and sales transactions with the same counterparty should be viewed as a single exchange transaction under the scope of Opinion 29 “Accounting for Nonmonetary Transactions,” and whether there are circumstances under which nonmonetary exchanges of inventory within the same line of business should be recognized at fair value. EITF No. 04-13 is effective for new arrangements entered into, or modifications or renegotiations of existing arrangements, beginning in the first interim or annual reporting period beginning after March 15, 2006. The adoption of EITF Issue No. 04-13 is not expected to have a material effect on our consolidated financial statements.

Note 3: Marketable Securities and Investments

The Company’s investment portfolio consists primarily of small-cap mining stocks, options and warrants.

The Company’s investments in securities are classified as either trading, held to maturity, or available-for-sale in accordance with Statement of Financial Accounting Standards No. 115. During the three months ended June 30, 2007 and 2006, the Company did not own any securities classified as trading or held to maturity, but did own securities classified as available-for-sale. Available-for-sale securities consist of equity securities not classified as trading securities or as securities to be held to maturity.

Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a net amount in a separate component of other comprehensive income. Gains and losses on the sale of available-for-sale securities are determined using the average cost method and are included in earnings. The Company determines the gain or loss on investment securities held as available-for-sale, based upon the accumulated cost basis of specific investment accounts.

On the Company’s balance sheet, short-term available for sale securities are classified as “marketable securities.” Long-term available-for-sale securities and other investments are classified as “investments.”

Options and warrants are recorded at fair market value, calculated using a conventional Black Scholes pricing model. Assumptions made in estimating the fair value include the risk-free interest rate, volatility and expected life. For the three months ended June 30, 2007, the average volatility ranged from 49% to 67%. Expected life used was the number of days to expiration. The risk-free interest rate used was the Federal Reserve Boards risk-free rate most closely corresponding to the option or warrant lifetime. Management used risk free rates between 4.95% and 5.29 % for the three months ended June 30, 2007.

The changes in marketable securities, long-term investments, and investments-other during the three and six months ended June 30, 2007 are as follows:

Three Months ended June 30, 2007	Fair Value at March 31, 2007	Plus Purchases	Less Sales at Cost	Plus (Less) Unrealized Gain (Loss)	Fair Value at June 30, 2007
Investments Long-Term	$638,286	$65,951	$(32,216)	$(134,620)	$537,401
Investment in Chester Mining Company	2,859,510	—	—	922	2,860,432
Investments Other	424,014		—	(91,406)	332,608

Total-Investments	3,921,810	65,951	(32,216)	(225,104)	3,730,441
Marketable Securities	1,073,378	195,651	(96,062)	(291,483)	881,483

Total-Marketable Securities and Investments	$4,995,188	$261,602	$(128,278)	$(516,587)	$4,611,924

At June 30, 2007 the total cost basis of marketable securities and investments was $4,811,577.

Total accumulated losses were $199,653 and the total fair market value was $4,611,924.

Note 4: Income Tax

Income taxes are provided based upon the liability method of accounting pursuant to Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” Under this approach, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end. A valuation allowance is recorded against deferred tax assets if management does not believe the Company has met the “more likely than not” standard imposed by SFAS No. 109 to allow recognition of such an asset.

At June 30, 2007, the Company had net deferred tax assets, calculated at an expected rate of 34%, of approximately $6,720,000, principally arising from net operating loss carryforwards for income tax purposes. As management of the Company cannot determine that it is more likely than not that the Company will realize the benefit of the net deferred tax asset, a valuation allowance equal to the net deferred tax asset has been established at June 30, 2007.

The Company’s deferred tax assets are estimated as follows:

	June 30, 2007	December 31, 2006
Net operating loss carryforward	$19,760,000	$14,290,000

Deferred tax asset	$6,720,000	$4,860,000

Deferred tax asset valuation allowance	$(6,720,000)	$(4,860,000)

At June 30, 2007, the Company has net operating loss carryforwards of approximately $19,760,000, which expire in the years 2017 through 2026. The change in the allowance account from December 31, 2006 to June 30, 2007, was approximately $1,860,000.

Note 5: Inventories

The Company uses the first-in-first-out method of inventory valuation.

Inventories in the United States consist of silver coins, rounds and bullion. Inventories in Mexico consist primarily of silver in precipitate form. Other components of inventory are gold in precipitate form as well as copper, thiosulfite and gravel used in the processing of mineral bearing ore. At June 30, 2007 and December 31, 2006 the Company reported the following inventories:

	June 30, 2007	December 31, 2006
United States
Coins, rounds and bullion	$58,086	$62,829
Pyromorphite and other	42,910	20,000
Supply inventory for the Sunshine Mine	31,471	58,546

US Total	132,467	141,375

Mexico
Silver and gold precipitate & concentrate	215,586	108,809
Supplies and other inventory	81,470	63,283

Mexico Total	297,056	172,092

Consolidated Total	$429,523	$313,467

At June 30, 2007 and December 31, 2006, the precipitate and concentrate in Mexico was either on-site, in transit, or at the refinery.

Note 6: Commitments and Contingencies

Mineral Leases

The Company has secured leases of a number of mineral properties. Each of the leases is subject to lease payments as shown in the table below.

Mineral Leases	Production Royalties Payable (1)	2007 Annual Lease Fees
Barones Concession (2)	Yes	$—
Chester Claim Group (3)	Yes	7,200
J.E. Prospect	Yes	12,500
Jestec	Yes	15,000
Merger Mines Claim Group	Yes	2,500
Metropolitan Mines Claim Group	Yes	12,000
Mineral Mountain Claim Group	Yes	3,600
Montana Revett Claim Group (4)	Yes	—
San Acacio Concession (5)	Yes	—
Sunshine Mine and Infrastructure, ARI lease	Yes	120,000
Timberline Resources (6)	Yes	20,000
Rock Creek-Idaho (7)	Yes	6,000
Jimenez de Teul (8)	Yes	—
Cuatro Cienegas (9)	Yes	$—

(1)	All leases are subject to production royalties

(2)	$375,000 in cash and $100,000 in the Company’s common stock were prepaid in 2004 to apply to the life of the Barones lease of 240 months. There are no annual lease fees.
(3)	The Chester Claim Group lease also requires an annual payment of 50,000 shares of the Company’s common stock.
(4)	Production royalties are not payable to lessor, but are payable to third parties.
(5)	$150,000 paid by Source Minerals in June 2007.
(6)	Timberline annual lease fee of $20,000 began on June 1, 2007.
(7)	The lease includes a $50,000 per year work commitment and payments of $500 a month, which can be credited against the 25% net profits royalty.
(8)	The lease includes a $50,000 work commitment in 2007 and additional work commitments of $100,000 for each of the next four years.
(9)	The lease includes payments of $100,000 per year for each of the next five years.

The total value of shares issued for leases and lease amendments for the three and six months ended June 30, 2007 was $156,500. The total number of shares of common stock issued for leases for the three and six months ended June 30, 2007 was 50,000.

Other Leases

The Company entered into a lease for office space in Coeur d’Alene, Idaho for $1,763 per month through November 2007.

The Company’s obligations under mineral agreements and office space operating lease agreements as of June 30, 2007 are as follows:

Year Ending:
December 31, 2007	$115,788
December 31, 2008	280,176
December 31, 2009	300,176
December 31, 2010	300,176
December 31, 2011	300,176

Total minimum lease payments	$1,296,492

Compliance with Environmental Regulations

The Company is subject to a variety of federal, state and local statues, rules and regulations designed to protect human health and the environment in the vicinity of its mining operations. Activities at the Company’s mining operations include continual efforts to meet or exceed these statutes, rules and regulations. These regulations include “permitting” or pre-operating approval requirements designed to ensure the environmental integrity of a proposed mining facility, operating requirements to mitigate the effects of discharges into the environment during mining operations, and reclamation or post-operation requirements designed to remediate the lands affected by a mining facility. The Company is diligently working with the regulatory agencies for the necessary environmental and bonding requirements to comply with the regulations.

Other Taxes

The Company assumed certain property taxes in arrears as part of the Company’s obligation in the lease of the Sunshine Mine. The Company has paid property taxes in arrears for the years 1999 through 2004. Estimated tax liabilities including penalties and interest outstanding are shown below.

Tax Year:
2005	$37,762
2006	38,400
2007	20,000
Accrued Penalties and Interest	10,700

Balance, June 30, 2007	$106,862

Note 7: Notes Payable

At June 30, 2007, the Company had three notes payable as follows: $400,000 to Western Continental for a land purchase, $50,000 to Diversified Machine Technology (DMT) for a land purchase and $83,694 to Microsoft Corporation for the purchase of computer hardware and software. The notes payable current portion on the balance sheet is $27,862 representing the current portion of the Microsoft note. Notes payable long-term on the balance sheet is $505,832, the sum of the $400,000 Western Continental note, the $50,000 DMT note and $55,832 from the long-term portion of the Microsoft note.

The notes payable have the following terms: The Western Continental note has a 7.25% interest rate, monthly interest payments of $2,417, with payment of the principal due in full on November 6, 2008. The DMT note has a maturity date of October 6, 2008, when the principal is due in full. No payment is due until the maturity date. The Microsoft note has monthly payments of $50 for six months and then $2,803 for the succeeding 36 months. Interest and principal are scheduled to be paid in full on July 1, 2010. Each note is collateralized by the asset acquired.

Note 8: Common Stock, Options and Warrants

During the second quarter of 2007 the Company issued 1,422,260 shares of common stock as follows: 550,000 shares, with warrants attached, for $1,980,000; and 250,000 shares for land. 475,260 warrants were exercised during the quarter of 2007 for a total of $1,619,704 and 310,000 warrants were granted. The warrants were valued at $311,857 at June 30, 2006 and the weighted average exercise price of the warrants is $4.50. The Company granted 850,000 options during the quarter to officers, directors, employees and consultants.

During the second quarter of 2006, the Company issued 1,158,608 shares of common stock as follows: 435,000 shares for $1,100,000 in cash; 40,000 shares for lease expense and equipment; and 665,108 shares upon the exercise of $0.75 per share stock options that were granted in June of 2003. 17,500 warrants were exercised during the quarter for $70,000 and 572,500 warrants, valued at $722,287, were granted at a weighted average exercise price of $6.41.

Note 9: Loss per Common Share

The Company is authorized to issue 80,000,000 shares of common stock, $0.05 par value per share, of which 30,190,828 shares were issued at June 30, 2007. The weighted average shares of common stock outstanding for the quarter ended June 30, 2007 were 29,890,900.

The Company has adopted Statement of Financial Accounting Standards No. 128, which provides for calculation of “basic” and “diluted” earnings per share. Basic earnings per share includes no dilution and is computed by dividing net income available to common shareholders by the weighted average common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity similar to fully diluted earnings per share. Although there were common stock equivalents outstanding June 30, 2007, they were not included in the calculation of earnings per share because they would have been considered anti-dilutive.

As of June 30, 2007, the Company had issued and outstanding 9,984,480 warrants, 850,000 options, commitments to issue 40,294 shares, and convertible debt that could be converted to 80,000 shares of common stock. Earnings would be fully diluted by 10,954,774 shares if the Company had earnings to report.

Note 10: Business Segments

The Company began reporting two business segments during 2004. One segment is the exploration segment in the United States of America. The Company engages in the acquisition and exploration of mineral properties in the U.S.A. in this segment. The Company’s other segment, acquired in 2004, is the Mexico exploration segment. The Company acquired the Mexican operation in 2004 and began reporting two segments subsequent to the acquisition. Due to this change in the composition of reportable segments, all prior periods have been restated.

The Mexico segment includes the Company’s 99% owned subsidiary Sterling Mining De Mexico, S.A. De C.V. The Mexico segment engages in the acquisition exploration and operation of mineral properties in Mexico. The Company’s objective in each segment is to place those properties that can be operated at a profit into production. The following table presents information about reportable segments for the three and six months ended June 30, 2007 and 2006:

	Three Months Ended June 30			Six Months Ended June 30
	2007		2006	2007	2006
Revenues:
United States		$224,935	$37,133	$232,917	$47,951
Mexico		629,216	279,375	812,571	549,082

Total		$854,151	$316,509	$1,045,488	$597,033

Income (loss) from operations
United States		$(3,432,625)	$(1,628,431)	$(5,803,437)	$(2,611,252)
Mexico		(150,463)	(236,681)	(339,228)	(251,712)

Total		$(3,583,088)	$(1,865,112)	$(6,142,665)	$(2,862,964)

Net Income (Loss)
United States		$(3,394,476)	$(1,424,624)	$(5,506,542)	$(2,618,578)
Mexico		(144,650)	(213,668)	(414,466)	(246,305)

Total		$(3,539,126)	$(1,638,292)	$(5,921,008)	$(2,864,883)

Identifiable Assets:
United States	$	Same as	Same as	$22,881,200	$5,429,085
Mexico		6 mo.	6 mo.	1,790,397	643,772

Total		Column	Column	$24,671,597	$6,072,857

Capital Expenditures:
United States		$3,498,256	$1,012,597	$5,534,763	$1,148,902
Mexico		184,459	113,408	403,864	149,814

Total		$3,682,715	$1,126,005	$5,938,627	$1,298,716

Note 11: Significant Customers

During the three and six months ended June 30, 2007 all sales were to one refinery, Met-Mex Penoles.

Note 12: Subsequent Events

In July of 2007 the Company issued one debenture for a total of $100,000, prior to completing its recent private placement offerings. The debenture included a provision for the conversion of the debt, at a conversion price of $4.25, to a total of 23,529 shares of the Company’s common stock. The debenture expires after eighteen months and is convertible after twelve months. The Company is paying the holder of the debenture a monthly interest payment at an annual percentage rate of 12.0%.

On August 2, 2007 the Company closed two private placement offerings that in the aggregate raised a total of $24,734,755.50.

In a brokered offering, the offering consisted of 5,585,792 special warrants at a price of $3.25 per special warrant. Each special warrant is convertible into one common share of the Company and one-half of one common share purchase warrant. Conversion shall occur upon the issuance of a receipt for a final prospectus in Canada that qualifies the common shares and warrants. Each whole warrant is exercisable for one common share at an exercise price of $4.10 for 24 months following the closing date of the brokered offering. The brokered offering was completed on a best-efforts basis with TD Securities Inc. and Blackmont Capital Inc. of Toronto, Canada, who were engaged as co-agents.

In a second offering in the United States and elsewhere, the offering consisted of 2,024,902 units at the same price of $3.25 per Unit. Each unit is comprised of one common share of the Company and one-half of one common share purchase warrant. Each warrant is similarly exercisable for one Common Share at an exercise price of $4.10 for 24 months following the closing date of the Offering.

In connection with the Brokered Offering, the Company paid a cash commission of 7% of the gross proceeds of the private placement, and issued non-transferable compensation options to purchase 391,005 special warrants, equal to 7% of the special warrants sold under the private placement, exercisable at $3.25 per special warrant for a period of 24 months after the closing date of the Offering.

In connection with the second offering, the Company paid cash commissions, and issued similar non-transferable compensation options to purchase units, common shares and warrants not exceeding 7% of the gross proceeds.

Board of Directors

Sterling Mining Company

Coeur d’Alene, Idaho

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying consolidated balance sheets of Sterling Mining Company as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2006, 2005 and 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sterling Mining Company as of December 31, 2006 and 2005 and the results of its operations, stockholders’ equity and cash flows for the years ended December 31, 2006, 2005 and 2004, in conformity with accounting principles generally accepted in the United States of America.

Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington
February 26, 2007

STERLING MINING COMPANY AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	December 31, 2006	December 31, 2005
ASSETS

CURRENT ASSETS
Cash	$3,054,582	$1,270,849
Marketable securities	790,514	288,715
Accounts receivable	64,043	42,934
Notes receivable	—	25,000
Inventories	313,467	252,275
Prepaid expenses and deposits	225,787	82,645
Other current assets	242,211	58,581

Total current assets	4,690,605	2,020,999

INVESTMENTS
Investment in Chester Mining Company	2,808,238	16,975
Investments-other	782,253	707,878

Total investments	3,590,491	724,853

PROPERTY AND EQUIPMENT
Property, plant and equipment	11,720,178	506,240
Less accumulated depreciation	(72,603)	(38,392)

Total property and equipment	11,647,575	467,848

OTHER ASSETS
Prepaid leases	991,696	441,806

TOTAL ASSETS	$20,920,367	$3,655,506

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$1,464,102	$403,001
Accrued expenses	192,206	365,492
Notes payable-current portion	13,931	—
Unearned revenue	134,172	80,885
Other current liabilities	4,057,245	—

Total current liabilities	5,861,656	849,378

LONG-TERM LIABILITIES
Notes payable, net of current portion	519,763	—

Total long-term liabilities	519,763	—

COMMITMENTS AND CONTINGENCIES	—	—

STOCKHOLDERS’ EQUITY
Common stock, $0.05 par value; 40,000,000 shares authorized. 24,877,568 and 18,477,419 shares issued and outstanding respectively	1,243,878	923,871
Additional paid-in capital	32,674,757	16,871,941
Common stock issuable	400,000	—
Accumulated deficit	(19,955,554)	(14,725,159)
Accumulated other comprehensive income	175,867	(264,525)

TOTAL STOCKHOLDERS’ EQUITY	14,538,948	2,806,128

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$20,920,367	$3,655,506

The accompanying notes are an integral part of these financial statements.

STERLING MINING COMPANY AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Year Ended December 31,
	2006	2005	2004
REVENUES	$887,524	$491,716	$62,873

COST OF REVENUES (Exclusive of Depreciation Shown Separately Below)	956,263	362,758	57,060

COSTS AND EXPENSES
Exploration	3,701,487	2,794,511	3,223,737
Pre-production costs	—	124,029	—
General and administrative	1,902,427	1,223,312	1,657,933
Depreciation and amortization	34,211	21,881	15,038
Professional services	861,569	220,836	110,480

Total Expenses	6,499,693	4,384,569	5,007,188

LOSS FROM OPERATIONS	(6,568,432)	(4,255,611)	(5,001,375)

OTHER INCOME (EXPENSE)
Gain (loss) on sale of investments	171,410	(78,356)	(466,246)
Interest and dividends	25,603	7,162	8,402
Interest expense	(62,676)	(42,901)	(79,150)
Gain (loss) on derivative instruments	(65,035)	—	—
Gain (loss) on exchange	(95,149)	(179,251)	8,662
Other income	1,362,416	—	—

Total Other Income (Expense)	1,336,570	(293,346)	(528,332)

LOSS BEFORE INCOME TAXES	(5,231,862)	(4,548,957)	(5,529,707)

INCOME TAXES	—	—	—

LOSS FROM CONTINUING OPERATIONS	(5,231,862)	(4,548,957)	(5,529,707)

GAIN (LOSS) FROM INVESTMENT IN CHESTER MINING COMPANY	1,467	—	—

NET LOSS	(5,230,395)	(4,548,957)	(5,529,707)

OTHER COMPREHENSIVE INCOME (LOSS)
Unrealized gain (loss) on investments	440,393	(878,736)	(810,302)

COMPREHENSIVE LOSS	$(4,790,002)	$(5,427,693)	$(6,340,009)

Basic and Diluted Net Loss per Share	$(0.24)	$(0.26)	$(0.36)

Basic and diluted weighted average number of shares outstanding	21,907,400	17,461,808	15,298,200

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

STERLING MINING COMPANY AND SUBSIDIARY

	Common Stock					Accumulated Other Comprehensive Income (Loss)
	Number of Shares	Amount	Additional Paid-In Capital	Common Stock Issuable	Accumulated Deficit		Total
Balances, December 31, 2003	12,451,627	$622,581	$4,842,781	$—	$(4,646,495)	$1,424,513	$2,243,380
Issuances of common stock:
—for cash at an average of $3.23 per share less offering expenses of $208,195	523,125	26,156	1,453,767	—	—	—	1,479,923
—for services at an average of $6.04 per share	42,598	2,130	255,356	—	—	—	257,486
—for leases at an average of $7.31 per share	30,000	1,500	217,700	—	—	—	219,200
—for investments at an average of $12.67	80,000	4,000	1,244,620	—	—	—	1,248,620
—for accrued expenses at $0.99 per share	24,397	1,220	22,979	—	—	—	24,199
Retirements of common stock as follows:							—
—for investments at $10.00 per share	(100)	(5)	(995)	—	—	—	(1,000)
Stock option activity:							—
—granted for payment of expenses at $6.00 per share	—	—	517,690	—	—	—	517,690
—exercised at an average of $0.75 per share	672,809	33,640	470,967	—	—	—	504,607
—repurchased from option holders	—	—	(27,897)	—	—	—	(27,897)
Warrant activity:							—
—issued with common shares	—	—	604,348	—	—	—	604,348
—exercised at an average of $0.76 per share	2,234,672	111,734	1,585,035	—	—	—	1,696,769
—issued for payment of expenses	—	—	229,952	—	—	—	229,952
Net loss for the year ended December 31, 2004	—	—	—	—	(5,529,707)	—	(5,529,707)
Other comprehensive loss	—	—	—	—	—	(810,302)	(810,302)

Balances, December 31, 2004	16,059,128	802,956	11,416,303	—	(10,176,202)	614,211	2,657,268

Issuances of common stock:
—for cash at an average of $2.33 per share	325,000	16,250	633,750	—	—	—	650,000
—for services at an average of $3.32 per share	82,300	4,115	268,835	—	—	—	272,950
—for leases at an average of $3.91 per share	151,500	7,575	584,700	—	—	—	592,275
Stock option activity as follows:
—exercised at $0.75 per share	347,693	17,385	243,385	—	—	—	260,770
Warrant activity as follows:
—issued with common stock shares	1,470,477	73,524	3,518,476	—	—	—	3,592,000
—exercised at an average of $3.00 per share	69,444	3,472	204,860	—	—	—	208,332
Other adjustments	(28,123)	(1,406)	1,631	—	—	—	225
Net loss for the year ended December 31, 2005	—	—	—	—	(4,548,957)	—	(4,548,957)
Other comprehensive loss	—	—	—	—	—	(878,736)	(878,736)

Balances, December 31, 2005	18,477,419	923,871	16,871,941	—	(14,725,159)	(264,525)	2,806,128

Issuances of common stock:
—for cash
—for cash, with warrants attached at an average of $2.84 per share	4,180,401	209,020	7,865,443	—	—	—	8,074,463
—for investments	400,000	20,000	1,440,000	—	—	—	1,460,000
—for land	190,000	9,500	670,500	—	—	—	680,000
—for services	6,000	300	23,950	—	—	—	24,250
—for leases and equipment	290,000	14,500	1,080,500	—	—	—	1,095,000
—for commissions	296,530	14,827	—	—	—	—	14,827
—upon conversion of convertible debentures	288,594	14,430	860,570	—	—	—	875,000
—less financing costs	—	—	(449,913)	—	—	—	(449,913)
Stock option activity as follows:
—exercised at $0.75 per share	683,108	34,155	478,176	—	—	—	512,331
Warrant activity as follows:
—issued with common shares	—	—	3,795,636	—	—	—	3,795,636
—issued with convertible debentures	—	—	206,256	—	—	—	206,256
—issued with commission shares	—	—	(274,026)	—	—	—	(274,026)
—exercised at an average of $4.00 per share	17,500	875	69,125	—	—	—	70,000
Other adjustments	48,016	2,401	36,599	—	—	—	39,000
Common stock issuable	—	—	—	400,000	—	—	400,000
Net loss for for the year ended December 31, 2006	—	—	—	—	(5,230,395)	—	(5,230,395)
Other comprehensive income (loss)	—	—	—	—	—	440,393	440,393

Balances, December 31, 2006	24,877,568	$1,243,878	$32,674,757	$400,000	$(19,955,554)	$175,867	$14,538,949

The accompanying notes are an integral part of these financial statements.

STERLING MINING COMPANY AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2006	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(5,230,395)	$(4,548,957)	$(5,529,707)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation	34,211	21,881	15,038
Amortization of discount on debentures	—	—	—
Gain (loss) on investments	(171,410)	78,356	466,246
Gain (loss) on derivatives	65,035	—	—
Gain (loss) on foreign exchange	95,149	—	—
Miscellaneous equity adjustments	39,000	225	—
Common stock issued for lease expense	1,005,000	592,275	219,200
Common stock issued for general and administrative expenses	24,250	272,950	257,486
Gain on nonmonetary exchange	(1,297,778)	—	—
Payment of expenses with stock warrants	—	—	229,952
Payment of expenses with stock options	—	—	517,690
(Increase) decrease in:
Accounts receivable	(21,109)	(22,872)	20,098
Accounts receivable-related party	—	9,065	—
Notes receivable	25,000	(20,000)	(5,000)
Inventories	(61,193)	(163,501)	(88,774)
Prepaid expenses	(693,033)	7,962	(410,051)
Other current assets	(183,630)	17,732	(105,619)
Increase (decrease) in:
Accounts payable	1,061,102	322,787	54,921
Accounts payable-related party	—	—	(9,644)
Accrued expenses	(173,134)	(418,871)	(85,786)
Other current liabilities	157,245	80,885	—

Net cash used by operating activities	(5,325,690)	(3,770,083)	(4,453,950)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of investments	(371,105)	(50,922)	(509,721)
Proceeds from investments	355,245	205,555	199,585
Investment in property and equipment	(5,610,244)	(28,267)	(40,924)

Net cash provided (used) by investing activities	(5,626,104)	126,366	(351,060)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sales of common stock net of costs	11,278,196	4,242,000	2,084,272
Proceeds from exercise of stock options and warrants	582,331	469,102	2,201,376
Proceeds from notes payable	—	—	200,000
Payment of notes payable	—	(160,000)	(40,000)
Proceeds from debentures payable	875,000	—	—
Stock options purchased from option holders	—	—	(43,750)

Net cash provided by financing activities:	12,735,527	4,551,102	4,401,898

Net increase (decrease) in cash and cash equivalents	1,783,733	907,385	(403,112)

Cash beginning of period	1,270,849	363,464	766,576

Cash at end of period	$3,054,582	$1,270,849	$363,464

SUPPLEMENTAL CASH FLOW DISCLOSURES:
Income taxes paid	$—	$—	$—
Interest paid	$62,676	$124	$—

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Common stock issued for investments	$1,460,000	$—	$1,248,620
Common stock issued for equipment	$90,000	$—	$—
Common stock issued for accrued expense	$—	$—	$24,198
Common stock issued for commissions and convertible debt	$875,000	$—	$—
Common stock issued for land	$680,000	$—	$—
Investment in stock in exchange for forgiveness of debt	$33,875	$—	$—
Land purchase by accrued expense	$3,900,000	$—	$—
Land acquired through issuance of notes payable	$450,000	$—	$—
Retirement of common stock from investments	$—	$—	$1,000
Equipment acquired through issuance of notes payable	$83,694	$—	$—

The accompanying notes are an integral part of these financial statements.

STERLING MINING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

Sterling Mining Company was incorporated in the State of Idaho on February 18, 1903, for the purpose of exploring and developing mineral properties through the sale, leasing or joint venture of such properties. The consolidated financial statements presented herein include those of Sterling Mining Company and its majority-owned subsidiary, Sterling Mining de Mexico S.A. de C.V., collectively herein referred to as “the Company.” Sterling Mining de Mexico S.A. de C.V. was incorporated in Mexico on February 27, 2004, to engage in the business of exploring and developing mining properties in Mexico.

The Company is engaged in the exploration of and mining of properties in the Coeur d’Alene Mining District region in North Idaho, in Montana and in the State of Zacatecas, Mexico.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies is presented to assist in understanding the financial statements. The financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

Accounting Method

The Company’s financial statements are prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Accounts Receivable

The Company carries its accounts receivable at net realizable value. On a periodic basis, the Company evaluates its accounts receivable and determines if an allowance for doubtful accounts is necessary, based on a history of past write-offs and collections and current credit conditions. At December 31, 2006, the Company’s accounts receivable balance includes an allowance for doubtful accounts of $10,925.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Compensated Absences

Employees of the Company may be paid vacation, sick, and personal days off. The Company did not accrue compensated absences expense during the year because no policy on compensated absences had been adopted at December 31, 2006, and management has deemed that any liability arising from these provisions in the future would be immaterial.

Concentration of Risk

The Company maintains its domestic cash in several commercial banks in Coeur d’Alene, Idaho. Accounts are guaranteed by the Federal Deposit Insurance Corporation (FDIC) up to $100,000. $2.77 million of the Company’s cash in U.S. bank accounts was not FDIC insured at December 31, 2006. The Company also maintains cash in a Mexican bank. The Mexican accounts, which had a U.S. dollar balance of $58,247 at December 31, 2006, one denominated in pesos and one denominated in U.S. dollars, are considered uninsured.

STERLING MINING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006

Derivative Instruments

The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” (hereinafter “SFAS No. 133”) as amended by SFAS No. 137, “Accounting for Derivative Instruments and Hedging Activities – Deferral of the Effective Date of FASB No. 133,” and SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities” and SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” These statements establish accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. They require that an entity recognize all derivatives as either assets or liabilities in the consolidated balance sheet and measure those instruments at fair value. In February 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 155, “Accounting for Certain Hybrid Financial Instruments, an Amendment of FASB Standards No. 133 and 140.” See Recent Accounting Pronouncements.

If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change.

Historically, the Company has not entered into derivative contracts to hedge existing risks.

The Company issued three convertible debentures in 2006 which gave rise to derivative instruments. Because all three debentures were converted to common stock during the year, there were no derivative instruments reported on the balance sheet at December 31, 2006.

Earnings Per Share

The Company has adopted Statement of Financial Accounting Standards No. 128, which provides for calculation of “basic” and “diluted” earnings per share. Basic earnings per share includes no dilution and is computed by dividing net income available to common shareholders by the weighted average common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could share in the earnings of an entity similar to fully diluted earnings per share. Although there were common stock equivalents outstanding December 31, 2006, they were not included in the calculation of earnings per share because they would have been considered anti-dilutive.

As of December 31, 2006, the Company had outstanding options, warrants and convertible debt for a total of 6,223,225 shares which were considered anti-dilutive.

Equity Method

The Company applies the equity method to account for investments for which it has significant influence upon the investee, according to APB Opinion 18 and subsequent pronouncements. During 2006 the Company acquired significant influence in Chester Mining Company and began accounting for its investment in Chester Mining Company using the equity method. The value of the Company’s investment in Chester Mining Company increased to approximately $2.8 million during 2006. Sterling owns 43% of the voting shares of common stock issued and outstanding by Chester. The difference between the carrying value of the investment in Chester and the underlying equity in the net assets of Chester Mining Company is $1,781,085. Consequently, management considers $ 1,781,085 of its investment in Chester to be goodwill. Management has evaluated the investment in Chester Mining Company and does not consider it to be impaired.

STERLING MINING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

At least annually, management reviews the reserves used to estimate the quantities and grades of ore at our mines which management believes can be recovered and sold economically. Management’s calculations of proven and probable ore reserves are based on in-house engineering and geological assessments using current operating costs, metals prices and, when applicable, on third-party audits of our reserves.

Reserve estimates will change as existing reserves are depleted through production and as production costs and/or metals prices change. A significant drop in metals prices may reduce reserves by making some portion of such ore uneconomic to develop and produce. Changes in reserves may also reflect that actual grades of ore processed may be different from stated reserve grades because of variation in grades in areas mined, mining dilution and other factors. Estimated reserves, particularly for properties that have not yet commenced production, may require revision based on actual production experience.

Declines in the market prices of metals, increased production or capital costs, reduction in the grade or tonnage of the deposit or an increase in the dilution of the ore or reduced recovery rates may render ore reserves uneconomic to exploit. If our realized price for the metals we produce were to decline substantially below the levels set for calculation of reserves for an extended period, there could be material delays in the development of new projects, net losses, reduced cash flow, restatements or reductions in reserves and asset write-downs in the applicable accounting periods. Reserves should not be interpreted as assurances of mine life or of the profitability of current or future operations. No assurance can be given that the estimate of the amount of metal or the indicated level of recovery of these metals will be realized.

Exploration Costs

In accordance with accounting principles generally accepted in the United States of America, the Company expenses exploration costs as incurred. Exploration costs expensed during the years ended December 31, 2006, 2005 and 2004 were $3,701,487, $2,794,511, and $3,223,737, respectively.

Fair Value of Financial Instruments

The Company’s financial instruments, as defined by Statement of Financial Accounting Standards No. 107, “Disclosures about Fair Value of Financial Instruments,” include cash, marketable securities, investments in stocks, purchase options, purchase warrants, receivables, payables and accrued expenses. Cash, receivables, payables and accrued expenses are accounted for on a historical cost basis, which, due to the short maturity of these financial instruments, approximates fair value at December 31, 2006 and 2005. Marketable securities, investments in stocks, purchase options and purchase warrants are accounted for by market prices when available, or by other valuation methods described in these notes when market prices are not available.

Foreign Currency Transactions

The Company created a Mexican subsidiary during 2004 for the purpose of exploration and exploitation of silver bearing minerals in Mexico. The Company translates into United States dollars the assets and liabilities of its Mexico subsidiary according to generally accepted accounting principles. The Company translates into United States dollars the revenues, expenses, gains and losses of its Mexican subsidiary at the transaction date and records them according to generally accepted accounting principles. Management has concluded that for the purposes of financial reporting, the functional currency of the Mexican subsidiary is the United States dollar. Consequently, management uses the temporal method of foreign currency translation.

STERLING MINING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006

Inventories

Metals inventories are carried at the lower of current market value or average unit cost. Production costs include the cost of direct labor and materials, depreciation, amortization, and overhead costs relating to mining and processing activities. Materials and supplies inventories are valued at the lower of average cost or fair market value. The inventories balance at December 31, 2006 represented supplies inventory in the U.S. and Mexico, minerals inventory in Mexico and silver coins and other inventory in Idaho.

Mineral Development Costs

The Company will capitalize property acquisition costs for undeveloped mineral interests that have significant potential to develop an economic ore body. The Company will amortize the capital costs based on proven and probable ore reserves if an economic ore body is developed. If an economic ore body is not discovered, previously capitalized costs are expensed in the period in which it is determined that the property does not contain an economic ore body. Costs to develop new mines, to define further mineralization in existing ore bodies, and to expand the capacity of operating mines, are capitalized and will be amortized on a unit of production basis over proven and probable reserves. Gains and losses on the sales or retirement of assets are recorded as other income or expense.

Prepaid Expenses

The Company’s current prepaid expenses primarily consist of prepaid insurance premiums and prepaid lease payments which are paid for up to a year in advance. Prepaid lease payments for periods beyond one year are considered other non-current assets. Non-current assets are primarily comprised of the 20 year Barones lease which was prepaid in 2004 and is being amortized over the 20-year lease term. See Note 5.

Minority Interest

The Company owns 99% of its Mexico subsidiary, Sterling Mining de Mexico S.A. de C.V. The 1% minority in the subsidiary is owned by an individual. A minority interest is not shown on the balance sheet because there is a negative value to the capital account of the minority interest holder. Additionally, the minority holder is not expected to make additional capital contributions.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its majority-owned subsidiary after elimination of intercompany accounts and transactions. The majority-owned subsidiary of the Company is named above.

Property and Equipment

Property and equipment is recorded at cost. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the assets, which range from three to ten years. See Note 4.

Provision for Taxes

Income taxes are provided based upon the liability method of accounting pursuant to Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” Under this approach, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end. A valuation allowance is recorded against deferred tax assets if management does not believe the Company has met the “more likely than not” standard imposed by SFAS No. 109 to allow recognition of such an asset.

STERLING MINING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006

At December 31, 2006, the Company had deferred tax assets, calculated at an expected rate of 34%, of approximately $4,860,000, principally arising from net operating loss carryforwards for income tax purposes. As management of the Company cannot determine that it is more likely than not that the Company will realize the benefit of the deferred tax assets, a valuation allowance equal to the deferred tax asset has been recorded.

The Company’s deferred tax assets are estimated as follows:

	December 31, 2006	December 31, 2005
Net operating loss carryforward	$14,290,000	$9,970,000

Deferred tax asset	$4,860,000	$3,390,000

Deferred tax asset valuation allowance	$(4,860,000)	$(3,390,000)

At December 31, 2006, the Company has net operating loss carryforwards of approximately $14,290,000 from U.S. operations, which expire in the years 2017 through 2026. The change in the allowance account from December 31, 2005 to December 31, 2006, was approximately $1,470,000.

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurement.” Management does not expect the adoption of this statement to have a material impact on its consolidated financial position or results of operations when FAS 157 becomes effective, after November 15, 2007.

In February 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 155, “Accounting for Certain Hybrid Financial Instruments, an Amendment of FASB Standards No. 133 and 140” (hereinafter “SFAS No. 155”). This statement established the accounting for certain derivatives embedded in other instruments. It simplifies accounting for certain hybrid financial instruments by permitting fair value remeasurement for any hybrid instrument that contains an embedded derivative that otherwise would require bifurcation under SFAS No. 133 as well as eliminating a restriction on the passive derivative instruments that a qualifying special-purpose entity (“SPE”) may hold under SFAS No. 140. This statement allows a public entity to irrevocably elect to initially and subsequently measure a hybrid instrument that would be required to be separated into a host contract and derivative in its entirety at fair value (with changes in fair value recognized in earnings) so long as that instrument is not designated as a hedging instrument pursuant to the statement. SFAS No. 140 previously prohibited a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for fiscal years beginning after September 15, 2006, with early adoption permitted as of the beginning of an entity’s fiscal year. Management does not expect the adoption of this statement to have a material impact on its consolidated financial position or results of operations.

STERLING MINING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006

In May 2005, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections,” (hereinafter “SFAS No. 154”) which replaces Accounting Principles Board Opinion No. 20, “Accounting Changes,” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements – An Amendment of APB Opinion No. 28.” SFAS No. 154 provides guidance on accounting for and reporting changes in accounting principle and error corrections. SFAS No. 154 requires that changes in accounting principle be applied retrospectively to prior period financial statements and is effective for fiscal years beginning after December 15, 2005. Management does not expect the adoption of this statement to have a material impact on its consolidated financial position or results of operations.

In March 2005, the Financial Accounting Standards Board issued FASB Interpretation No. 47 “Accounting for Conditional Asset Retirement Obligations – an Interpretation of SFAS No. 143,” (hereinafter “FIN No. 47”). FIN No. 47 provides clarification of the term conditional asset retirement obligation as used in paragraph A23 of SFAS No. 143, “Accounting for Asset Retirement Obligations.” SFAS No. 143 applies to legal obligations associated with the retirement of a tangible long-lived asset, and states that an entity shall recognize the fair value of a liability for an asset retirement obligation in the period in which it is incurred if a reasonable estimate of fair value can be made. The term conditional asset retirement obligation refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and/or method of settlement. Thus, the timing and/or method of settlement may be conditional on a future event. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. Management does not believe the adoption of this statement impacts these consolidated financial statements. However, recognition of asset retirement obligation liabilities may become necessary in the future.

In December 2004, the Financial Accounting Standards Board issued SFAS No. 153, “Exchanges of Nonmonetary Assets, an Amendment of APB Opinion No. 29.” (hereinafter “SFAS No. 153”). The guidance in APB Opinion No. 29, “Accounting for Nonmonetary Transactions,” is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in APB Opinion No. 29, however, included certain exceptions to that principle. SFAS No. 153 amends APB Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for nonmonetary asset exchanges in fiscal periods beginning after June 15, 2005. Management does not expect the adoption of this statement to have a material impact on its future consolidated financial position or results of operations, based upon the Company’s history of transactions and exchanges of property.

Reclassification

Certain amounts from prior periods have been reclassified to conform to the current period financial statement presentation. This reclassification has not resulted in changes to the Company’s accumulated deficit or net losses presented.

Revenue Recognition Policy

Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable, no obligations remain and collectibility is considered probable. The passing of title to the customer is based on terms of sales contracts. Revenues from leases are recognized when realized and earned according to the lease provisions and receipt of the lease payments. The Company recognizes revenue from coin sales when title passes, which is typically when cash is received in exchange for the coins. When the Mexican subsidiary sells precipitate, revenue is recognized when payment is reported by the refining plant. Advance payments are recorded as deferred revenue.

STERLING MINING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006

Stock-Based Compensation

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (R), “Share-Based Payments.” The Company has adopted this statement, as previously discussed.

Treasury Stock

The Company may endeavor to reacquire common stock from shareholders. When such stock is reacquired, it is cancelled and is no longer considered outstanding.

NOTE 3 – MARKETABLE SECURITIES AND INVESTMENTS

Investment in Securities

The Company’s investment portfolio consists primarily of small-cap mining stocks, options and warrants.

The Company’s investments in securities are classified as either trading, held to maturity, or available-for-sale in accordance with Statement of Financial Accounting Standards No. 115. During the years ended December 31, 2006 and 2005, the Company did not own any securities classified as trading or held to maturity, but did own securities classified as available-for-sale. Available-for-sale securities consist of equity securities not classified as trading securities or as securities to be held to maturity. Unrealized holding gains and losses, net of tax, on available-for- sale securities are reported as a net amount in a separate component of other comprehensive income. Gains and losses on the sale of available-for-sale securities are determined using the average cost method and are included in earnings. The Company uses the average cost method to determine the gain or loss on investment securities held as available-for-sale, based upon the accumulated cost bases of specific investment accounts.

Certain “long-term investments” are in companies with very limited volume and stable trading prices. Thus, fair market values tend to shift only fractionally. Other investments are in options and warrants, which are recorded at fair market value, calculated using a conventional Black Scholes pricing model. Assumptions made in estimating the fair value include the risk-free interest rate, volatility and expected life. In 2006, the volatility ranged from 47% to 158%. Expected life used was the number of days to expiration. The risk-free interest rate used was the Federal Reserve Board’s risk-free rate most closely corresponding to the option or warrant lifetime. On the Company’s balance sheet, short-term available for sale securities are classified as “marketable securities.” Long-term available-for-sale securities and other investments are classified as “investments.”

STERLING MINING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006

The changes in marketable securities, long-term investments, and investments-other during the twelve months ended December 31, 2006 and 2005, are as follows:

12 Months ended December 31, 2006	Fair Value at Dec. 31, 2005	Plus Purchases	Less Sales at Cost	Plus (Less) Unrealized Gain (Loss)	(Less) Impairments	Fair Value at Dec 31, 2006
Investments Long-Term	$335,389	$33,875	$(14,666)	$77,732	$—	$432,329
Investment in Chester Mining Company	46,150	2,775,585	—	(14,942)	—	2,808,238
Investments Other	343,314	125,393	(108,081)	(10,702)	—	349,924

Total-Investments	724,853	2,934,853	(122,747)	53,533	—	3,590,491
Marketable Securities	288,715	282,641	(106,260)	388,327	(62,908)	790,514

Total-Marketable Securities and Investments	$1,013,568	$3,217,494	$(229,008)	$440,393	$—	$4,381,005

12 Months ended December 31, 2005	Fair Value at Dec. 31, 2004	Plus Purchases	Less Sales at Cost	Plus (Less) Unrealized Gain (Loss)	(Less) Impairments	Fair Value at Dec. 31, 2005
Investments Long-Term	$772,633	$388	$(742)	$(436,890)	$—	$335,389
Investment in Chester Mining Company	28,000	4,008	—	14,142	—	46,150
Investments Other	658,420	—	—	(156,454)	(158,652)	343,314

Total-Investments	1,459,053	4,396	(742)	(579,202)	(158,652)	724,853
Marketable Securities	666,241	46,525	(105,860)	(318,192)	(15,796)	288,715

Total-Marketable Securities and Investments	$2,125,294	$50,921	$(106,602)	$(878,736)	$(177,310)	$1,013,568

The value of the Company’s marketable securities and long-term investments increased during the period from December 31, 2005 to December 31, 2006, primarily due to the acquisition of shares in Chester Mining Company and also due to an increase in the market prices for small-cap stocks in the precious metals industry. Marketable securities increased by approximately $502,000 and long-term investments increased by approximately $97,000. The Company adjusts the value of its securities to current market prices at the end of each reporting period.

The value of the Company’s investment in Chester Mining Company increased to approximately $2.8 million during 2006. Sterling owns approximately 43% of the voting shares of Chester Mining Company’s common stock issued and outstanding at December 31, 2006. The difference between the carrying value of the investment in Chester and the underlying equity in the net assets of Chester Mining Company is $1,781,085. Consequently, management considers $ 1,781,085 of its investment in Chester to be goodwill. Management has evaluated the investment in Chester Mining Company and does not consider it to be impaired.

The value of other investments which include stock purchase options and stock purchase warrants also increased during the period from December 31, 2005 to December 31, 2006 by approximately $7,000. The Company adjusts the balance of its options and warrants at the end of each reporting period using the Black-Scholes options pricing model. The values of these instruments are expected to decrease over time as their expiration dates approach. However, the valuations are subject to market prices, and there may be periods in which the values of certain instruments rise. During 2006, 1,080,380 warrants were acquired, 43,437 warrants were exercised, and 10,000 warrants expired.

NOTE 4 – PROPERTY AND EQUIPMENT

Equipment is recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets. The useful lives of equipment for purposes of computing depreciation are three to ten years.

STERLING MINING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006

The following summarizes capitalized equipment and accumulated depreciation:

	December 31, 2006	December 31, 2005
United States:
Land	$6,684,076	$—
Projects in progress	4,049,792	—
Mining equipment	411,059	411,059
Automobile	49,138	21,260
Office equipment	64,718	28,125
Other equipment	8,517	8,517

	11,267,301	468,961
Less: accumulated depreciation	(58,994)	(32,757)

	11,208,307	436,204

Mexico:
Office equipment	39,532	37,279
Crusher	413,346	—

	452,878	37,279
Less: accumulated depreciation	(13,609)	(5,635)

	439,269	31,644

Total :	$11,647,575	$467,848

Depreciation expense for the years ended December 31, 2006, 2005 and 2004, was $34,211, $21,881 and $15,038, respectively. The Company evaluates the recoverability of property and equipment when events and circumstances indicate that such assets might be impaired. The Company determines impairment by comparing the undiscounted future cash flows estimated to be generated by these assets to their respective carrying amounts, or other acceptable measures. Maintenance and repairs are expensed as incurred. Replacements and betterments are capitalized. The cost and related reserves of assets sold or retired are removed from the accounts, and any resulting gain or loss is reflected in results of operations.

NOTE 5 – MINERAL PROPERTIES

The Company conducts exploration activities on patented and unpatented mining claims, and where appropriate, seeks joint-venture partners to lease or sell such properties.

Sunshine Mine

On June 6, 2003, the Company leased the Sunshine Mine, which includes approximately 240 patented and unpatented mining claims and related infrastructure buildings and equipment. The property includes the Sunshine Mine and Mill and all of the proximate support buildings, including the shops, dry, assay office, mine office, warehouse, hoist house, compressor building and surface and underground equipment. The leased property also includes the ConSil Mine and Mill and related infrastructure buildings and equipment. The lease, with a term of 15 years, provides an option for the Company to purchase the property for an amount between $3 and $5 million, indexed to the price of silver. The Company issued two million shares of common stock, assumed certain property tax payments in arrears and made other cash payments to secure the lease. The Company pays a monthly lease fee of $10,000 per month and is subject to certain royalty interests payable to third parties when the mine is in production. There are no work

STERLING MINING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006

requirements included in the lease other than to comply with applicable laws and regulations. The Company is developing a plan to put the mine back into production and is concurrently engaging in surface exploration that has consisted of geochemical and geophysical studies and core diamond drilling. The Company has subsequently acquired by lease, several adjacent properties to the Sunshine Mine that are accessible from the underground workings of the mine.

Galena-East/West Claims

The Company owns, by right of location, 17 unpatented mining claims in the Coeur d’ Alene Mining District Region which are adjacent to the Galena Mine property of U.S. Silver. In 1996, a 20-year lease was signed on the claim group which requires payment to the Company of an annual royalty of $4,200 and a 15% net profit interest.

Chester Group of Mining Claims

On February 4, 2004, the Company leased the Chester Group which consists of nine patented mining claims and a  1/3 interest in four other patented mining claims that are adjacent to the mining claims of the Sunshine Mill. The lease term is for 25 years and is renewable for an additional 25 years. The lease is subject to an advance royalty payable by the Company of $600 per month until such time as a royalty of 4% on net returns or a royalty of 20% of net profits is payable. The Company is also obligated by the lease to issue to Chester Mining Company 50,000 shares of restricted Sterling Mining Company common stock on each anniversary date that the lease is in effect. In 2006, the Company acquired an ownership of 43% of Chester’s voting stock, giving Sterling significant influence in Chester Mining Company. In 2006, the Company began using the equity method to account for its investment in Chester.

JE Prospect

On January 15, 2003, the Company signed a lease on the JE Prospect covering 220 acres in northwest Montana. Pursuant to the agreement, in year 1 of the lease the Company located 17 claims covering an additional 340 acres. The lease payment schedule is as follows:

•	$1,000 upon execution of the agreement, and upon 30 day and 10 month anniversaries

•	$12,500 by October 31, 2007 and $15,000 by October 31, 2008

•	$20,000 per year on all subsequent October 31st dates

A production royalty of 2% gross returns will be paid to lessors on the total dollar value of the sales price of metals recovered from the property. During years 1-10 of the agreement, 0.5% of the aforementioned production royalty may be bought by the Company for $500,000. The remaining 1.5% royalty will remain effective through the life of the agreement, unless another buyout is negotiated. In year 2 of the lease, there is no work commitment other than the minimum requirement for claim maintenance unless the Company elects to withdraw from the project. In year 3, the Company is obligated for one drill hole, a minimum of 1,200 feet deep. In years 4 through 10, the Company is required to do a minimum of 1,000 feet of drilling per year.

During 2006, the Company entered into an option agreement with Silver Fields (formerly Red Lake Resources) regarding the JE prospect. Under the terms of the agreement, Silver Fields may earn a 75% interest in the property for cash payments totaling US $300,000, the issuance of 500,000 common shares of Silver Fields common stock to Sterling and $600,000 work commitment for exploration during the next three years. Sterling will retain a 25% interest and a 2.5% net smelter return. After Red Lake has completed its earn-in, Sterling may maintain or increase its 25% carried interest by participating in future exploration and development.

STERLING MINING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006

Merger Mines Mining Claims

The Company leased the Merger Mines group of thirty five patented mining claims that are adjacent to the mining claims of the Sunshine Mine on July 6, 2004. The lease term is for 25 years and is renewable for an additional 25 years. The lease is subject to an advance royalty payable by the Company of $2,500 per year until such time as a royalty of 5% on NSRs is payable. The advance royalty increases to $5,000 per year at the beginning of the sixth year, increases to $7,500 per year at the beginning of the eleventh year, and increases to $10,000 at the beginning of the twenty-first year. The Company also issued to Merger Mines Corporation 20,000 shares of restricted Sterling Mining Company common stock as required by the lease at the beginning of the lease term. The Company is required to perform certain exploration activities during the first 18 months with minimal costs to be incurred of $25,000, during the second 18 months with minimal costs to be incurred of $100,000, and following the first 36 months a minimum of $25,000 per year.

Metropolitan Mines Mining Claims

The Company leased on September 16, 2004 the Metropolitan Mines Corporation’s group of forty unpatented mining claims and Metropolitan’s partial interest in two patented claims that are adjacent to the mining claims of the Sunshine Mine. The Company also conveyed to and leased back from Metropolitan Mines Corporation 37 unpatented mining claims. The lease term is indefinite until cancelled. The lease is subject to an advance royalty payable by the Company of $1,000 per month until such time as ore is produced from the Metropolitan property. Net proceeds, when ore is produced, are to be split between Metropolitan (16% or 50%) and the Company (84% or 50%) depending upon the location of the production. Metropolitan Mines Corporation also delivered 200,000 shares of their restricted common stock to the Company as part of the aforementioned lease transactions.

Mineral Mountain Mining Claims

The Company leased the Mineral Mountain Mining and Milling Company group of four patented mining claims that are adjacent to the mining claims of the Sunshine Mine on February 25, 2004. The lease term is for 25 years and is renewable for an additional 25 years. The lease is subject to an advance royalty payable by the Company of $3,600 per year until such time as net profits royalties of 3% are payable. The Company also issued to Mineral Mountain 30,000 shares of restricted Sterling Mining Company common stock as required by the lease at the beginning of the lease term.

Northwest Montana Group Claims (“Timberline Resources”)

The Company leased four groups of unpatented mining claims located in Lincoln and Sanders Counties in Western Montana from Timberline Resources Corporation. Each claim group has the potential to host stratabound silver/copper deposits in the favorable Revett rock formation. The Lucky Luke Claim Group consists of twenty unpatented mining claims in Sanders County, the Standard Creek Claim Group consists of twenty nine unpatented mining claims in Lincoln County, the Minton Pass Claim Group consists of twenty unpatented mining claims in Sanders County, and the East Bull Claim Group consists of twenty six unpatented mining claims in Lincoln County, Montana. The lease was dated November 26, 2004, has a term of 20 years and is renewable for an additional twenty years. The lease is subject to an advance royalty of $5,000 for each of the above claim groups that remain subject to the lease on June 1 of each year beginning in 2007. The Company will be obligated for a payment of $20,000 on June 1, 2007 if it then continues to hold by lease all four groups. Consideration provided to Timberline by the Company consisted of recognizing as paid a $65,500 receivable, and a cash payment to Timberline of $19,600.

Rock Creek

The Company leased twenty six unpatented claims and one patented claim. The Rock Creek (Idaho) lease was signed by the Company on March 1, 2006, with a term of 25 years, with a 25% net profits royalty and an advance minimum royalty of $500 per month applied against net profits royalty when operational. Contained within the lease is a work commitment of $50,000 per every 5-year period. As part of the lease transaction, the Company issued to Rock Creek 20,000 shares of Sterling stock and 500,000 Rock Creek shares were issued to Sterling. Sterling is obligated to pay all future taxes relating to the leased property and Sterling may cancel the lease with 30 days notification.

STERLING MINING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006

Other U.S. Exploration Prospects

The Company has numerous exploration prospects held by ownership, lease or lease option in the states of Idaho and Montana comprising over 4,000 acres of unpatented mining claims. Generally mining properties are leased for 10 to 25 year terms with a net smelter return of 1% to 2%, or an operating profit interest up to 50% due to the owner. Owned properties are unpatented mining claims subject to the paramount title of the federal government, subject to annual work requirements and annual fees.

Sterling Mining De Mexico, S.A. De C.V. Properties

The Company formed Sterling Mining De Mexico, S.A. De C.V. in February, 2004, to engage in the exploration and exploitation of silver minerals in Mexico. Sterling Mining De Mexico is a 99% owned subsidiary of Sterling Mining Company. As of December 31, 2006, the Company had invested approximately $4.33 million USD in its Mexican subsidiary, of which a significant portion has been used to lease and construct the Barones plant and acquire the following silver bearing mineral concessions and leases near the plant.

These properties include:

Barones Lease

The Barones property is located approximately three kilometers northeast of the city of Zacatecas, in the state of Zacatecas, Mexico. The Barones project consists of a vat leach plant for the treatment of silver bearing tailings at the plant site and silver bearing minerals from other properties near the site. The property consists of approximately five hectares (12 acres). The lease agreement requires payments of 50% of net profits up to a maximum of $4.55 million USD. Payments are in shares of the Company’s common stock at a price of $10.00 USD per share.

San Acacio Lease

The San Acacio lease is located approximately five kilometers northeast of the City of Zacatecas and two kilometers from the Barones Plant. The property consists of approximately ten exploitation concessions containing approximately 745 hectares (1,840 acres).

Other Mexico Mineral Concessions

Sterling Mining De Mexico, S.A. De C.V. holds several exploration mineral concessions that are situated approximately 60 kilometers to the southeast of the city of Zacatecas. These include the Tesorito Group, the Esperanza Group, the La Aventurera Group and the Bolshoi. These properties comprise approximately 5,000 hectares (12,350 acres). Properties include La Blanca, Cuauhtemoc, Bilbao, Arturo, La Leona, Pinos, and Pico de Treyo.

In 2006 the Company entered into an agreement with Silver Fields (formerly Red Lake Resources) regarding the Bolshoi property. Silver Fields has the right to earn a 100% interest in the Bolshoi Property. The agreement requires Red Lake to make total payments to Sterling of $75,000 USD, issue 400,000 shares, and complete $300,000 USD in exploration over a period of 3 years. The property is subject to a royalty of 2.5% of net smelter returns. This agreement has since expired.

The Company entered into an agreement with Chester Mining Company regarding the Tesorito Group. The Company sold 50% of its interest in the Tabasquena Mine (Tesorito) in Mexico for 600,000 restricted common shares of Chester Mining Company, as disclosed in the Company’s Form 10-Q filed on November 15, 2006.

STERLING MINING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006

NOTE 6 – RELATED PARTY TRANSACTIONS

During the fourth quarter of 2006, the Company received loans from various related parties. All loans were paid in full by December 31, 2006.

In December of 2006, the mine manager of the Mexican subsidiary purchased in advance three lots of precipitate. The terms of the sale are identical to the terms of sales to the refinery.

NOTE 7 – COMMON STOCK

During the year ended December 31, 2006, the Company issued 6,400,149 shares of common stock as follows; 4,180,401 shares with warrants attached for cash of $11,869,099, 400,000 shares in exchange for equity investments; 190,000 shares for land; 6,000 shares for services; 290,000 shares for leases and equipment; 296,530 shares for commissions; 288,594 shares upon the conversion of debentures; 683,108 shares upon the exercise of options; 17,500 shares upon the exercise of $4.00 warrants and miscellaneous equity adjustments of 48,016 shares.

During the year ended December 31, 2005, the Company issued 325,000 shares of common stock for cash proceeds of $650,000; issued 82,300 shares of common stock for services valued at $272,950 and issued 151,500 shares of common stock for lease expenses valued at $592,275. Additionally, the Company issued 1,470,477 shares of common stock with attached warrants for total cash proceeds of $3,592,000. These warrants were valued at $577,754. The Company issued 69,444 shares of common stock upon the exercise of warrants for cash proceeds of $208,332 and issued 387,167 shares of common stock upon the exercise of stock options for cash proceeds of $260,770.

During the year ended December 31, 2004, the Company issued 523,125 shares of common stock for cash of $1,688,119, issued 24,397 shares of common stock for accrued expenses valued at $24,199, issued 42,598 shares of common stock for services valued at $257,486, issued 80,000 shares of common stock for securities investments of $1,013,500, and issued 30,000 shares of common stock for lease expenses valued at $219,200. Additionally, the Company issued 2,234,672 shares of common stock upon the exercise of warrants valued at $537,918 and the receipt of $1,696,769; issued 672,809 shares of common stock upon the exercise of stock options valued at $338,862 and the receipt of $504,607; and retired 100 shares of purchased common stock valued at $1,000.

NOTE 8 – STOCK OPTIONS

On April 16, 1999, the Company’s board of directors approved a stock option plan. The number of shares eligible for issuance under the plan is to be determined by the Company’s board of directors.

During the year ended December 31, 2006, 683,108 stock options were exercised for cash proceeds of $512,331. There were no stock options granted during 2006.

During the year ended December 31, 2005, 347,693 stock options were exercised for cash proceeds of $260,770. There were no stock options granted during 2005.

During the year ended December 31, 2004, the Company granted 100,000 options with an exercise price of $6.00 and an expiration date of June 6, 2006 for consulting services. The fair value of the options was estimated on the date of issuance at $517,690 using the Black-Scholes option pricing model. The following assumptions were made in estimating the options’ fair value: a risk free interest rate of 2.70%, volatility of 154.22%, an expected life of 2 years, and no dividend yields. Also, during the year ended December 31, 2004, 424 options valued at $93 expired and 672,809 options were exercised for cash of $504,607.

At December 31, 2006, the Company had 25,000 options at $0.75 outstanding with an expiration date of June 6, 2008.

STERLING MINING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006

Following is a summary of stock option activity during the years ending December 31, 2004, 2005 and 2006:

	Shares	Weighted Average Exercise Price
Options outstanding at December 31, 2003	1,821,700	$0.75
Granted	100,000	6.00
Exercised	(672,809)	0.75
Expired	(424)	0.75
Purchased from option holders	(65,000)	0.75

Options outstanding at December 31, 2004	1,183,467	1.19

Granted	—	—
Exercised	(347,693)	0.75
Expired	—	—

Options outstanding at December 31, 2005	835,774	1.38

Granted	—	—
Exercised	(683,108)	0.75
Expired	(127,666)	4.86

Options outstanding at December 31, 2006	25,000	$0.75

NOTE 9 – COMMON STOCK WARRANTS

During the year ended December 31, 2006, the Company granted 5,205,408 warrants with exercise prices ranging from $2.60 to $8.42 and expirations at various dates through 2008. The total value of the warrants was $3,795,636 as determined by a Black Scholes pricing model.

During the year ended December 31, 2005, the Company granted 1,018,317 common stock warrants with exercise prices ranging from $2.25 to $5.00 and expirations at various dates through 2008. The total Black Scholes value of the warrants issued was estimated at $577,754. During 2005, the Company cancelled 150,000 previously issued warrants. These warrants were replaced with 100,000 warrants at a reduced exercise price and a prolonged exercise term. Based upon a comparison of the fair value of the modified award with the fair value of the award immediately before the modification, an adjustment was deemed unnecessary.

During the year ended December 31, 2004, the Company granted 374,178 common stock warrants with exercise prices ranging from $1.93 to $7.00 and expirations at various dates through 2008. The total value of the warrants issued was estimated at $834,300.

STERLING MINING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006

Following is a summary of stock warrant activity for the years ended December 31, 2005 and 2006:

	Common Shares Under Warrants	Exercise Price Per Share	Fair Value Per Share At Grant Date	Expiration Date
Outstanding at December 31, 2004	500,889	$5.43	$3.50 - $13.40	1/05 - 5/08

Warrants issued in connection with sale of common stock	1,018,317	$3.03	$2.25 - $5.00	3/06 - 2/08
Warrants issued as replacement for cancellation	100,000	$3.50	$3.60	2/07
Warrants exercised	(69,444)	$3.00	$3.00	1/07
Warrants expired	(256,445)	$1.00	$3.00 - $7.00	6/05 - 9/05
Warrants cancelled	(150,000	$7.00	$2.12	2/07

Outstanding at December 31, 2005	1,143,317	$3.12	$2.25 - $7.00	2006-2008

Warrants issued in connection with sale of common stock	5,205,408	$4.67	$3.50-$8.42	2007-2008
Warrants exercised	(17,500)
Warrants expired	(113,000)	$4.73	$0.03-$1.97	2006

Outstanding at December 31, 2006	6,218,225	$4.09	$0.14-$5.40	2007-2008

The weighted average fair value of warrants granted during the years ended December 31, 2006 and 2005 was $0.70, and $0.47.

STERLING MINING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006

NOTE 10 – COMMITMENTS AND CONTINGENCIES

Mineral Leases

The Company has secured leases of several mineral properties. Each of the leases is subject to lease payments as shown in the table below:

Mineral Leases	Production Royalties Payable (1)	2007 Annual Lease Fees
Barones Concession (2)	Yes	$—
Chester Claim Group (3)	Yes	7,200
J.E. Prospect	Yes	12,500
Jestec	Yes	15,000
Merger Mines Claim Group	Yes	2,500
Metropolitan Mines Claim Group	Yes	12,000
Mineral Mountain Claim Group	Yes	3,600
Montana Revett Claim Group (4)	Yes	—
San Acacio Concession (5)	Yes	150,000
Sunshine Mine and Infrastructure, ARI lease	Yes	120,000
Timberline Resources	Yes	20,000
Rock Creek-Idaho	Yes	6,000

(1)	All leases are subject to production royalties.
(2)	$375,000 in cash and $100,000 in the Company’s common stock were prepaid in 2004 to apply to the life of the Barones lease of 225 months. There are no annual lease fees.
(3)	The Chester Claim Group lease also requires an annual payment of 50,000 shares of the Company’s common stock.
(4)	Montana Revett Claim Group annual lease fee of $20,000 commences on June 1, 2007.
(5)	San Acacio production royalties are not payable to lessor, but are payable to third parties.

Other Leases

The Company has entered into a lease for office space near the Sunshine Mine site at $1,250 per month through September 2007. The Company has entered into a lease for office space in Coeur d’Alene, Idaho for $902 from December 2006 through November 2007.

The Company’s future obligations under mineral and office space operating lease agreements are as follows:

Year Ending:
December 31, 2007	$405,176
December 31, 2008	425,176
December 31, 2009	450,176
December 31, 2010	450,176
December 31, 2011	450,176

Total minimum lease payments	$2,180,880

STERLING MINING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006

Compliance with Environmental Regulations

The Company is subject to a variety of federal, state and local statues, rules and regulations designed to protect the quality of the water and air, and threatened or endangered species, in the vicinity of many of its mining operations. These regulations include “permitting” or pre-operating approval requirements designed to ensure the environmental integrity of a proposed mining facility, operating requirements to mitigate the effects of discharges into the environment during mining operations, and reclamation or post-operation requirements designed to remediate the lands affected by a mining facility. The Company is investigating the necessary environmental requirements and any bonding necessary to comply with the regulations.

Employment Agreements

During 2004, a key employee was granted a severance pay agreement that is effective through January 1, 2014, and another key employee was granted a severance pay agreement effective through January 31, 2009. These agreements provide compensation to the employees in the event of termination of employment at various compensation levels, depending upon the reason for termination. The maximum termination compensation payable to one employee is $250,000. The maximum termination compensation payable to the other employee was raised from $350,000 to $600,000 effective January 28, 2005.

During 2005, two additional key employees were hired by the Company. Both key employees have employment agreements and received shares of common stock.

Contingent Liabilities

The Company has been named in legal proceedings. Management has not recorded a contingent liability for the following reasons:

As initially reported in our report on Form 10-Q for the quarter ended June 30, 2006, in September 2005 James D. Christianson and a small group of shareholders affiliated with Mr. Christianson filed a lawsuit against two directors of the Company, Carol Stephan and Ray De Motte, in the United States District Court, Western District of Washington at Tacoma, Case No. CV05-5590 RBL. The plaintiffs requested permission to amend the original complaint to add claims against the Company. During the second quarter of 2006 the motion was approved and the Company was added as a party. The Company subsequently filed a motion to dismiss the complaint on the grounds that the complaint fails to state a viable claim against Sterling Mining even if the alleged facts are taken as true, which motion is pending. In a separate motion, a director moved to change the venue of the lawsuit from Washington to Idaho, which motion was granted September 21, 2006. Trial is scheduled to begin June 10, 2008, in the United States District Court for the District of Idaho, Case No. CV06-429-N-EJL. The Company and the other parties have been ordered by the Court to attend mediation to attempt to voluntarily resolve the claims asserted in this matter.

The Company does not consider the matter to be material. Management believes that the case is without merit and that any liability resulting from the case is neither estimable nor probable. The Company intends to aggressively defend itself in this matter unless an acceptable settlement can be achieved. If the litigation does proceed, the Company intends to assert counterclaims against Mr. Christianson alleging, among other things, that Mr. Christianson made certain material misrepresentations and omitted material information in conjunction with soliciting the purchase of Company stock, and engaged in other conduct to the Company’s detriment.”

STERLING MINING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006

Other Taxes

The Company assumed certain property taxes in arrears as part of the Company’s obligation in the lease of the Sunshine Mine. The Company has paid property taxes in arrears for the years 1999 through 2004. Estimated tax liabilities including penalties and interest outstanding at December 31, 2006 are shown below:

Tax Year:
2005	$37,762
2006	38,400
Accrued Penalties and Interest	5,378

Balance, December 31, 2006	$81,540

The Company has corrected some earlier payroll tax and information returns, and has accrued a liability for taxes and penalties that may result from the underpayment of those taxes. There may be other penalties the Company has not sufficiently provided for, and the Company expects to pay those penalties if they are assessed. Any further assessments are not expected to be material to the Company and its estimates.

STERLING MINING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006

NOTE 11– SEGMENT REPORTING

The Company began developing in two business segments during 2004. One segment is the exploration and mining segment in the United States of America. The Company engages in the acquisition and exploration of mineral properties in the U.S. in this segment and is preparing the Sunshine mine for production. The Company’s other segment is the Mexico segment, which includes the Company’s 99% owned subsidiary Sterling Mining De Mexico, S.A. De C.V. The Mexico segment engages in the acquisition and exploration of mineral properties in Mexico and has been operating the Barones tailings project since mid-year 2005. The Company’s objective in each segment is to place those properties that can be operated at a profit into production.

The following table presents information about reportable segments for the twelve months ended December 31, 2006, 2005 and 2004, respectively:

	2006	2005	2004
Revenues:
United States	$58,359	$50,556	$62,873
Mexico	829,165	441,160	—

Total	$887,524	$491,716	$62,873

Income (loss) from operations
United States	$(5,756,871)	$(3,423,413)	$(3,795,756)
Mexico	(811,561)	(832,198)	(1,205,619)

Total	$(6,568,432)	$(4,255,611)	$(5,001,375)

Net Income (Loss)
United States	$(4,318,339)	$(3,537,508)	$(4,298,956)
Mexico	(912,056)	(1,011,449)	(1,230,751)

Total	$(5,230,395)	$(4,548,957)	$(5,529,707)

Identifiable Assets:
United States	$19,616,336	$2,833,503	$3,015,872
Mexico	1,304,031	822,003	665,975

Total	$20,920,367	$3,655,506	$3,681,847

Capital Expenditures:
United States	$10,752,510	$27,899	$22,987
Mexico	461,428	368	17,937

Total	$11,213,938	$28,267	$40,924

STERLING MINING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006

NOTE 12 – NOTES PAYABLE

At December 31, 2006, the Company had three notes payable as follows: $400,000 to Western Continental for a land purchase, $50,000 to Diversified Machine Technology for a land purchase and $83,694 to Microsoft Corporation for the purchase of computer hardware and software. Notes payable-current portion on the balance sheet is $13,931, the current portion of the Microsoft note. Notes payable-long term on the balance sheet is $519,763, the sum of the $400,000 Western Continental note, the $50,000 DMT note and $69,733, the long-term portion of the Microsoft note.

The notes payable have the following terms: The Western Continental note has a 7.25% interest rate, monthly interest payments of $2,417 and payment of the principal is due in full on November 6 of 2008. The DMT note has a maturity date of October 6, 2008, when the principal is due in full. The Microsoft Note has monthly payments of $50.00 per month for six months and then $2,803.05 for the succeeding 36 months. Interest and principal are scheduled to be paid in full on July 1, 2010. Each note is collateralized by the asset acquired.

STERLING MINING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006

NOTE 13 – SUBSEQUENT EVENTS

Investments

The Company made final payment of $3.9 million on January 22, 2007 to acquire the Big Creek tailings pond facility that the Company intends to use in conjunction with managing waste water from the Sunshine Mine and the operation of the ore concentrating mill for the mine. On January 23, 2007, the Company received the title documents and related instruments pertaining to the tailings pond property.

Financing

On January 18, 2007, the Company closed an $8,498,500 USD private placement offering to institutional and accredited investors consisting of 3,695,000 units at a price of $2.30 USD per unit. Each unit is comprised of one common share of Sterling and one common share purchase warrant. Each warrant is exercisable for one common share at an exercise price of $4.25 USD for 24 months following the closing date of the offering. Five of the investors are located in Canada and one in the United States. The shares of common stock, warrants, and common stock underlying have not been registered under the Securities Act of 1933, or any state securities laws, and unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws. The shares of common stock sold to the purchasers and the shares underlying the warrants will be registered for resale on a registration statement to be filed by Sterling in the United States. The offering was completed on a best-efforts basis with Blackmont Capital Inc. and TD Securities Inc. of Toronto, Canada, engaged as co-agents. In connection with the private placement, Sterling paid a cash commission of 7% of the gross proceeds of the private placement, and issued non-transferable compensation options to purchase 258,650 of units (equal to 7% of the units sold under the private placement), exercisable at $2.30 USD per unit for a period of 18 months after the closing date of the offering.

On February 20, 2007, the holder of 25,000 options, issued at $0.75 in 2003, exercised the options leaving the Company with no further outstanding options.

Joint Venture

In February 2006, the Company signed a letter of intent and is considering entering into a joint venture with Source Minerals of Vancouver, Canada regarding mining at the San Acacio property in Mexico. Source Minerals is a related party because one of Sterling’s directors is a director of Source Minerals.

Prospective investors may rely only on the information contained in this prospectus. Neither Sterling Mining nor any selling security holder has authorized anyone to provide prospective investors with information different from that contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy the shares in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of the shares.

STERLING MINING COMPANY

26,359,633 Shares

Common Stock

PROSPECTUS

September 5, 2007